Form 10-K405, Exhibit 13
period 1996-12-31
FIRST NATIONAL CORP /VA/
filed 1997-03-25
CIK 719402

[FIRST NATIONAL LOGO HERE]

                                 FIRST NATIONAL
                                  CORPORATION
                         --------------------------------
                            NINETY YEARS OF SERVICE




                               1996 ANNUAL REPORT

                         --------------------------------

Shareholder Information
--------------------------------------------------------------------------------
COMMON STOCK
First  National  Corporation's  common  stock is traded on the  over-the-counter
(OTC) market and quoted in the NASDAQ (National Association of Securities Dealers Automated Quotations) National Market System Bulletin Board where our symbol is FXNC.

PURCHASES AND SALES
To buy or sell First National stock please contact Scott & Stringfellow in Winchester, Virginia at 800-476-9847; Harrisonburg, Virginia at 800-476-3547; Richmond, Virginia at 800-446-7075.

COPIES OF FORM 10-K
Copies of First National Corporation's Annual Report to the Securities and Exchange Commission on Form 10-K may be obtained by shareholders at no charge by writing:

Harry S. Smith
Vice President and Secretary
First National Corporation
112 West King Street
Strasburg, Virginia 22657

STOCK TRANSFER AGENT AND REGISTRAR
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948

DIVIDEND REINVESTMENT
Registered holders of First National Corporation stock are eligible to participate in the Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of First National Corporation common stock. For an information and authorization form or to receive additional information on this plan, contact: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 800-368-5948.

SHAREHOLDER INFORMATION
For additional information, contact:

Debbie Bly
First National Corporation
112 West King Street
Strasburg, Virginia 22657
800-465-8515

INDEPENDENT AUDITORS
Yount, Hyde & Barbour, P.C.
Post Office Box 2560
Winchester, Virginia 2260

--------------------------------------------------------------------------------

                                                    Financial  Highlights [LOGO]
--------------------------------------------------------------------------------
                                     1996                 1995         % Change

For the Year
   Total Operating Income       $  11,481,185       $   10,746,117         6.8
   Total Operating Expense         10,026,919            9,431,569         6.3
   Net Income                       1,454,266            1,314,548        10.6
   Cash Dividends Declared            540,872              462,642        16.9

Year End
   Assets                       $ 141,224,922         $132,321,200         6.7
   Deposits                       123,984,231          115,905,907         7.0
   Stockholders' Equity            14,837,194           13,907,995         6.7
   Net Loans                       98,421,131           85,985,960        14.5

Per Share
   Book Value                          $19.16               $18.02         6.3
   Net Income                            1.88                 1.70        10.6
   Cash Dividends Declared                .70                  .60        16.7

                                [Bar Chart Here]
                                   NET INCOME
                                 Percent Change

                92          93          94           95         96
            1,368,222   1,374,444   1,041,150    1,314,548   1,454,266
              17.0         0.5        -24.2         26.3       10.6



                                [Bar Chart Here]
                                     ASSETS
                                 Percent Change

                92          93          94            95         96
           105,155,921  109,701,634 122,008,083  132,321,200  141,224,922
                4.3        4.3         11.2           8.5        6.7


                                [Bar Chart Here]
                                    DEPOSITS
                                 Percent Change

                92           93          94            95         96
            89,652,633   96,757,778  106,129,405  115,905,907  123,984,231
              -0.4          7.9          9.7          9.2         7.0


                                [Bar Chart Here]
                              STOCKHOLDERS' EQUITY
                                 Percent Change

                92           93          94            95          96
            11,268,221   12,297,397   12,135,385   13,907,995   14,387,194
              11.7          9.1         -1.3         14.6         6.7



                                [Bar Chart Here]
                                   NET LOANS
                                 Percent Change

                92           93          94            95          96
            65,824,657   61,122,696   75,674,087   85,985,960   98,421,131
               7.4         -7.1         23.8          13.6        14.5

Market Information 1996
--------------------------------------------------------------------------------

                      Quarter  Transactions  Shares Traded     High      Low
                        1st         34          24,800        $21.00   $19.25
                        2nd         26          10,800        $22.00   $20.25
                        3rd         19           6,700        $22.50   $20.75
                        4th         29           5,500        $21.50   $21.25

[LOGO]  To Our Shareholders, Customers and Friends
--------------------------------------------------------------------------------
WE HAVE JUST COMPLETED A YEAR OF RECORD BANK PROFITABILITY. First National Corporation and First Bank set new records for earnings, growth and total return to shareholders during 1996. Earnings for the year topped $1,450,000, equating to $1.88 per share compared to $1.70 per share for 1995, for an increase of 10.6%. Our dividend to shareholders was increased from $.60 per share to $.70 per share for a 16.7% increase. Our asset growth was led by an impressive loan growth of $12.4 million or 14.5%, and our deposits grew by $8 million representing a 7% increase. As can be noted, our total assets exceeded $141.2 million as of year end.

AS WE REFLECT ON THE COMPANY'S ACCOMPLISHMENTS over the past twelve months, it is important to remember that financial statements are a "snapshot" frozen in time. We are strong in every sense of the word. Every day brings new challenges and changes in how we do business. We know that we cannot dwell on our accomplishments but need to give our attention to future goals.

OUR INDUSTRY IS STRONG but continues to grapple with the technological revolution sweeping through our nation. This affects how we do our day to day banking here in the Northern Shenandoah Valley.

DOUGLAS C. ARTHUR WAS ELECTED VICE CHAIRMAN of the Board in 1996, to fill a vacancy created by the untimely passing of Donald E. Sager. Mr. Arthur has served our board since 1972.

WE HAD SOME POSITIVE DEVELOPMENTS with our stock during the year. Our shares are now listed on the OTC Bulletin Board, and five brokers make a market in our stock. Our symbol is FXNC. Your broker can presently give you a bid price and an asking price on the shares you own in First National Corporation. Our Dividend Reinvestment Plan continues to grow. The number of shareholders taking advantage of this plan, to easily obtain additional shares of our stock through reinvesting current dividends, increased during the year. Anyone on our management team will be happy to assist shareholders with this plan.

                                                                          [LOGO]

WE HAVE INVESTED IN THE FUTURE OF OUR BANK by adding many new products and services during the year. Our officer call program continues to be successful as is evidenced by our increased loan demand. This effort allows us to visit existing and potential new customers of our bank. We have implemented BankLine, allowing our customers to have 24 hour automated access to their checking accounts, savings accounts and loan information. We have opened PrimeVest Investment Center, located at our main office, whereby we offer a full range of investment products, including mutual funds, annuities, stocks, bonds, self directed IRA's and complete financial planning. We have offered two new successful checking accounts, "Hometown Checking" and "Fifty and Better," during the year. Our VISA Debit Card is now being offered, and we located our sixth ATM at Judd's Inc, in Strasburg for the exclusive use of their employees and guests. The first stage of our expansion program is near completion with the new addition at our main office, and we plan to be finished with the entire project in the second quarter of 1997.

OUR ONE BANK HOLDING COMPANY AND BANK CONTINUE TO RECEIVE THE HIGHEST RATINGS given by the Federal Reserve System and the Bureau of Financial Institutions. The successful results of our company are possible only because of the steadfast support of our shareholders, the advice and guidance of our Board of Directors, the diligent work of our employees, and the loyalty and patronage of our customers. Thank you to all who have contributed so much to make this organization one of the best in our Commonwealth.

/s/ Noel M. Borden                                [PICTURE]
------------------                       [Caption: Noel M. Borden
    Noel M. Borden                          Chairman of the Board]


/s/ Ronald F. Miller                              [PICTURE]
--------------------                     [Caption: Ronald F. Miller
    Ronald F. Miller                     President/Chief Executive Officer]

[LOGO]  Independent Auditor's Report
--------------------------------------------------------------------------------


To the Stockholders and Directors
First National Corporation
Strasburg, Virginia

   We have audited the accompanying consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our  opinion,  the  consolidated  financial  statements  referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 8, 1997



                                             Consolidated Balance Sheet   [LOGO]
--------------------------------------------------------------------------------

                     December 31                                                      1996                 1995



Assets               Cash and due from banks                                     $   3,510,451       $   4,314,015
                     Securities (fair value: 1996, $33,739,775 and
                      1995, $36,624,077) (Note 2)                                   33,742,045          36,618,534
                     Loans, net (Notes 3 and 4)                                     98,421,131          85,985,960
                     Bank premises and equipment (Note 5)                            3,320,025           3,089,402
                     Interest receivable                                               891,350             840,273
                     Other real estate                                                 803,808             803,808
                     Other assets (Note 9)                                             536,112             669,208
                                                                                  ------------        ------------
                               Total assets                                      $ 141,224,922       $ 132,321,200
                                                                                  ============        ============


Liabilities and      Liabilities
Stockholders'         Deposits:
Equity                  Noninterest bearing                                      $  14,408,746       $  12,946,216
                        Interest bearing                                           109,575,485         102,959,691
                                                                                  ------------        ------------
                              Total deposits (Note 6)                            $ 123,984,231       $ 115,905,907
                      Federal funds purchased                                          315,000             382,000
                      Long-term debt (Note 8)                                        1,481,424           1,500,000
                      Accrued expenses (Note 11)                                       607,073             625,298
                      Commitments and contingent liabilities (Notes 12 and 16)
                                                                                  ------------        ------------
                              Total liabilities                                  $ 126,387,728       $ 118,413,205

                     Stockholders' Equity
                      Common stock, par value $5 per share; authorized
                        2,000,000 shares; issued and outstanding 774,406 and
                        771,698 shares (Note 15)                                 $   3,872,030       $   3,858,490
                      Surplus                                                        1,132,638           1,090,461
                      Retained earnings (Note 10)                                    9,801,091           8,887,697
                      Unrealized gain on securities available for sale, net             31,435              71,347
                                                                                  ------------        ------------
                              Total stockholders' equity                         $  14,837,194       $  13,907,995
                                                                                  ------------        ------------
                              Total liabilities and stockholders' equity         $ 141,224,922       $ 132,321,200
                                                                                  ============        ============


                     See Notes to Consolidated Financial Statements.



[LOGO]  Consolidated Statements of Income
---------------------------------------------------------------------------------------------------------------------

                  Years Ended December 31                            1996                1995                 1994

Interest          Interest and fees on loans                   $    8,686,663       $   7,564,195       $   6,182,007
Income            Interest on federal funds sold                       98,316              56,714              58,644
                  Interest on deposits in banks                        24,626              12,644               1,158
                  Interest on investment
                   securities, taxable                                237,132             606,318             604,545
                  Interest and dividends on securities
                   available for sale:
                     Taxable                                        1,336,188            1,353,292          1,292,052
                     Nontaxable                                       383,185             289,889             254,887
                     Dividends                                         67,175              59,823              48,071
                                                                -------------        ------------        ------------
                            Total interest income              $   10,833,285       $   9,942,875       $   8,441,364
                                                                -------------        ------------        ------------

Interest          Interest on deposits (Note 6)                $    4,995,935       $   4,597,178       $   3,513,593
Expense           Interest on federal funds purchased                   2,799              24,577              13,662
                  Interest on Federal Home Loan Bank
                   advances                                            --                 105,644              77,037
                  Interest on long-term debt                           98,241               5,137                 625
                                                                -------------        ------------        ------------
                            Total interest expense             $    5,096,975       $   4,732,536       $   3,604,917
                                                                -------------        ------------        ------------
                            Net interest income                $    5,736,310       $   5,210,339       $   4,836,447
                  Provision for loan losses (Note 4)                  120,000                  --                  --
                                                                -------------        ------------        ------------
                            Net interest income after
                               provision for loan losses       $    5,616,310       $   5,210,339       $   4,836,447
                                                                -------------        ------------        ------------

Other             Service charges                              $      471,680       $     492,203       $     379,060
Operating         Commissions and fees from fiduciary
Income             activities                                              --               3,374              17,904
                  Fees for other customer services                     87,545              87,919              58,795
                  Profits (loss) on securities available for sale      19,549              (7,818)             72,632
                  Gain (loss) on sale of assets and
                   other real estate                                  (23,059)              1,613                 143
                  Other                                                92,185             225,951              70,081
                                                                -------------        ------------        ------------
                            Total other operating income       $      647,900       $     803,242       $     598,615
                                                                -------------        ------------        ------------

Other             Salaries and employee benefits (Note 11)     $    2,230,677       $   2,204,369       $   1,928,453
Operating         Occupancy expense                                   215,270             212,222             209,405
Expenses          Equipment expense                                   527,615             504,974             383,927
                  FDIC insurance assessment                             2,000             121,250             217,552
                  Advertising                                         202,839             134,630             149,102
                  Supplies and stationery                             123,600             113,953             158,615
                  Other                                               977,347             926,417           1,005,691
                                                                -------------        ------------        ------------
                            Total other operating expenses     $    4,279,348       $   4,217,815       $   4,052,745
                                                                -------------        ------------        ------------
                            Income before income taxes         $    1,984,862       $   1,795,766       $   1,382,317
                  Provision for income taxes (Note 9)                 530,596             481,218             341,167
                                                                -------------        ------------        ------------
                            Net income                         $    1,454,266       $   1,314,548       $   1,041,150
                                                                =============        ============        ============
                  Net Income Per Share (Note 1)                $         1.88       $        1.70       $        1.35
                                                                =============        ============        ============
                  Cash Dividends Per Share (Note 1)            $          .70       $         .60       $         .52
                                                                =============        ============        ============


                  See Notes to Consolidated Financial Statements.



                                                                         Consolidated Statements of Cash Flows [LOGO]
---------------------------------------------------------------------------------------------------------------------

                  Years Ended December 31                            1996                1995                 1994
Cash Flows        Net income                                     $  1,454,266    $      1,314,548   $       1,041,150
from Operating    Adjustments to reconcile net income to net
Activities         cash provided by operating activities:
                     Depreciation                                     443,274             424,141             323,841
                     Provision for loan losses                        120,000                  --                  --
                     (Gain) loss on sale of assets and other
                      real estate                                      23,059              (1,613)               (143)
                     (Profits) loss on securities available for sale  (19,549)              7,818             (72,632)
                     Accretion of security discounts                  (30,764)            (18,531)            (29,142)
                     Amortization of security premiums                 99,723              97,339             202,028
                     Deferred tax expense                               9,726              95,649              13,158
                     Changes in assets and liabilities:
                      (Increase) in interest receivable               (51,077)           (154,887)            (72,420)
                      (Increase) decrease in other assets             143,932            (127,094)            154,546
                      Decrease in other real estate                        --                  --              33,000
                      Increase (decrease) in accrued expenses         (18,225)           (117,995)            122,104
                                                                -------------        ------------        ------------
                            Net cash provided by
                              operating activities             $    2,174,365       $   1,519,375       $   1,715,490
                                                                -------------        ------------        ------------

Cash Flows        Proceeds from sale of securities available
from Investing     for sale                                    $    2,319,615       $  14,779,108       $   4,171,580
Activities        Proceeds from maturities, calls, and principal
                   payments of investment securities                3,041,039           3,512,479             776,535
                  Proceeds from maturities, calls, and principal
                   payments of securities available for sale        6,399,218           2,963,092           3,968,425
                  Purchases of investment securities                       --            (253,281)         (2,000,000)
                  Purchase of securities available for sale        (8,993,267)        (17,898,434)         (7,370,877)
                  Proceeds on sale of equipment                            --               7,123                 143
                  Purchases of bank premises and equipment           (673,897)           (784,910)           (845,946)
                  Net (increase) in loans                         (12,822,646)        (10,772,500)        (14,551,391)
                  Decrease in federal funds sold                           --                  --           3,094,000
                  Proceeds on sale of other real estate               244,416                  --                  --
                                                                -------------        ------------        ------------
                            Net cash (used in)
                              investing activities             $  (10,485,522)      $  (8,447,323)      $ (12,757,531)
                                                                -------------        ------------        ------------




See Notes to Consolidated Financial Statements.



[LOGO]  Consolidated Statements of Cash Flows  continued
---------------------------------------------------------------------------------------------------------------------
                  Years Ended December 31                            1996                1995                 1994


Cash Flows        Net increase in demand deposits,
from Financing     NOW accounts, and savings accounts          $    9,200,571       $  12,545,376       $   3,216,574
Activities        Net increase (decrease) in certificates of
                   deposit                                         (1,122,247)         (2,768,874)          6,155,053
                  Principal payments on note payable                       --                  --             (25,000
                  Proceeds from Federal Home Loan Bank
                   advances                                                --           6,000,000           3,000,000
                  Proceeds from long-term debt                             --           1,500,000                  --
                  Principal payments to Federal Home
                   Loan Bank                                               --          (9,000,000)                 --
                  Principal payments on long-term debt                (18,576)                 --                  --
                  Net proceeds from issuance of common
                   stock                                               55,717              18,076              28,970
                  Cash dividends paid                                (540,872)           (462,642)           (400,851)
                  Increase (decrease) in federal funds
                   purchased                                          (67,000)            382,000                  --
                                                                -------------        ------------        ------------
                            Net cash provided by
                               financing activities            $    7,507,593       $   8,213,936       $  11,974,746
                                                                -------------        ------------        ------------
                            Increase (decrease) in cash
                              and cash equivalents             $     (803,564)      $   1,285,988       $     932,705


Cash and Cash     Beginning                                         4,314,015           3,028,027           2,095,322
Equivalents                                                     -------------        ------------        ------------
                  Ending                                       $    3,510,451       $   4,314,015       $   3,028,027
                                                                =============        ============        ============

Supplemental      Cash payments for:
Disclosures of     Interest                                    $    5,091,883       $   4,705,842       $   3,566,145
Cash Flow                                                       =============        ============        ============
Information        Income taxes                                $      540,281       $     556,468       $     383,653
                                                                =============        ============        ============

Supplemental      Other real estate acquired in
Disclosures of     settlement of loans                         $      267,475       $     460,627       $          --
Noncash                                                         =============        ============        ============
Investing and
Financing         Unrealized gain (loss) on securities
Activities         available for sale                          $      (60,474)      $   1,367,619       $  (1,259,517)
                                                                =============        ============        ============




See Notes to Consolidated Financial Statements.

Consolidated Statements of                 [LOGO]
Changes in Stockholders' Equity



Years Ended December 31, 1996, 1995 and 1994

                                                                                                 Unrealized
                                                                                                 Gain (Loss)
                                                                                                on Securities
                                                            Common                   Retained   Available for
                                                             Stock       Surplus     Earnings     Sale, Net      Total
Balances, December 31, 1993                               $3,847,055   $1,054,850   $7,395,492   $       --   $12,297,397
  Issuance of 1,491 shares of
   common stock, employee
   stock options                                               7,455       21,515           --           --        28,970
  Net income                                                      --           --    1,041,150           --     1,041,150
  Cash dividends                                                  --           --     (400,851)          --      (400,851)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $428,236                                       --           --           --     (831,281)     (831,281)
                                                           ---------    ---------    ---------     ---------   -----------
Balances, December 31, 1994                               $3,854,510   $1,076,365   $8,035,791   $ (831,281)  $12,135,385
  Issuance of 210 shares of
   common stock, employee
   stock options                                               1,050        3,765           --           --         4,815
  Issuance of 586 shares of
   common stock, dividend
   reinvestment plan                                           2,930       10,331           --           --        13,261
  Net income                                                      --           --    1,314,548           --     1,314,548
  Cash dividends                                                  --           --     (462,642)          --      (462,642)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $464,991                                       --           --           --      902,628       902,628
                                                           ---------    ---------    ---------     ---------   -----------

Balances, December 31, 1995                               $3,858,490   $1,090,461   $8,887,697   $   71,347   $13,907,995
  Issuance of 2,708 shares of
   common stock, dividend
   reinvestment plan                                          13,540       42,177           --           --        55,717
  Net income                                                      --           --    1,454,266           --     1,454,266
  Cash dividends                                                  --           --     (540,872)          --      (540,872)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $20,562                                        --           --           --      (39,912)      (39,912)
                                                           ---------    ---------    ---------     ---------   -----------

Balances, December 31, 1996                               $3,872,030   $1,132,638   $9,801,091   $   31,435   $14,837,194
                                                           =========    =========    =========      =======    ==========

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

[LOGO]

Note 1               Nature of Banking Activities and Significant Accounting
                     Policies
--------------------------------------------------------------------------------
                     First National Corporation and Subsidiaries (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in the Shenandoah Valley Region of Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

                     On July 6, 1994, First Bank (the Bank) formed First Bank Financial Corporation (the Financial Corporation), a wholly-owned subsidiary of the Bank. This subsidiary was formed to acquire and hold an interest in Banker's Title Insurance Company.

                     The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to accepted practices within the banking industry.

                     Principles of Consolidation: The consolidated financial statements of First National Corporation and its wholly-owned subsidiaries include the accounts of all three companies. All material intercompany balances and
                     transactions   have  been   eliminated   in consolidation.

                     Securities: The Corporation has adopted FASB
                     No. 115, "Accounting for Certain Investment in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and accounted for as follows:

                     a.  Securities   Held  to  Maturity
                     Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability
                     to hold to maturity   regardless  of  changes  in  market
                     conditions, liquidity needs or changes in general economic
                     conditions. These   securities   are  carried  at  cost
                     adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

                     b.  Securities  Available  for Sale
                     Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security
                     classified  as  available  for sale   would  be  based  on
                     various   factors,   including significant  movements  in
                     interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

                     c.  Trading Securities
                     Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation held no assets classified as trading securities at December 31, 1996 and 1995.

                     Derivatives:   The  Corporation  has  no  securities
                     defined as derivatives by FASB No. 119, "Disclosures for Derivative Financial Instruments".

                     Loans: Loans are shown on the balance sheets net of unearned discounts and the allowance for loan losses. Interest is computed by methods which result in level rates of return on principal. Loans are charged off when in the opinion of management they are deemed to be uncollectible after taking into consideration such factors as the current financial condition of the customer and the underlying collateral and guarantees.

                     On January 1, 1995, the Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan". This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures". Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the
                     loans or the fair value of the collateral.   However,   for
                     those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided
                     solely  by  the  underlying collateral)   and  for  which
                     management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the
                     fair  value of the  collateral. Statement   114,  as
                     amended,   also   requires   certain disclosures  about
                     investments in impaired loans and the allowance for credit losses and interest income recognized on loans. The Corporation had no loans subject to FASB 114 at December 31, 1996 and 1995.

                     Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                     Allowance for Loan Losses: The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio,
                     credit   concentrations,   trends  in historical loss
                     experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on the collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

                     Bank Premises and Equipment:  Bank premises and   equipment
                     are  stated  at  cost  less   accumulated depreciation. For
                     financial reporting, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to forty years. Gains
                     and  losses  on  routine   dispositions  are reflected in
                     current  operations.

                     Other Real Estate: Real estate acquired by foreclosure is carried at the lower of cost or fair market value less estimated costs of disposal.

                     Income Taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

                     Pension Plan: The Corporation has a trusteed, noncontributory pension plan covering substantially all
                     employees.   The  Corporation computes  the net  periodic
                     pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."

                     Per Share Amounts: Net income and dividends per common share are based on the weighted average number of shares outstanding during each year.

                     Nonrefundable Loan Fees and Costs: Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield.

                     Cash and Cash Equivalents: The Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

                     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     Advertising Costs: The Corporation follows the policy of charging the production costs of advertising to expense as incurred.

Note 2               Securities
--------------------------------------------------------------------------------
                     Amortized costs and fair values of securities being held to maturity as of December 31, 1996 and 1995, are as follows:

                                                                                         1996
                                                              ----------------------------------------------------------
                                                                                 Gross           Gross
                                                               Amortized      Unrealized      Unrealized          Fair
                                                                 Cost            Gains         (Losses)           Value
                     Mortgage-backed securities              $ 3,032,999     $      8,729    $   (10,999)    $ 3,030,729
                                                             ===========      ===========      ===========     =========

                                                                                         1995
                                                              ----------------------------------------------------------
                   Obligations of U.S. government
                      corporations and agencies              $   250,000     $     13,640    $       - -     $   263,640
                     Mortgage-backed securities                5,826,484           18,026        (26,123)      5,818,387
                                                             -----------       ----------     -----------      ---------
                                                             $ 6,076,484     $     31,666    $   (26,123)    $ 6,082,027
                                                             ===========       ==========     ===========      =========

                  Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

Amortized costs and fair values of securities available for sale as of December 31, 1996 and 1995 are as follows:


                                                                                       1996
                                                                -------------------------------------------------------
                                                                                 Gross           Gross
                                                               Amortized      Unrealized      Unrealized          Fair
                                                                 Cost            Gains         (Losses)           Value
                     U. S. Treasury securities and
                      obligations of U.S. government
                      corporations and agencies              $19,694,145     $    122,220    $   (98,485)    $19,717,880
                     Obligations of states and
                      political subdivisions                   6,530,114          129,310       (100,340)      6,559,084
                     Corporate securities                          4,010               --             --           4,010
                     Mortgage-backed securities                3,376,438           14,427        (19,503)      3,371,362
                     Other                                     1,056,710               --             --       1,056,710
                                                              ----------          -------         ------       ---------
                                                             $30,661,417     $    265,957    $  (218,328)    $30,709,046
                                                              ==========          =======        =======      ==========

                                                                                       1995
                                                             -----------------------------------------------------------
                     U. S. Treasury securities and
                      obligations of U.S. government
                      corporations and agencies              $20,109,708     $    135,401    $   (78,627)    $20,166,482
                     Obligations of states and
                      political subdivisions                   6,873,175          186,785        (98,757)      6,961,203
                     Corporate securities                          4,010               --             --           4,010
                     Mortgage-backed securities                2,381,784               --        (36,700)      2,345,084
                     Other                                     1,065,271               --             --       1,065,271
                                                             -----------         --------       --------      ----------
                                                             $30,433,948     $    322,186    $  (214,084)    $30,542,050
                                                             ===========         ========       ========      ==========

                     The amortized cost and fair value of securities available for sale as of December 31, 1996, by contractual maturity are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                     Amortized              Fair
                                                                       Cost                 Value
                     Due in one year or less                      $     100,842       $     102,906
                     Due after one year through five years           12,909,822          13,040,184
                     Due after five years through ten years           6,766,316           6,717,619
                     Due after ten years                              6,447,279           6,416,255
                     Corporate securities                                 4,010               4,010
                     Mortgage-backed securities                       3,376,438           3,371,362
                     Other                                            1,056,710           1,056,710
                                                                   ------------          ----------
                                                                  $  30,661,417       $  30,709,046
                                                                   ============        ============

                     There were no sales of securities being held to maturity during 1996, 1995 and 1994.

                     Proceeds from sales of securities available for sale during 1996, 1995 and 1994 were $2,319,615, $14,779,108 and
                     $4,171,580,  respectively.  Gross gains of $19,549, $73,262 and $88,012 and gross  losses of $-0-,  $81,080 and $15,380 were  realized on those  sales.

                     As allowed by the Question and Answer Guide to FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued in November of 1995, debt securities with an amortized cost of $1,496,790 were
                     transferred  from   held-to-maturity   to
                     available-for-sale in December, 1995. The securities had an unrealized loss of approximately $13,196.

                     Securities having a book value of $10,213,984 and $11,122,200 at December 31, 1996 and 1995, were pledged to secure public deposits and for other purposes required by law.

Note 3               Loans
--------------------------------------------------------------------------------
                Loans at December 31, 1996 and 1995, are summarized as follows:

                                                                        1996             1995

                                                                             (Thousands)
                     Real estate loans:
                      Construction and land development            $     2,127     $     3,990
                      Secured by farm land                                 993             898
                      Secured by 1-4 family residential                 43,615          42,236
                      Other real estate loans                           16,959          13,549
                     Loans to farmers (except those secured
                         by real estate)                                   770             574
                     Commercial and industrial loans (except
                          those secured by real estate)                 13,548           5,843
                     Loans to individuals for personal expenditures     21,397          20,288
                     All other loans                                     1,075           1,172
                                                                      --------         -------
                              Total loans                          $   100,484     $    88,550
                     Less:  Unearned income                              1,089           1,663
                           Allowance for loan losses                       974             901
                                                                      --------       ---------
                       Loans, net                                  $    98,421     $    85,986
                                                                      ========       =========


Note 4               Allowance for Loan Losses
--------------------------------------------------------------------------------

                     Transactions in the allowance for loan losses for the years ended December 31, 1996, 1995 and 1994, were as follows:

                                                                                 1996            1995             1994
                     Balance at beginning of year                            $   900,812     $ 1,155,104     $ 1,150,806
                     Provision charged to operating expense                      120,000              --              --
                     Loan recoveries                                              16,425          35,395          74,184
                     Loan charge-offs                                            (62,825)       (289,687)        (69,886)
                                                                               ---------       ---------       ---------
                              Balance at end of year                         $   974,412     $   900,812     $ 1,155,104
                                                                               =========       =========       =========

                     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $12,827 and $120,320 at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $566 and $9,627 for 1996 and 1995.

Note 5               Bank Premises and Equipment
--------------------------------------------------------------------------------
                     Bank premises and equipment are summarized as follows at December 31, 1996 and 1995:

                                                                               1996            1995
                     Land                                                  $   594,090     $   578,431
                     Buildings and leasehold improvements                    2,101,445       2,277,431
                     Furniture and equipment                                 3,316,908       3,108,494
                     Construction in progress                                  657,124          50,170
                                                                            ----------     -----------
                                                                           $ 6,669,567     $ 6,014,526
                     Less accumulated depreciation                           3,349,542       2,925,124
                                                                           -----------     -----------
                                                                           $ 3,320,025     $ 3,089,402
                                                                           ===========     ===========

                     Depreciation expense included in operating expenses for 1996, 1995 and 1994 was $443,274, $424,141, and $323,841,
                     respectively.

Note 6               Deposits
-------------------------------------------------------------------------------
                     Deposits outstanding at December 31, 1996, 1995 and 1994, and the related interest expense for the periods then ended, are summarized as follows:

                                                                             December 31, 1996               December 31, 1995
                                                                       --------------------------            -----------------
                                                                        Amount          Expense         Amount           Expense
                     Noninterest bearing                               $14,408,746     $     --    $12,946,216     $        --
                                                                       -----------     ---------   -----------      ------------
                     Interest bearing:
                     Interest checking                                 $ 9,475,018     $ 218,001   $ 9,579,352     $    223,700
                     Money-market accounts                               7,031,866       254,996     7,136,259          266,886

                     Regular savings                                    37,100,033     1,515,184     29,153,265       1,098,240
                      Certificates of
                     deposit: Less than $100,000                        43,838,539     2,398,451     46,037,315       2,494,259
                      $100,000 and more                                 12,130,029       609,303     11,053,500         514,093
                                                                        ----------     ---------     ----------       ---------
                                                                      $109,575,485    $4,995,935    $102,959,691    $ 4,597,178
                                                                      ------------    ----------     -----------     ----------
                                                                      $123,984,231    $4,995,935    $115,905,907    $ 4,597,178
                                                                      ============    ==========    ============    ===========


                                                                  December 31, 1994
                                                               -----------------------
                                                                Amount          Expense
                     Noninterest bearing                     $12,744,275     $         --
                     Interest bearing:                        ----------     ------------
                      Interest checking                      $ 9,119,479     $    232,048
                      Money-market accounts                    6,691,485          187,255
                      Regular savings                         17,714,478          444,450
                      Certificates of deposit:
                        Less than $100,000                    50,783,611        2,322,921
                        $100,000 and more                      9,076,077          326,919
                                                             -----------       ----------
                                                             $93,385,130     $  3,513,593
                                                             -----------       ----------
                                                            $106,129,405     $  3,513,593
                                                             ============    ============

Note 7               Short-Term Borrowings
-------------------------------------------------------------------------------
                     The Corporation had unused lines of credit totaling $36 million with non-affiliated banks at December 31, 1996.

Note 8               Long-Term Debt
--------------------------------------------------------------------------------
                     At December 31, 1996, the Corporation had borrowings from the Federal Home Loan Bank system totaling $1,481,424 which mature on December 12, 2005. The interest rate on the note payable is 6.25%. Principal payments on the note are due as follows:

                                                                    1997     $     20,188
                                                                    1998           21,940
                                                                    1999           23,843
                                                                    2000           25,912
                                                                    2001           28,161
                                                             Later years        1,361,380
                                                                              -----------
                                                                             $  1,481,424
                                                                              ===========

Note 9               Income Taxes
-------------------------------------------------------------------------------




                Net deferred tax assets consist of the following components as of December 31, 1996 and 1995:


                                                      1996              1995
                 Deferred tax assets:
                 Allowance for loan losses       $    244,908   $      219,884
                 Pension payable                       58,528           64,916
                 Interest on nonaccrual loans             192            3,273
                 Other real estate expenses                --           23,002
                                                   ___________     ___________
                                                 $    303,628    $     311,075
                                                   ____________    ___________
                Deferred tax liabilities:
                 Depreciation                    $     43,865    $      52,020
                 Bond accretion                         8,893            7,149
                 Loan origination costs                51,406           42,716
                 Securities available for sale         16,194           36,755
                                                    ___________     ___________
                                                 $    120,358    $     138,640
                                                   ____________     ___________
                                                 $    183,270    $     172,435
                                                   ============     ===========

                The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994 consists of the following:


                                                                1996                  1995                1994
                Current tax expense                     $      520,870         $     385,569        $     328,009
                Deferred tax expense                             9,726                95,649               13,158
                                                          ____________           ___________          ___________
                                                        $      530,596         $     481,218        $     341,167
                                                          ============           ===========          ===========

                The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1996, 1995 and 1994, due to the following:

                                                                1996                  1995                1994
                Computed "expected" tax expense         $      674,853         $     610,560        $     469,988
                (Decrease) in income taxes resulting from:
                 Tax exempt interest income                   (128,063)             (116,234)             (91,295)
                 Other                                         (16,194)              (13,108)             (37,526)
                                                          ______________         _____________        ___________

                                                        $      530,596         $     481,218        $     341,167
                                                          ===============        ==============       ===========

                Low income housing credits totalled $32,179 for each of the years ended December 31, 1996, 1995 and 1994, respectively.


Note 10              Fund Restrictions and Reserve Balance
------------------------------------------------------------------------------
                Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1996, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totalled $2,588,115.

                The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $537,000 and $547,000, respectively.

Note 11              Employee Benefit Plans
--------------------------------------------------------------------------------
                The amount charged to expense for the Company's pension plan totalled $131,041, $110,565, and $90,209 for 1996, 1995 and
                1994, respectively. The components of the pension cost charged to expense consisted of the following:

                                                                1996                  1995                1994
                Service cost                            $      133,691       $     102,027       $      93,602
                Interest cost on projected benefit
                 obligation                                     91,351              75,910              67,357
                Actual return on plan assets                   (91,375)            (65,016)            (66,961)
                Net amortization and deferral                   (2,626)             (2,356)             (3,789)
                                                          _____________        ___________          ___________
                                                        $      131,041       $     110,565       $      90,209
                                                          =============        ===========          ===========

                The following table sets forth the plan's funded status as of September 30, 1996 and 1995 and the amount recognized in the accompanying balance sheets as of December 31, 1996 and 1995:

                                                                                       1996                 1995
               Actuarial present value of benefit obligations:
                 Vested benefits                                                $      735,307       $     622,623
                                                                                  ============         ===========
                 Accumulated benefits                                           $      784,268       $     655,446
                                                                                  ============         ===========
                Projected benefits                                              $   (1,400,560)      $  (1,218,007)
                Plan assets at fair value                                            1,270,505           1,015,280
                                                                                  ------------         -----------
                Projected benefit obligation in excess of plan assets           $     (130,055)      $    (202,727)
                Unrecognized net asset                                                 (26,448)            (28,804)
                Unrecognized net gain                                                 (166,426)           (127,470)
                                                                                  ____________         ___________
                Liability on balance sheet as of September 30                   $     (322,929)      $    (359,001)
                Fourth quarter entries, employer contribution                          150,790             168,072
                                                                                  ------------         -----------
                Liability on balance sheet as of December 31                    $     (172,139)      $    (190,929)
                                                                                  ============         ============


                The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations were 7.5% and 6.0%, respectively. The expected long-term rate of return on plan assets was 9.0%.

                The Corporation provides a profit sharing thrift plan for all eligible employees. Participating employees may elect to contribute up to 6% of their salaries. The Corporation
                contributes an amount equal to   one-half   of  the   employees'
                contributions.   The Corporation's  contributions  in 1996, 1995
                and 1994  were $52,616, $47,456 and $36,858, respectively.

Note 12         Commitments and Contingencies
---------------------------------------------------------------------------
                In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

                See Note 16 with respect to financial instruments with off-balance-sheet risk.

Note 13         Transactions With Related Parties
---------------------------------------------------------------------------
                During the year, employees, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Corporation in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers.

                An analysis of loans (exclusive of loans to any such person which in the aggregate did not exceed $60,000) made by the Corporation to directors, executive officers, or principal stockholders or to any associate of such persons is shown in the following table:

               Balance                                            Balance
              January 1,          New              Loan         December 31,
                1996             Loans          Repayments         1996
             $3,040,601         $445,131         $523,574      $2,962,158
              =========          =======         ========      ==========

Note 14         Winchester Branch Office
---------------------------------------------------------------------------
                The branch office in Winchester has been leased for a five-year period beginning June 1, 1986, with options to renew for three additional five-year periods. The current annual rent is $17,500, with an allowable increase based on the Consumer Price Index. The annual rent for the third five-year period cannot exceed $21,175.

Note 15              Dividend Reinvestment Plan
--------------------------------------------------------------------------------
                     The Company has in effect a Dividend Reinvestment Plan which provides an automatic conversion of dividends into common stock for enrolled shareholders. Stock is issued at 100% of fair market value on each dividend record date.

Note 16              Financial Instruments With Off-Balance-Sheet Risk
--------------------------------------------------------------------------------
                     The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the
                     Corporation has in particular classes of financial instruments.

                     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Corporation uses
                     the  same  credit   policies  in making   commitments  and
                     conditional obligations as it does for on-balance-sheet instruments.

                     A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1996 and 1995, is as follows:

                                                                                                 1996             1995
                     Financial  instruments  whose  contract  amounts  represent credit risk:
                        Commitments to extend credit                                         $15,110,000     $15,944,340
                        Standby letters of credit                                            $   201,030     $   118,967

                     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

                     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds security agreements on accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies from 0 percent to 100 percent; the average amount collateralized is 34.8 percent.

                     The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 1996, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $324,090.


Note 17              Disclosures about Fair Value of Financial Instruments
--------------------------------------------------------------------------------
                     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

                     Cash and Short-Term Investments: For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

                     Securities: For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

                     Loan Receivables: For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with
                     similar   credit   ratings  and  for  the  same   remaining
                     maturities.

                     Deposit Liabilities: The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

                     Off-Balance Sheet Financial Instruments: The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                     The fair value of  stand-by  letters of credit is based on
                     fees currently   charged  for  similar agreements  or  on
                     the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

                     At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments and stand-by letters of credit were deemed immaterial.

                     The estimated fair values of the Corporation's financial instruments are as follows:


                                                                         1996                           1995
                                                               Carrying          Fair          Carrying           Fair
                                                                Amount           Value          Amount            Value
                                                                    (in thousands)                 (in thousands)
                                                             ----------------------------    ---------------------------
                     Financial assets:
                      Cash and short-term investments        $     3,510     $      3,510    $     4,314     $     4,314
                      Securities                                  33,742           33,740         36,619          36,624
                      Loans                                       99,395           99,007         86,887          87,175
                      Less:  allowance for loan losses               974               --            901              --
                                                             -----------     ------------    -----------     -----------
                              Total financial assets         $   135,673     $    134,257    $   126,919     $   128,113
                                                             ===========     ============    ===========     ===========

                     Financial liabilities:
                      Deposits                               $   123,984     $    124,000    $   115,906     $   116,416
                      Federal funds purchased                        315              315            382             382
                      Long-term debt                               1,481            1,437          1,500             959
                                                             -----------     ------------    -----------     -----------
                              Total financial liabilities    $   125,780     $    125,752    $   117,788     $   117,757
                                                             ===========     ============    ===========     ===========

Note 18              Regulatory Matters
--------------------------------------------------------------------------------
                     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                     Quantitative measures   established  by  regulation to
                     ensure  capital adequacy   require  the  Corporation to
                     maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

                     As of  December  31,  1996,  the most recent   notification
                     from  the  Federal   Reserve   Bank categorized the
                     Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that
                     management   believes   have   changed  the   institution's
                     category.

                     The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                                      For Capital      Prompt Corrective
                                                                   Actual          Adequacy Purposes   Action Provisions
                                                                Amount Ratio         Amount Ratio        Amount Ratio

                                                                                 (Amount in Thousands)

                                                                                As of December 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
                     Total Capital (to Risk Weighted Assets):
                      Consolidated                            $  15,780    16.6%   >$  7,604    >8.0%                  N/A
                      First Bank                              $  15,485    16.3%   >$  7,593    >8.0%        > $ 9,491     >10.0%
                                                                                   -            -            -             -
                     Tier 1 Capital (to Risk Weighted Assets):
                      Consolidated                            $  14,806    15.6%   >$  3,802    >4.0%                  N/A
                                                                                   -            -
                      First Bank                              $  14,511    15.3%   >$  3,796    >4.0%        > $ 5,695     > 6.0%
                                                                                   -            -            -             -
                     Tier 1 Capital (to Average Assets):
                      Consolidated                            $  14,806    10.4%   >$  5,680    >4.0%                  N/A
                                                                                   -            -
                      First Bank                              $  14,511    10.2%   >$  5,674    >4.0%        > $ 7,093     > 5.0%
                                                                                   -            -            -             -

                                                                              As of December 31, 1995
----------------------------------------------------------------------------------------------------------------------------------
                     Total Capital (to Risk Weighted Assets):
                      Consolidated                            $  14,737    17.5%   >$  6,724    >8.0%                  N/A
                                                                                   -            -
                      First Bank                              $  14,425    17.2%   >$  6,710    >8.0%       > $ 8,387      >10.0%
                                                                                   -            -           -              -
                     Tier 1 Capital (to Risk Weighted Assets):
                      Consolidated                            $  13,836    16.5%   >$  3,362    >4.0%                  N/A
                                                                                   -            -

                      First Bank                              $  13,524    16.1%   >$  3,355    >4.0%       > $ 5,032      > 6.0%
                                                                                   -            -           -              -
                     Tier 1 Capital (to Average Assets):
                      Consolidated                            $  13,836    10.7%   >$  5,179    >4.0%                  N/A
                                                                                   -            -

                      First Bank                              $  13,524    10.5%   >$  5,172    >4.0%       > $ 6,465      > 5.0%
                                                                                   -            -           -              -

Note 19              Incentive Stock Option Plan
--------------------------------------------------------------------------------
                     The Corporation has an incentive stock option plan for all full-time employees. Under the plan, the Corporation may grant options for up to 21,000 shares of the common stock. The exercise price of each option is equal to the market price of the Corporation's stock on the date of grant. The maximum term of the option is five years, and they vest immediately upon grant.

                     The Corporation applies APB Opinion 25 in accounting for its incentive stock option plan. Accordingly, no compensation cost has been recognized for the plan in 1996 and 1995. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would not have been materially different from the amounts presented.

                     The status of the stock option plan during 1996 and 1995 is as follows:

                                                            1996                  1995
                                                     --------------------  -------------------
                                                                 Weighted             Weighted
                                                                 Average              Average
                                                     Number of   Exercise  Number of  Exercise
                                                       Shares      Price    Shares      Price
                                                     ---------  ---------  ---------  --------
                     Outstanding at January 1          23,179   $  23.40    20,832    $ 23.64
                     Granted                                -          -     7,875      23.00
                     Exercised                              -          -      (210)     22.93
                     Forfeited                         (4,176)     22.72    (5,318)     23.79
                                                       ------               ------
                     Outstanding at December 31        19,003      23.55    23,179      23.40
                                                       ======               ======

                     The status of the options outstanding at December 31, 1996 is as follows:

                                                                              Weighted
                                                     Weighted     Number       Average
                                                     Average    Outstanding   Remaining
                                                     Exercise       and      Contractual
                                                       Price    Exercisable     Life
                                                     ---------  -----------  ------------
                                                     $   23.75     3,148         .13 years
                                                         23.75     3,255        1.33 years
                                                         24.00     5,615        2.46 years
                                                         23.00     6,985        3.29 years
                                                                  ------
                                                         23.55    19,003        2.19 years
                                                                  ======


Note 20              Construction Project
--------------------------------------------------------------------------------
                     During 1996, the Corporation entered into a construction agreement for the building of an addition and major renovations at the Main Office in Strasburg. The contract amount of construction is $963,420, of which $565,602 has been paid through December 31, 1996.

Note 21              Parent Corporation Only Financial Statements

------------------------------------------------------------------------------------------------------------------------


                     December 31, 1996 and 1995                                             1996                 1995
Balance Sheets       Assets
                     Cash                                                             $       89,196      $       95,045
                     Investment in subsidiaries, at cost, plus
                      undistributed net income                                            14,542,190          13,595,584
                     Other assets                                                            205,808             217,685
                                                                                       -------------       -------------
                              Total assets                                             $  14,837,194       $  13,908,314
                                                                                       =============       =============

                     Liabilities and Stockholders' Equity
                     Liabilities
                      Accounts payable                                                 $          --       $         319
                                                                                       -------------       -------------
                     Stockholders' Equity
                      Common stock                                                     $   3,872,030       $   3,858,490
                      Surplus                                                              1,132,638           1,090,461
                      Retained earnings                                                    9,801,091           8,887,697
                      Unrealized gain on securities available for sale, net                   31,435              71,347
                                                                                       -------------       -------------
                              Total stockholders' equity                               $  14,837,194       $  13,907,995
                                                                                       -------------       -------------
                              Total liabilities and stockholders' equity               $  14,837,194       $  13,908,314
                                                                                       =============       =============

Note 21              Parent Corporation Only Financial Statements  continued
--------------------------------------------------------------------------------

Statements of        Years Ended December 31                                 1996                1995                 1994
Income
                     Income, dividends from subsidiary                 $      465,000       $     365,000       $     385,000
                                                                        -------------        ------------        ------------
                     Expenses:
                      Registration fees                                $          850       $         850       $       1,185
                      Stationery and supplies                                  11,686              12,166              12,669
                      Legal and professional fees                              12,610              18,253              22,635
                      Other                                                    19,447               7,657              15,883
                                                                        -------------        ------------        ------------
                              Total expenses                           $       44,593       $      38,926       $      52,372
                                                                        -------------        ------------        ------------
                              Income before allocated tax benefits
                               and undistributed income of subsidiary  $      420,407       $     326,074       $     332,628
                     Allocated income tax benefits                             47,341              45,414              49,985
                                                                        -------------        ------------        ------------
                              Income before equity in undistributed
                               income of subsidiary                    $      467,748       $     371,488       $     382,613
                     Equity in undistributed income of subsidiary             986,518             943,060             658,537
                                                                        -------------        ------------        ------------
                              Net income                               $    1,454,266       $   1,314,548       $   1,041,150
                                                                        =============        ============        ============

Statements of        Years Ended December 31                                 1996                1995                 1994
Cash flows
                     Cash Flows from Operating Activities
                      Net income                                       $    1,454,266       $   1,314,548       $   1,041,150
                      Adjustments to reconcile net income to net
                        cash provided by operating activities:
                         Undistributed earnings of subsidiary                (986,518)           (943,060)           (658,537)
                         (Increase) decrease in other assets                   11,877               9,367              (3,876)
                         Increase (decrease) in accounts payable                 (319)                319                  --
                                                                        -------------        -------------       -------------
                               Net cash provided by operating
                               activities                              $      479,306       $     381,174       $     378,737
                                                                        -------------        -------------       -------------
                     Cash Flows from Financing Activities
                      Net proceeds from issuance of common
                        stock                                          $       55,717       $      18,076       $      28,970
                      Cash dividends paid                                    (540,872)           (462,642)           (400,851)
                                                                        -------------        -------------       -------------
                              Net cash (used in) financing
                               activities                              $     (485,155)      $    (444,566)      $    (371,881)
                                                                        -------------        -------------       -------------
                              Increase (decrease) in cash and
                               cash equivalents                        $       (5,849)      $     (63,392)      $       6,856


                     Cash and Cash Equivalents
                      Beginning                                                95,045             158,437             151,581
                                                                        -------------        -------------       -------------
                      Ending                                           $       89,196       $      95,045       $     158,437
                                                                        =============        =============       =============

[LOGO]

Management's Discussion and Analysis
of Financial Condition and Results of Operations
--------------------------------------------------------------------------------
First National Corporation (the "Company") is the holding company for First Bank (the "Bank") and First Bank Financial Services Inc. ("Financial Services"). The following discussion and analysis of the financial condition and results of operations of the Company for the years ended December 31, 1996, 1995 and 1994 should be read in conjunction with the consolidated financial statements and related notes.

Overview

Both earnings and assets increased in 1996. Net income for 1996 was $1,454,266 compared to $1,314,548 in 1995 and $1,041,150 in 1994. Net income per share increased $0.18 in 1996 from 1995 ($1.88 per share versus $1.70 per share). The increase in earnings resulted primarily from an increase in the Bank's interest income which was greater than the increase in interest expense. Return on average assets was 1.06% in 1996, 1.03% in 1995 and .91% in 1994. Return on average equity was 10.36% in 1996, 10.28% in 1995 and 8.66% in 1994.

Assets grew 8.6% in 1995 but in 1996 the growth rate slowed slightly to 6.7%. Growth was concentrated in the loan portfolio where loans, net of unearned income, increased $12.4 million to $98.4 million. Funding for this loan growth was provided by an increase in deposits of $8.1 million and a decline in the securities portfolio of $2.9 million.

Results of Operations

Net interest income represents the primary source of earnings for the Company. Net interest income equals the amount by which interest income on earning assets, predominately loans and securities, exceeds interest expense on interest bearing liabilities, predominately deposits and short-term borrowings. The provision for loan losses and the amount of noninterest income and expense also have an effect on net income. Noninterest income and expense consists of income from service charges on deposit accounts, fees charged for various services, gains and losses from the sale of assets, both fixed assets and securities, and various administrative, operating and income tax expenses.

Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have significant impact on the level of net interest income. Net interest margin is calculated by dividing tax equivalent net interest income by average earning assets and reflects the Company's net yield on its earning assets.

General. Net income has increased in each of the last two years, after declining in 1994. The decline in income in 1994 was the result of a decline in the net interest margin in conjunction with the costs associated with opening a new branch and changing from a national banking charter to a state banking charter with a change in name for the bank. Income increased in 1995 as a result of a growth in earning assets and an increase in noninterest income from nonrecurring items. The continued increase in income in 1996 was caused by further growth in earning assets and by the funding of higher yielding assets, in part, from lower yielding assets.

Net Interest Income. Net interest income, after provision for loan losses, was $5.62 million for the year ended December 31, 1996, up $0.41 million or 7.79% over the $5.21 million reported for the same period in 1995. This
increase in net  interest  income, after   provision   for  loan   losses,
resulted   from  a  net   increase  in interest-bearing  assets  coupled with an
increase in yields for the period. In 1995 net interest income, after provision for loan losses increased 7.73% or $0.37 million from $4.84 million in 1994.

Both the net interest margin and interest rate spread declined between 1994 and 1995, however they increased between 1995 and 1996. Interest expense as a percent of average earning assets increased from 3.31% in 1994 to 3.86% in 1995 and increased again in 1996 to 3.92%. Interest income as a percent of average earning assets, on the other hand, increased from 7.90% in 1994 to 8.14% in 1995 and further increased in 1996 to 8.43% in 1996. These increases in 1996 resulted from most of the asset growth in the period being concentrated in the higher yielding loan portfolio and an increase in yield in the investment portfolio and continued growth in floating rate deposit products with slightly higher interest costs.

The net interest spread increased to 3.71% in 1996 after declining to 3.49% in 1995 from 3.85% in 1994. The net interest margin also increased to 4.51% in 1996 from 4.40% in 1995 after declining from 4.59% in 1994. The above ratios reflect management's attempt to increase the net interest margin by funding growth in the loan portfolio with a mix of new deposits supplemented by funds from the investment portfolio.

Provision for Loan Losses. There was no provision made in either 1994 or 1995 as a result of management's analysis of the allowance for loan losses which consistently found that the balance was sufficient to cover anticipated losses. However in 1996, in anticipation of growth in the loan portfolio, a provision of $120,000 was made to the allowance for loan losses.

Non-Interest Income. Non-interest income decreased $155,342 in 1996 over 1995. This decrease was the result of a $20,523 decrease in service charges on customer accounts and an decrease in other income of $133,766. In 1995, other income had increased $155,870 as a result of the settlement of several lawsuits.

Non-Interest Expense. In 1996, non-interest expenses increased $61,533 or 1.45% over 1995. This increase was less than the increase in 1995 of $165,070 or 4.07% and considerably less than the increase in 1994 when non-interest expenses increased $695,855, or 20.73%. These increases can be attributed to the asset growth of 28.74% since 1993 which would not have occurred without increases in branch locations and staffing.

Income Taxes. The company has adopted FASB Statement No. 109, "Accounting for
Income Taxes".   A more detailed discussion of the Company's tax calculation is contained in Note 9 to the consolidated financial statements.

Management`s Discussion and Analysis continued
--------------------------------------------------------------------------------

                     Selected Consolidated Financial Data
                     --------------------------------------------------------------------------------------------------
                     Years ended December 31,                1996         1995         1994         1993         1992
                                                                 (In thousands, except ratios and per share amounts)
                     Income Statement Data:
                       Interest income                    $   10,833   $    9,943  $     8,441   $    8,340   $   8,856
                       Interest expense                        5,097        4,733        3,605        3,428       4,118
                                                           ---------     --------   ----------    ---------    --------
                       Net interest income                     5,736        5,210        4,836        4,912       4,738
                       Provision for loan losses                 120            0            0          240         234
                                                           ---------     --------   ----------    ---------    --------
                       Net interest income after
                         provision for loan losses             5,616        5,210        4,836        4,672       4,504
                       Noninterest income                        628          811          526          518         498
                       Securities gains (losses)                  20           (8)          73           92           4
                       Noninterest expense                     4,279        4,217        4,053        3,357       3,086
                                                           ---------     --------    ---------    ---------    --------
                       Income before income taxes              1,985        1,796        1,382        1,925       1,920
                       Income taxes                              531          481          341          551         552
                                                           ---------     --------    ---------    ---------    --------
                       Net income                         $    1,454   $    1,315  $     1,041   $    1,374   $   1,368
                                                           =========     ========    =========    =========    ========
                     Per Share Data:
                       Net income                         $     1.80   $     1.70  $      1.35   $     1.79   $    1.78
                       Cash dividends                           0.70         0.60         0.52         0.48        0.43
                       Book value at period end                19.16        18.02        15.74        15.98       15.41

                     Balance Sheet Data:
                       Assets                             $  141,225   $  132,321  $   122,008   $  109,701   $ 105,156
                       Loans, net of unearned income          98,421       85,986       76,829       62,274      66,756
                       Securities                             33,742       36,619       38,441       39,346      32,773
                       Deposits                              123,984      115,906      106,129       96,758      89,653
                       Stockholders' equity                   14,837       13,908       12,135       12,297      11,268
                       Average shares outstanding                773          771          771          768         768

                     Performance Ratios:
                       Return on average assets                1.06%        1.03%        0.91%        1.28%       1.31%
                       Return on average equity               10.36%       10.28%        8.66%       11.94%      13.08%
                       Dividend payout                        37.19%       35.19%       38.50%       26.66%      24.03%

                     Capital and Liquidity Ratios
                       Leverage                               10.43%       10.88%       11.19%       11.42%      10.78%
                       Risk-based capital ratios:
                           Tier 1 capital                     15.58%       16.49%       17.89%       20.70%      18.63%
                           Total capital                      16.60%       17.58%       19.27%       21.95%      19.88%


Financial Condition

General. Management continued to aggressively increase the size of the loan portfolio during 1996. Loans, net of unearned discounts and allowance for loan losses, increased $12.4 million or 14.5% from $85.9 million in 1995 to $98.4 million in 1996. This growth in loans was reflected in a 6.73% increase in assets during the year. Assets began the year at $132.3 million and grew $8.9 million to $141.2 million by year end.

Loans.  The Bank is an active lender with a loan portfolio which includes
commercial and residential mortgages, commercial loans,   consumer  loans,
both   installment  and  credit  card,  real  estate construction  loans and home equity loans. The Bank's lending activity is concentrated on individuals and small- to medium-sized businesses in its primary trade area of the Virginia counties of Shenandoah, Warren, Frederick and the City of Winchester. As a provider of community oriented financial services, the Bank does not attempt to geographically diversify its loan portfolio by undertaking significant lending activity outside its primary trade area.

The total amount of commercial, industrial and agricultural loans increased $7.9 million in 1996. Residential real estate mortgage loans increased $1.4 million in 1996 after increasing $1.5 million in 1995. Non farm, non residential mortgage loans also increased in 1996 by $3.4 million and in 1995 by $1.2 million The growth in the consumer loan area continued in 1996 with an increase of $1.1 million which was less than the increase of $3.5 million in 1995.

Management`s Discussion and Analysis continued
-------------------------------------------------------------------------------
Asset Quality. The Allowance for Loan Losses ("ALL") balance at December 31, 1996 was $974,412, representing 0.98% of total loans and 119% of non-performing assets. At December 31, 1995, these amounts were 1.04% and 97.5%. These amounts were 1.50% and 91.7% at December 31, 1994.

Total losses charged against the ALL in 1996 were $62,825, compared to $289,687 in 1995 and $69,886 in 1994. The increase in losses in 1995 was due to a $200,000 charge off resulting from the Bank's receiving real estate by deed in lieu of foreclosure. Recoveries, consisting of the recovery of principal on loans previously charge against the allowance, totaled $16,425 in 1996, $35,395 in 1995, and $74,184 in 1994.

Management believes, based upon its review and analysis which considers economic conditions, changes in the nature and value of the portfolio, industry standards and other relevant factors, that the Bank has sufficient reserves to cover any projected losses within the total loan portfolio.

Nonperforming Assets. Management classifies as nonperforming both those loans on which payment has been delinquent 90 days or more and for which there is a risk of loss to either principal or interest, and Other Real Estate Owned. Other Real Estate Owned represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. Other Real Estate Owned is booked at the lower of cost or market less estimated selling costs, and is actively marketed by the Bank through brokerage channels.

Nonaccrual loans totaled $12,827 at year end, representing 0.013% of the net loan portfolio. These numbers decreased from the 1995 balance of $120,320 or 0.14% of the net loan portfolio. The Bank has allocated a portion of the Allowance for Loan Losses to cover anticipated losses from these loans.

When a loan is placed on nonaccrual status there are several negative implications as a result. First, all interest accrued but unpaid at the time of the classification is deducted from the interest income totals for the Bank. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for credit losses charged against earnings.

Securities. The Company adopted FASB No. 115, "Accounting for Certain Investment in Debt and Equity Securities" effective beginning January 1, 1994. The Company reclassified its securities portfolio into those securities that would be held to maturity and those that were available for sale. The securities that were classified as available for sale were recorded at fair value in accordance with FASB No. 115 and the Company recognized the effect of unrealized gains/losses net of tax effects in stockholders' equity.

The book value of the securities portfolio, including securities available for sale, was $33.7 million at December 31, 1996, $36.6 million at December 31, 1995, and $38.4 million at December 31, 1994. The securities portfolio decreased $2.9 million in 1996 , decreased $1.8 million in 1995 and decreased $0.9 million in 1994. Investment in U.S. Government issues decreased $0.7 million in 1996, increased $5.2 million in 1995, and decreased $0.6 million in 1994. Investment in issues of state and political subdivisions decreased $0.4 million in 1996 after increasing $3.1 million in 1995 and declining $0.3 million in 1994. Mortgage-backed securities showed the greatest decline in 1996 with their balances declining $1.8 million.

As of December 31, 1996, neither the Company nor the Bank held any derivative financial instruments in their respective investment security portfolios.

Deposits. The Bank has made an effort in recent years to increase core deposits and reduce costs of funds. Deposits provide funding for the Company's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

Deposits at December 31, 1996 were $123.9 million, an increase of $8.1 million or 7.0% from $115.9 million at December 31, 1995. This increase was concentrated in Savings Accounts which increased $7.9 million and was caused by growth in floating rate money market savings accounts during the year. Large local government deposits on which rates were set by competitive bid caused an increase in Certificates of Deposit with balances equal to or in excess of $100 thousand.

Liquidity. Liquidity represents an institutions ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investments in Treasury securities, and loans maturing within one year. As a result of the Bank's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Bank maintains overall liquidity sufficient to satisfy its depositors' requirements and to meet its customers' credit needs.

At December 31, 1996, cash, interest bearing and noninterest bearing deposits with banks, federal funds sold, investments in Treasury securities, and loans maturing within one year were $34.9 million. As of December 31, 1996, approximately 41.93% or $41.3 million of the loan portfolio would mature or reprice within a one year period.

Nondeposit sources of funds in use at December 31, 1996 consisted of a Federal Home Loan Bank advance and Federal Funds Purchased. The Federal Home Loan Bank advance was a draw by the Bank against its line at the Federal Home Loan Bank of Atlanta with an original balance of $1.5 million bearing interest at 6.25% with a maturity of December 12, 2005. Security for the advance consists of U.S. Government and Agency Securities. This advance was used to fund growth in the loan portfolio.

Capital Resources. The adequacy of the Bank's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Bank's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

The Board of Governors of the Federal Reserve System has adopted capital quidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 16.60% at December 31, 1996 and a ratio of risk-weighted assets to Tier 1 capital of 15.58%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.

Corporate Information
-------------------------------------------------------------------------------
BOARD OF DIRECTORS
FIRST NATIONAL CORP.
FIRST BANK

Douglas C. Arthur
ATTORNEY AT LAW

Noel M. Borden
CHAIRMAN
FIRST NATIONAL CORPORATION
FIRST BANK
PRESIDENT, H.L. BORDEN LUMBER CO.

Dr. Byron A. Brill
PERIODONTIST

Elizabeth H. Cottrell
PRESIDENT
RIVERWOOD TECHNOLOGIES

Christopher E. French
PRESIDENT, SHENANDOAH
TELECOMMUNICATIONS CO. AND SUBSIDIARIES

Charles E. Maddox, Jr.
CHIEF ENGINEER
G.W. CLIFFORD & ASSOCIATES

Ronald F. Miller
PRESIDENT
CHIEF EXECUTIVE OFFICER
FIRST NATIONAL CORPORATION
FIRST BANK

W. Allen Nicholls
PRESIDENT
NICHOLLS CONSTRUCTION, INC.

Henry L. Shirkey
CUSTOMER SERVICE REPRESENTIVE
HOLTZMAN OIL COMPANY
RETIRED COMMUNITY BANKER

OFFICERS OF
FIRST NATIONAL CORP.

Noel M. Borden
CHAIRMAN OF THE BOARD

Douglas C. Arthur
VICE CHAIRMAN

Ronald F. Miller
PRESIDENT
CHIEF EXECUTIVE OFFICER

Harry S. Smith
VICE PRESIDENT/SECRETARY

Dana A. Froom
COMPTROLLER

OFFICERS OF FIRST BANK

Noel M. Borden
CHAIRMAN

Douglas C. Arthur
VICE CHAIRMAN

THE EXECUTIVE COMMITTEE

Ronald F. Miller
PRESIDENT/CHIEF EXECUTIVE OFFICER

Harry S. Smith
EXECUTIVE VICE PRESIDENT/CASHIER

Don Collins
SR. VICE PRESIDENT/SR. LOAN OFFICER

Dana A. Froom
SR. VICE PRESIDENT


OFFICERS OF
FIRST BANK CONTINUED

R. Mark Garber
VICE PRESIDENT
REGIONAL MANAGER, WINCHESTER

James E. Pomeroy, III
VICE PRESIDENT
BRANCH MANAGER, FRONT ROYAL

Kevin F. Smith
VICE PRESIDENT
COMMERCIAL LOAN OFFICER

Joseph L. Thompson, III
VICE PRESIDENT
MORTGAGE LOAN MANAGER

William B. Whipple
VICE PRESIDENT
BRANCH MANAGER, KERNSTOWN

Nancy F. Abe
VICE PRESIDENT
CONSUMER LOAN MANAGER

Gayle M. Davison
VICE PRESIDENT
C.R.A. OFFICER
COMPLIANCE OFFICER

Dennis A. Dysart
VICE PRESIDENT
INVESTMENT MANAGER

Greg T. Coons
ASSISTANT VICE PRESIDENT
COMMERCIAL LOAN OFFICER

Mary T. Levi
ASSISTANT VICE PRESIDENT
MAIN OFFICE MANAGER

Fay C. Miller
ASSISTANT VICE PRESIDENT
CONSUMER LOAN OFFICER

Sarah F. Miller
ASSISTANT VICE PRESIDENT
DATA PROCESSING

Patricia R. Clem
ASSISTANT CASHIER
CUSTOMER SERVICE REPRESENTATIVE

C. Renee Cummins
MORTGAGE LOAN OFFICER

Nancy T. Fitchett
ASSISTANT CASHIER
OPERATIONS OFFICER

Donald L. Miller
APPRAISER
SECURITY OFFICER

Jacquelyn B. Pomeroy
ASSISTANT CASHIER
HEAD BOOKKEEPER

Julia A. Tyler
BRANCH MANAGER, WINCHESTER

Cindy Larrick
BRANCH MANAGER, KERNSTOWN

Belita B. Ford
ASSISTANT BRANCH MANAGER,
FRONT ROYAL

Brenda LeDane
ASSISTANT BRANCH MANAGER,
WOODSTOCK

Audrey Pattyson
ASSISTANT BRANCH MANAGER,
WINCHESTER

Pam Ramey
ASSISTANT BRANCH MANAGER,
KERNSTOWN

Sherri Totten
LOAN OFFICER

Gail Shanholtz
LOAN OFFICER

OFFICE LOCATIONS
-------------------------------------------------------------------------------

  112 W. King St.
  Strasburg, VA
  22657
  540-465-9121


  2210 Valley Ave.
  Ward Plaza
  Winchester, VA
  22601
  540-667-83004

  508 N. Commerce Ave.
  Front Royal, VA
  22630
  540-636-6149

  3143 Valley Pike
  Winchester, VA
  22602
  540-662-9594

  860 S. Main Street
  Woodstock, VA
  22664
  540-459-9510