Form 10-K405, Exhibit 13
period 1997-12-31
FIRST NATIONAL CORP /VA/
filed 1998-03-31
CIK 719402

FIRST NATIONAL CORPORATION

To Our Shareholders, Customers and Friends

We have completed another record breaking year at First National. As you are aware, we celebrated 90 years in the banking business in July 1997. Thanks to the vision of those individuals who started our bank in 1907, today we can boast that we are the largest and best independent community home town bank in the area.

First Bank and First National Corporation set new records during 1997. As can be noted from this report, our earnings for the year were $1,611,322 reflecting an increased after tax income of 10.80%. This equates to $2.08 per share compared to $1.88 for last year. Our dividend was increased from $.70 per share in 1996 to $.82 per share for this year reflecting an increase of 17.14%. Our asset growth was very impressive at over 16% followed by loan growth of more than 14% and deposit growth of almost 13%. As this report shows, total assets now are nearing $165 million.

As we continue to reflect on our company's accomplishments for the past year, we are proudest of our new headquarters facility. We celebrated our 90th anniverary with the completion of this new building. Again, we thank our customers and employees for your patience during the construction process. Our loan department, which has grown from $61 million to $112 million over the last four years, occupies the first floor of our new addition. Administration, accounting, and the board room occupy the second floor. The third floor is occupied by bookkeeping and data processing. Our new facility should accommodate our needs for many years.

Our bank continues to make progress toward becoming a full service financial center. Our full brokerage service has met with much success during the year. The availability of mutual funds, annuities, life insurance, equities, IRAs and many other services and products meet the needs of our customers. Another service that has benefited our customers during the year is our Business Manager Program. We purchase accounts receivable from our commercial customers and submit invoices to their customers. These payments come directly to the bank. This process gives our commercial customer additional cash to accomplish other company goals.

We have been very fortunate to have had good economic conditions for 1997. The banking industry continues to go through major changes and consolidation, but banking remains healthy. There were no bank closures during the year due to insolvency. With the consolidation of three major banks in our market area, we are in an excellent position to take advantage of the ever changing banking environment.


FIRST NATIONAL CORPORATION

A challenge we have in our immediate future is complying with year 2000 and other technology. Although we have to depend on our vendors, we will be in full compliance with year 2000 by the end of 1998. We have a plan in place and are monitoring it very closely. We have many other technology opportunities to be considered. At the top of our list is a Corporate Cash Management program. Commercial customers will be able to receive information on their accounts 24 hours a day, 7 days a week via computer. We have a wide array of information available to our customers via the telephone. You have access to your account information 24 hours a day, 7 days a week through BankLine. We continue to expand our Automatic Teller Machine network. We placed one in the Shenandoah Memorial Hospital in Woodstock this year and have plans for additional ATMs in 1998 including one at our Wards Plaza Office. Your First Bank Visa Check Card can be used at many locations in our community and throughout the United States and the world. We continue to monitor Home/Electonic Banking and will follow the progress very carefully. Our website is available to you at www.firstbank-va.com.

As we have shared with you before, First National Corporation's shares are listed on the OTC Bulletin Board under the symbol FXNC. Several brokers make a market in our stock. Call your broker or First Bank to assist you should you have interest in buying or selling shares of First National Corporation. Our Dividend Reinvestment Plan is still very popular with our shareholders. Should you have interest in easily obtaining additional shares of our stock through reinvesting current dividends, please contact any employee at First Bank.

As we look to the future, we can be pleased with the progress of our bank. A new year is here and we have many challenges facing us. We have invested in the future of our bank by offering quality products and services. We have a well trained and dedicated staff. We also enjoy the support of a very involved Board of Directors. We thank our customers for their loyalty and patronage and say "Thank You" to the shareholders for your continued support. We were real pleased to have 212 individuals attend our 1997 annual shareholders meeting at the Ramada Inn in Woodstock. We continue to be pleased as we set new records with attendance at our annual shareholders meeting.





Noel M. Borden, Chairman of the Board, and Ronald F. Miller, President/Chief Executive Officer, view the Bank's website on the Internet.











Noel M. Borden
Chairman of the Board





Ronald F. Miller
President/Chief Executive Officer


FIRST NATIONAL CORPORATION


Independent Auditor's Report


To the Stockholders and Directors
First National Corporation
Strasburg, Virginia

   We have audited the accompanying consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.


Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 9, 1998


FIRST NATIONAL CORPORATION



                     December 31                                                            1997                 1996


Assets               Cash and due from banks                                           $   3,623,386       $   3,510,451
                     Securities (fair value: 1997, $41,699,077;
                       1996, $33,739,775) (Note 2)                                        41,698,525          33,742,045
                     Loans, net (Notes 3, 4 and 13)                                      112,493,701          98,421,131
                     Bank premises and equipment (Note 5)                                  3,933,602           3,320,025
                     Interest receivable                                                   1,148,462             891,350
                     Other real estate                                                       919,239             803,808
                     Other assets (Note 9)                                                   771,836             640,296
                                                                                      --------------       -------------
                               Total assets                                            $ 164,588,751       $ 141,329,106
                                                                                      ==============       =============


Liabilities and      Liabilities
Stockholders'          Deposits:
Equity                     Noninterest bearing demand deposits                         $  16,969,015       $  14,512,930
                           Savings and interest bearing demand deposits                   68,289,401          53,606,918
                        Time deposits (Note 6)                                            54,503,436          55,968,567
                                                                                      --------------       -------------
                               Total deposits                                          $ 139,761,852       $ 124,088,415
                       Federal funds purchased                                             1,417,000             315,000
                       Long-term debt (Note 8)                                             6,461,236           1,481,424
                       Accrued expenses (Note 11)                                            766,388             607,073
                       Commitments and contingent liabilities (Notes 12 and 16)       --------------       -------------
                               Total liabilities                                       $ 148,406,476       $ 126,491,912
                     Stockholders' Equity                                             --------------       -------------
                       Common stock, par value $5 per share; authorized
                         2,000,000 shares; issued and outstanding 777,547 and
                         774,406 shares (Note 15)                                      $   3,887,735       $   3,872,030
                       Surplus                                                             1,187,023           1,132,638
                       Retained earnings (Note 10)                                        10,772,543           9,801,091
                       Unrealized gain on securities available for sale, net                 334,974              31,435
                                                                                      --------------       -------------
                               Total stockholders' equity                              $  16,182,275       $  14,837,194
                                                                                      --------------       -------------
                              Total liabilities and stockholders' equity               $ 164,588,751       $ 141,329,106
                                                                                      ==============       =============


See Notes to Consolidated Financial Statements.


Liabilities and Stockholders' Equity
FIRST NATIONAL CORPORATION


                     Years Ended December 31                             1997                1996                 1995

Interest             Interest and fees on loans                   $    9,626,462       $   8,686,663       $   7,564,195
Income               Interest on federal funds sold                       72,338              98,316              56,714
                     Interest on deposits in banks                        27,828              24,626              12,644
                     Interest on investment securities,
                      taxable                                            142,761             237,132             606,318
                     Interest and dividends on securities
                      available for sale:
                               Taxable                                 1,669,348           1,336,188           1,353,292
                               Nontaxable                                356,755             383,185             289,889
                               Dividends                                  78,267              67,175              59,823
                                                                   -------------        ------------        ------------
                              Total interest income               $   11,973,759       $  10,833,285       $   9,942,875
                                                                   -------------        ------------        ------------

Interest             Interest on deposits                         $    5,614,295       $   4,995,935       $   4,597,178
Expense              Interest on federal funds purchased                  19,612               2,799              24,577
                     Interest on Federal Home Loan Bank
                      advances                                                --                  --             105,644
                     Interest on long-term debt                          104,182              98,241               5,137
                                                                   -------------        ------------        ------------
                              Total interest expense              $    5,738,089       $   5,096,975       $   4,732,536
                                                                   -------------        ------------        ------------
                              Net interest income                 $    6,235,670       $   5,736,310       $   5,210,339
                     Provision for loan losses (Note 4)                  220,000             120,000                  --
                                                                   -------------        ------------        ------------
                              Net interest income after
                               provision for loan losses          $    6,015,670       $   5,616,310       $   5,210,339
                                                                   -------------        ------------        ------------


Other                Service charges                              $      568,276       $     471,680       $     492,203
Operating            Commissions and fees from fiduciary
Income                activities                                              --                  --               3,374
                     Fees for other customer services                    118,097              87,545              87,919
                     Profits (loss) on securities available for sale      11,149              19,549              (7,818)
                     Gain (loss) on sale of assets and
                      other real estate                                    2,268             (23,059)              1,613
                     Other                                               178,678              92,185             225,951
                                                                   -------------        ------------        ------------
                               Total other operating income       $      878,468       $     647,900       $     803,242
                                                                   -------------        ------------        ------------


Other                Salaries and employee benefits (Note 11)     $    2,365,875       $   2,230,677       $   2,204,369
Operating            Occupancy expense                                   245,429             215,270             212,222
Expenses             Equipment expense                                   528,289             527,615             504,974
                     FDIC insurance assessment                            15,579               2,000             121,250
                     Advertising                                         271,294             202,839             134,630
                     Supplies and stationery                             124,874             123,600             113,953
                     Telephone                                           138,256             107,143              91,369
                     Other                                               956,885             870,204             835,048
                                                                   -------------        ------------        ------------
                              Total other operating expenses      $    4,646,481       $   4,279,348       $   4,217,815
                                                                   -------------        ------------        ------------
                              Income before income taxes          $    2,247,657       $   1,984,862       $   1,795,766
                     Provision for income taxes (Note 9)                 636,335             530,596             481,218
                                                                   -------------        ------------        ------------
                     Net income                                   $    1,611,322       $   1,454,266       $   1,314,548
                     Earnings Per Common Share,
                      basic (Note 20)                             $         2.08       $        1.88       $        1.70
                                                                   =============        ============        ============
                     Earnings Per Common Share,
                      diluted (Note 20)                           $         2.06       $        1.88         $      1.69
                                                                   =============        ============        ============
                     Cash Dividends Per Share                     $          .82       $         .70         $       .60
                                                                   =============        ============        ============




                     See Notes to Consolidated Financial Statements.






FIRST NATIONAL CORPORATION
Consolidated Statements of Cash Flows


                     Years Ended December 31                                1997                1996              1995


Cash Flows           Net income                                      $   1,611,322    $      1,454,266   $       1,314,548
from Operating       from Operating
Activities           Adjustments to reconcile net income to net
                      cash provided by operating activities:
                      Depreciation                                         419,751             443,274             424,141
                        Provision for loan losses                          220,000             120,000                --
                        (Gain) loss on sale of assets and other
                         real estate                                        (2,268)             23,059              (1,613)
                        (Profits) loss on securities available for sale    (11,149)            (19,549)              7,818
                        Accretion of security discounts                    (49,763)            (30,764)            (18,531)
                        Amortization of security premiums                  107,910              99,723              97,339
                        Deferred tax expense (benefit)                     (70,181)              9,726              95,649
                        Changes in assets and liabilities:
                         (Increase) in interest receivable                (257,112)            (51,077)           (154,887)
                         (Increase) decrease in other assets              (217,728)            143,932            (127,094)
                         (Increase) in other real estate                  (115,431)               --                   --
                         Increase (decrease) in accrued expenses           159,315             (18,225)           (117,995)
                              Net cash provided by                   -------------        ------------       -------------
                               operating activities                 $    1,794,666       $   2,174,365       $   1,519,375
                                                                     -------------        ------------       -------------

Cash Flows           Proceeds from sale of securities available
from Investing        for sale                                      $    9,105,427   $       2,319,615       $  14,779,108
Activities           Proceeds from maturities, calls, and principal
                      payments of investment securities                  1,364,430           3,041,039           3,512,479
                     Proceeds from maturities, calls, and principal
                      payments of securities available for sale          5,892,658           6,399,218           2,963,092
                     Purchases of investment securities                       --                  --              (253,281)
                     Purchase of securities available for sale         (23,906,086)         (8,993,267)        (17,898,434)
                     Proceeds on sale of equipment                          13,030                --                 7,123
                     Purchases of bank premises and equipment           (1,044,089)           (673,897)           (784,910)
                     Net (increase) in loans                           (14,292,570)        (12,822,646)        (10,772,500)
                     Proceeds on sale of other real estate                    --               244,416                --
                              Net cash (used in)                     -------------        ------------       -------------
                               investing activities                 $  (22,867,200)      $ (10,485,522)      $  (8,447,323)
                                                                     -------------        ------------       -------------




                     See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION
Consolidated Statements of Cash Flows continued


                     Years Ended December 31                            1997                1996                 1995


Cash Flows           Net increase in demand deposits,
from Financing        NOW accounts, and savings accounts          $   17,138,568       $   9,200,571       $  12,545,376
Activities           Net (decrease) in certificates of deposit        (1,465,131)         (1,122,247)         (2,768,874)
                     Proceeds from Federal Home Loan Bank
                      advances                                                --                  --           6,000,000
                     Proceeds from long-term debt                      5,000,000                  --           1,500,000
                     Principal payments to Federal Home
                      Loan Bank                                               --                  --          (9,000,000)
                     Principal payments on long-term debt                (20,188)            (18,576)                 --
                     Net proceeds from issuance of common
                      stock                                               70,090              55,717              18,076
                     Cash dividends paid                                (639,870)           (540,872)           (462,642)
                     Increase (decrease) in federal funds
                      purchased                                        1,102,000             (67,000)            382,000
                              Net cash provided by                 -------------        ------------        ------------
                               financing activities               $   21,185,469       $   7,507,593       $   8,213,936
                              Increase (decrease) in cash          -------------        ------------        ------------
                               and cash equivalents               $      112,935       $    (803,564)      $   1,285,988


Cash and Cash        Beginning                                         3,510,451           4,314,015           3,028,027
                                                                   -------------        ------------        ------------
Equivalents          Ending                                       $    3,623,386       $   3,510,451       $   4,314,015
                                                                   =============        ============        ============

Supplemental         Cash payments for:
Disclosures of Cash   Interest                                    $    5,714,898       $   5,091,883       $   4,705,842
                                                                   =============        ============        ============
Flow Information      Income taxes                                $      652,286       $     540,281       $     556,468
                                                                   =============        ============        ============


Supplemental         Other real estate acquired in
Disclosures of        settlement of loans                         $           --       $     267,475       $     460,627
                                                                   =============        ============        ============
Noncash
Investing and
Financing            Unrealized gain (loss) on securities
Activities            available for sale                          $      459,908       $     (60,474)      $   1,367,619
                                                                   =============        ============        ============




                     See Notes to Consolidated Financial Statements.


FIRST NATIONAL CORPORATION
Consolidated Statements of Changes in Stockholders' Equity


Years Ended December 31, 1997, 1996 and 1995

                                                                                            Unrealized
                                                                                          Gain (Loss)
                                                                                           on Securities
                                                    Common                     Retained    Available for
                                                     Stock        Surplus     Earnings       Sale, Net     Total
Balances, December 31, 1994                       $3,854,510    $1,076,365   $ 8,035,791    $ (831,281)   $12,135,385
  Issuance of 210 shares of
   common stock, employee
   stock options                                       1,050         3,765            --            --          4,815
  Issuance of 586 shares of
   common stock, dividend
   reinvestment plan                                   2,930        10,331            --            --         13,261
  Net income                                              --            --     1,314,548            --      1,314,548
  Cash dividends                                          --            --      (462,642)           --       (462,642)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $464,991                               --            --            --       902,628        902,628
                                                   ---------     ---------    ----------     ---------     ----------
Balances, December 31, 1995                       $3,858,490    $1,090,461   $ 8,887,697    $   71,347    $13,907,995
  Issuance of 2,708 shares of
   common stock, dividend
   reinvestment plan                                  13,540        42,177            --            --         55,717
  Net income                                              --            --     1,454,266            --      1,454,266
  Cash dividends                                          --            --      (540,872)           --       (540,872)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $20,562                                --            --           --        (39,912)       (39,912)
                                                   ---------     ---------    ----------     ---------     ----------
Balances, December 31, 1996                       $3,872,030    $1,132,638   $ 9,801,091    $   31,435    $14,837,194
  Issuance of 3,141 shares of
   common stock, dividend
   reinvestment plan                                  15,705        54,385            --            --         70,090
  Net income                                              --            --     1,611,322            --      1,611,322
  Cash dividends                                          --            --      (639,870)           --       (639,870)
  Change in unrealized gain
   (loss) on securities available
   for sale, net of deferred
   income taxes of $156,369                               --            --            --       303,539        303,539
                                                   ---------     ---------    ----------     ---------     ----------
Balances, December 31, 1997                       $3,887,735    $1,187,023   $10,772,543    $  334,974    $16,182,275
                                                   =========     =========    ==========     =========     ==========



See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Notes to Consolidated Financial Statements

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

         Principles of Consolidation: The consolidated financial statements of First National Corporation and its wholly-owned subsidiaries, First Bank (the Bank) and First Bank Financial Corporation (the Financial Corporation), include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

         Securities: The Corporation has adopted FASB No. 115, "Accounting for Certain Investment in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and are accounted for as follows:

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

         c. Trading Securities
         Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation held no assets classified as trading securities at December 31, 1997 and 1996.

         Derivatives: The Corporation has no securities defined as derivatives by FASB No. 119, "Disclosures for Derivative Financial Instruments."

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

         The Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

         The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for


FIRST NATIONAL CORPORATION


Note 1   Nature of Banking Activities and Significant Accounting Policies
         continued
--------------------------------------------------------------------------------


         impaired loans occur when the loan, or a portion of the loan is determined to be uncollectible, as is the case for all loans. The Corporation had no loans subject to FASB 114 at December 31, 1997 and 1996.

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

         Earnings Per Share: In 1997, the Corporation adopted FASB No. 128, "Earnings Per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

         Nonrefundable Loan Fees and Costs: Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield.

         Cash and Cash Equivalents: The Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks."

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


Note 2   Securities
--------------------------------------------------------------------------------
         Amortized costs and fair values of securities being held to maturity as of December 31, 1997 and 1996, are as follows:

                                                                                        1997
                                                             -----------------------------------------------------------
                                                                                 Gross          Gross
                                                              Amortized        Unrealized     Unrealized         Fair
                                                                Cost             Gains         (Losses)         Value
                     Mortgage-backed securities              $ 1,661,684     $      3,012    $    (2,460)    $ 1,662,236
                                                             ===========     ============    ============    ===========

                                                                                        1996
                                                             -----------------------------------------------------------
                     Mortgage-backed securities              $ 3,032,999     $      8,729    $   (10,999)    $ 3,030,729
                                                             ===========     ============    ===========     ===========

         Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be

FIRST NATIONAL CORPORATION




Note 2               Securities  continued
--------------------------------------------------------------------------------


         called or repaid without any penalties, therefore these securities are not included in a maturity analysis. Amortized costs and fair values of securities available for sale as of December 31, 1997 and 1996 are as follows:

                                                                                        1997
                                                             -----------------------------------------------------------
                                                                                 Gross          Gross
                                                              Amortized        Unrealized     Unrealized         Fair
                                                                Cost             Gains         (Losses)         Value
                     U.S. Treasury securities
                      and obligations of U.S.
                      government corporations
                      and agencies                            $ 31,961,244      $ 225,632    $  (25,039)    $ 32,161,837
                     Obligations of states
                      and political subdivisions                 6,478,299        306,944            --        6,785,243
                     Corporate securities                            4,010             --            --            4,010
                     Other                                       1,085,751             --            --        1,085,751
                                                               -----------       --------     ----------     -----------
                                                              $ 39,529,304      $ 532,576    $  (25,039)    $ 40,036,841
                                                               ===========       ========     ==========     ===========


                                                                                        1996
                                                             -----------------------------------------------------------
                     U.S. Treasury securities
                      and obligations of U.S.
                      government corporations
                      and agencies                            $ 19,694,145      $ 122,220    $  (98,485)    $ 19,717,880
                     Obligations of states and
                      political subdivisions                     6,530,114        129,310      (100,340)       6,559,084
                     Corporate securities                            4,010             --             --           4,010
                     Mortgage-backed
                      securities                                 3,376,438         14,427       (19,503)       3,371,362
                     Other                                       1,056,710             --             --       1,056,710
                                                               -----------       --------     ----------     -----------
                                                               $30,661,417      $ 265,957    $ (218,328)    $ 30,709,046
                                                               ===========       ========     ==========     ===========

         The amortized cost and fair value of securities available for sale as of December 31, 1997, by contractual maturity, are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.



                                                                       Amortized              Fair
                                                                         Cost                 Value
                     Due in one year or less                        $   1,369,947       $   1,377,449
                     Due after one year through five years             16,074,089          16,221,281
                     Due after five years through ten years            14,325,017          14,476,858
                     Due after ten years                                6,670,490           6,871,492
                     Corporate securities                                   4,010               4,010
                     Other                                              1,085,751           1,085,751
                                                                     ------------        ------------
                                                                    $  39,529,304       $  40,036,841
                                                                     ============        ============

         There were no sales of securities being held to maturity during 1997, 1996 and 1995.

         Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were $9,105,427, $2,319,615 and $14,779,108, respectively.
         Gross gains of $41,973, $19,549 and $73,262 and gross losses of $30,824, $-0- and $81,080 were realized on those sales.

         Securities having a book value of $9,403,358 and $10,213,984 at December 31, 1997 and 1996, were pledged to secure public deposits and for other purposes required by law.




FIRST NATIONAL CORPORATION


Note 3               Loans
--------------------------------------------------------------------------------
         Loans at December 31, 1997 and 1996, are summarized as follows:

                                                                                                 1997             1996
                                                                                                      (Thousands)
                     Real estate loans:
                      Construction and land development                                      $     3,583     $     2,127
                      Secured by farm land                                                           947             993
                      Secured by 1-4 family residential                                           45,133          43,615
                      Other real estate loans                                                     17,126          16,959
                     Loans to farmers (except those secured by real estate)                          647             770
                     Commercial and industrial loans (except those secured by real estate)        19,576          13,548
                     Loans to individuals for personal expenditures                               26,574          21,397
                     All other loans                                                                 461           1,075
                                                                                              ----------      ----------
                              Total loans                                                    $   114,047     $   100,484
                     Less:  Unearned income                                                          441           1,089
                           Allowance for loan losses                                               1,112             974
                                                                                              ----------      ----------
                      Loans, net                                                             $   112,494     $    98,421
                                                                                              ==========      ==========

Note 4               Allowance for Loan Losses
--------------------------------------------------------------------------------
         Transactions in the allowance for loan losses for the years ended December 31, 1997, 1996 and 1995, were as follows:


                                                                                  1997            1996          1995
                     Balance at beginning of year                            $    974,412    $   900,812     $ 1,155,104
                     Provision charged to operating expense                       220,000        120,000              --
                     Loan recoveries                                               14,914         16,425          35,395
                     Loan charge-offs                                             (97,008)       (62,825)       (289,687)
                                                                              -----------     ----------      ----------
                                   Balance at end of year                    $  1,112,318    $   974,412     $   900,812
                                                                              ===========     ==========      ==========

         Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $23,642 and $12,827 at December 31, 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $3,490 and $566 for 1997 and 1996.



Note 5               Bank Premises and Equipment
--------------------------------------------------------------------------------
         Bank premises and equipment are summarized as follows at December 31, 1997 and 1996:

                                                                                 1997          1996
                     Land                                                    $   468,785     $   468,785
                     Buildings and leasehold improvements                      3,392,827       2,226,750
                     Furniture and equipment                                   3,827,693       3,316,908
                     Construction in progress                                         --         657,124
                                                                              ----------      ----------
                                                                             $ 7,689,305     $ 6,669,567
                     Less accumulated depreciation                             3,755,703       3,349,542
                                                                              ----------      ----------
                                                                             $ 3,933,602     $ 3,320,025
                                                                              ==========      ==========

         Depreciation expense included in operating expenses for 1997, 1996 and 1995 was $419,751, $443,274 and $424,141, respectively.

Note 6               Deposits
--------------------------------------------------------------------------------
         The aggregate amount of short-term jumbo CDs, each with a minimum denomination of $100,000, was approximately $12,243,178 and $12,130,029 in 1997 and 1996, respectively.

         At December 31, 1997, the scheduled maturities of CDs are as follows:
                                              1998                 $  25,129,255
                                              1999 through 2000       22,703,468
                                              2001 and thereafter      6,670,713
                                                                    ------------
                                                                   $  54,503,436
                                                                    ============

FIRST NATIONAL CORPORATION




Note 7               Short-Term Borrowings
--------------------------------------------------------------------------------
         The Corporation had unused lines of credit totaling $31,239,282 with non-affiliated banks at December 31, 1997.

Note 8               Long-Term Debt
--------------------------------------------------------------------------------

         At December 31, 1997, the Corporation had borrowings from the Federal Home Loan Bank system totaling $6,461,236 which mature through December 12, 2005. The interest rate on these notes payable ranges from 5.58% to 6.25%. The Corporation has pledged real estate loans and Federal Home Loan Bank stock as collateral on these borrowings. Principal payments on these notes are due as follows:


                                                       1998         $     21,940
                                                       1999               23,843
                                                       2000               25,912
                                                       2001               28,161
                                                       2002            5,030,604
                                                       Later years     1,330,776
                                                                     -----------
                                                                    $  6,461,236
                                                                     ===========

Note 9               Income Taxes

--------------------------------------------------------------------------------
         Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:

                                                                         1997              1996
                      Deferred tax assets:
                      Allowance for loan losses                   $      292,020       $     244,908
                      Pension payable                                    103,545              58,528
                      Interest on nonaccrual loans                         1,187                 192
                                                                   -------------        ------------
                                                                  $      396,752       $     303,628
                                                                   -------------        ------------
                     Deferred tax liabilities:
                      Depreciation                                $       53,822       $      43,865
                      Bond accretion                                       6,107               8,893
                      Loan origination costs                              67,178              51,406
                      Securities available for sale                      172,562              16,194
                                                                   -------------        ------------
                                                                  $      299,669       $     120,358
                                                                   -------------        ------------
                                                                  $       97,083       $     183,270
                                                                   =============        ============

         The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995 consists of the following:

                                                                          1997             1996                 1995
                     Current tax expense                          $      706,516       $     520,870       $     385,569
                     Deferred tax expense (benefit)                      (70,181)              9,726              95,649
                                                                   -------------        ------------        ------------
                                                                  $      636,335       $     530,596       $     481,218
                                                                   =============        ============        ============


         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1997, 1996 and 1995, due to the following:

caption>


                                                                          1997             1996                 1995
                     Computed "expected" tax expense              $      764,203       $     674,853       $     610,560
                     (Decrease) in income taxes resulting from:
                      Tax exempt interest income                        (110,540)           (128,063)           (116,234)
                      Other                                              (17,328)            (16,194)            (13,108)
                                                                   -------------        ------------        ------------
                                                                  $      636,335       $     530,596       $     481,218
                                                                   =============        ============        ============


         Low income housing credits totalled $32,179 for each of the years ended December 31, 1997, 1996 and 1995, respectively.






FIRST NATIONAL CORPORATION


Note 10              Fund Restrictions and Reserve Balance
--------------------------------------------------------------------------------
         Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1997, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totalled $3,006,885.

         The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the aggregate amounts of daily average required balances were approximately $612,000 and $537,000, respectively.

Note 11              Employee Benefit Plans
--------------------------------------------------------------------------------
         The amount charged to expense for the Company's pension plan totalled $132,404, $131,041 and $110,565 for 1997, 1996 and 1995, respectively.
         The components of the pension cost charged to expense consisted of the following:

                                                                           1997              1996                1995
                     Service cost                                 $      145,319       $     133,691       $     102,027
                     Interest cost on projected benefit obligation       105,042              91,351              75,910
                     Actual return on plan assets                       (114,345)            (91,375)            (65,016)
                     Net amortization and deferral                        (3,612)             (2,626)             (2,356)
                                                                   -------------        -------------       -------------
                                                                  $      132,404       $     131,041       $     110,565
                                                                   =============        =============       =============

         The following table sets forth the plan's funded status as of September 30, 1997 and 1996 and the amount recognized in the accompanying balance sheets as of December 31, 1997 and 1996:

<caption



                                                                                            1997                 1996
                     Actuarial present value of benefit obligations:
                      Vested benefits                                                  $     951,747       $     735,307
                                                                                        ============        ============
                      Accumulated benefits                                             $   1,015,816       $     784,268
                                                                                        ============        ============
                     Projected benefits                                                $  (1,822,867)      $  (1,400,560)
                     Plan assets at fair value                                             1,689,889           1,270,505
                                                                                        ------------        ------------
                     Projected benefit obligation in excess of plan assets             $    (132,978)      $    (130,055)
                     Unrecognized net asset                                                  (23,133)            (26,448)
                     Unrecognized net gain                                                  (148,432)           (166,426)
                                                                                        ------------        ------------
                     Liability on balance sheet as of September 30                     $    (304,543)      $    (322,929)
                     Fourth quarter entries, employer contribution                              --               150,790
                                                                                        ------------        ------------
                     Liability on balance sheet as of December 31                      $    (304,543)      $    (172,139)
                                                                                        ============        ============


         The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations for the year ended December 31, 1997 were 7.5% and 5.0%, respectively. The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations for the year ended December 31, 1996 were 7.5% and 6.0%, respectively. The expected long-term rate of return on plan assets was 9.0% for both years.

         The Corporation provides a profit sharing thrift plan for all eligible employees. Participating employees may elect to contribute up to 6% of their salaries. The Corporation contributes an amount equal to one-half of the employees' contributions. The Corporation's contributions in 1997, 1996 and 1995 were $54,399, $52,616 and $47,456, respectively.

Note 12              Commitments and Contingencies
--------------------------------------------------------------------------------
         In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

         See Note 16 with respect to financial instruments with off-balance-sheet risk.

Note 13              Transactions With Related Parties
--------------------------------------------------------------------------------
         During the year, employees, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Corporation in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers.

         An analysis of loans (exclusive of loans to any such person which in the aggregate did not exceed $60,000) made by the Corporation to directors, executive officers, or principal stockholders or to any associate of such persons is shown in the following table:

<>caption>

                                         Balance             New             Loan            Balance
                                     January 1, 1997        Loans          Repayments   December 31, 1997
                                       $2,962,158         $534,464          $436,796        $3,059,826
                                       ==========         ========          ========        ==========

FIRST NATIONAL CORPORATION




Note 14              Winchester Branch Office
--------------------------------------------------------------------------------
         The branch office in Winchester has been leased for a five-year period beginning June 1, 1986, with options to renew for three additional five-year periods. The current annual rent is $20,039, with an allowable increase based on the Consumer Price Index. The annual rent for the third five-year period cannot exceed $21,175.


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

         A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:

                                                          1997          1996
             Financial instruments whose contract
              amounts represent credit risk:
               Commitments to extend credit           $9,442 000     $15,110,000
               Standby letters of credit              $  348,700     $   201,030

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

         Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds security agreements on accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997, varies from 0 percent to 100 percent; the average amount collateralized is 34 percent.

         The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 1997, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately
         $125,164.


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

         Short-term Borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term


FIRST NATIONAL CORPORATION


Note 17          Disclosures about Fair Value of Financial Instruments continued
--------------------------------------------------------------------------------
         borrowings are estimated using discounted cash flow analysis based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

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

         The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

         At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments and standby letters of credit were deemed immaterial.

         The estimated fair values of the Corporation's financial instruments are as follows:


                                                                         1997                             1996
                                                               Carrying          Fair          Carrying           Fair
                                                               Amount            Value          Amount            Value
                                                                    (in thousands)                 (in thousands)
---------------------------------------------------------------------------------------------------------------------------
                     Financial assets:
                      Cash and short-term investments        $     3,623     $      3,623    $     3,510     $     3,510
                      Securities                                  41,699           41,699         33,742          33,740
                      Loans                                      113,606          114,091         99,395          99,007
                      Less:  allowance for loan losses             1,112               --            974              --
                                                              ----------      -----------     ----------      ----------
                              Total financial assets         $   157,816     $    159,413    $   135,673     $   136,257
                                                              ==========      ===========     ==========      ==========
                     Financial liabilities:
                      Deposits                               $   139,762     $    139,788    $   123,984     $   124,000
                      Federal funds purchased                      1,417            1,417            315             315
                      Long-term debt                               6,461            6,304          1,481           1,437
                                                              ----------      -----------     ----------      ----------
                              Total financial liabilities    $   147,640     $    147,509    $   125,780     $   125,752
                                                              ==========      ===========     ==========      ==========

Note 18              Regulatory Matters
--------------------------------------------------------------------------------
         The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Corporation's actual capital amounts and ratios are also presented in the table.

                                                                                                             To Be Well
                                                                                                           Capitalized Under
                                                                                        For Capital         Prompt Corrective
                                                                     Actual           Adequacy Purposes    Action Provisions

                                                                 Amount    Ratio       Amount      Ratio     Amount   Ratio
                                                                              (Amount in Thousands)
                                                                                As of December 31, 1997:
-----------------------------------------------------------------------------------------------------------------------------
                     Total Capital (to Risk Weighted Assets):
                      Consolidated                           $   16,959    15.2% >    $  8,945 >     8.0%      N/A
                      First Bank                             $   16,700    15.0% >    $  8,930 >     8.0% >  $11,162 > 10.0%
                     Tier 1 Capital (to Risk Weighted Assets):
                      Consolidated                           $   15,847    14.2% >    $  4,472 >     4.0%      N/A
                      First Bank                             $   15,588    14.0% >    $  4,465 >     4.0% >  $ 6,697 >  6.0%
                     Tier 1 Capital (to Average Assets)
                      Consolidated                           $   15,847    10.0% >    $  6,343 >     4.0%     N/A
                      First Bank                             $   15,588     9.8% >    $  6,337 >     4.0% >  $ 7,922 >  5.0%

FIRST NATIONAL CORPORATION




Note 18              Regulatory Matters continued
--------------------------------------------------------------------------------

                                                                         As of December 31, 1996:
                                                             ----------------------------------------------------------------
                     Total Capital (to Risk Weighted Assets):
                      Consolidated                           $   15,780    16.6% >    $  7,604 >     8.0%               N/A
                      First Bank                             $   15,485    16.3% >    $  7,593 >     8.0% >  $ 9,491 >  10.0%
                     Tier 1 Capital (to Risk Weighted Assets):
                      Consolidated                           $   14,806    15.6% >    $  3,802 >     4.0%               N/A
                      First Bank                             $   14,511    15.3% >    $  3,796 >     4.0% >  $ 5,695 >   6.0%
                     Tier 1 Capital (to Average Assets):
                      Consolidated                           $   14,806    10.4% >    $  5,680 >     4.0%               N/A
                        First Bank                           $   14,511    10.2% >    $  5,674 >     4.0% >  $ 7,093 >   5.0%


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

         The Corporation applies APB Opinion 25 in accounting for its incentive stock option plan. Accordingly, no compensation cost has been recognized for the plan in 1997 and 1996. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would not have been materially different from the amounts presented.

         The status of the stock option plan during 1997 and 1996 is as follows:


                                                                         1997                            1996

                                                            -------------------------------------------------------------------
                                                                                  Weighted                         Weighted
                                                                                   Average                          Average
                                                                  Number of       Exercise        Number of        Exercise
                                                                   Shares           Price          Shares           Price
                     Outstanding at January 1                     19,003     $     23.55          23,179     $        23.40
                     Granted                                          --              --              --                 --
                     Exercised                                        --              --              --                 --
                     Forfeited                                    (3,223)          23.76          (4,176)             22.72
                                                                 --------                        --------
                     Outstanding at December 31                   15,780           23.51          19,003              23.55
                                                                 ========                        ========

         The status of the options outstanding at December 31, 1997 is as follows:


                                                                                                Weighted
                                                               Weighted         Number          Average
                                                               Average        Outstanding       Remaining
                                                               Exercise          and           Contractual
                                                                Price          Exercisable        Life
                                                          $     23.75            3,255          .33 years
                                                                24.00            5,540         1.54 years
                                                                23.00            6,985         2.29 years
                                                                                ------
                                                                23.51           15,780         1.62 years
                                                                                ======


Note 20              Earnings Per Share
--------------------------------------------------------------------------------
         The following table presents the amounts used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock.

                                                                 1997                  1996                  1995
                                                                     Per Share             Per Share             Per Share
                                                           Shares     Amount     Shares     Amount     Shares     Amount
           Weighted average number of common shares
             used in earnings per common share, basic     775,508     $ 2.08     772,557     $ 1.88    771,039     $ 1.70
                                                                      ======                 ======                ======
           Effect of dilutive securities, stock options     7,464                     --                 5,566
                                                          -------                -------               --------
           Weighted number of common shares and
             dilutive potential common stock used
             in earnings per share - diluted              782,972     $ 2.06     772,557     $ 1.88    776,605      $ 1.69
                                                          =======     ======     =======     ======    =======      ======

           Options on 19,003 and 6,510 shares of common stock were not included in computing diluted earnings per share for the years ended December 31, 1996 and 1995, because their effects were antidilutive.


FIRST NATIONAL CORPORATION



Note 21              Parent Corporation Only Financial Statements
--------------------------------------------------------------------------------

                     December 31                                                          1997                1996
Balance Sheets       Assets
                     Cash                                                              $       70,493      $       89,196
                     Investment in subsidiaries, at cost, plus
                      undistributed net income                                             15,923,036          14,542,190
                     Other assets                                                             188,746             205,808
                                                                                       --------------       -------------
                              Total assets                                             $   16,182,275       $  14,837,194
                                                                                       ==============       =============

                     Liabilities and Stockholders' Equity
                     Liabilities
                      Accounts payable                                                 $           --       $          --
                                                                                       --------------       -------------
                    Stockholders' Equity
                      Common stock                                                     $    3,887,735       $   3,872,030
                      Surplus                                                               1,187,023           1,132,638
                      Retained earnings                                                    10,772,543           9,801,091
                      Unrealized gain on securities available for sale, net                   334,974              31,435
                                                                                       --------------       -------------
                              Total stockholders' equity                               $   16,182,275       $  14,837,194
                                                                                       --------------       -------------
                              Total liabilities and stockholders' equity               $   16,182,275       $  14,837,194
                                                                                       ==============       =============


                     Years Ended December 31                            1997                1996             1995

Statements of        Income, dividends from subsidiary            $      535,000       $      465,000       $     365,000
                                                                  --------------       --------------       -------------
Income               Expenses:
                      Registration fees                           $          850       $          850       $         850
                      Stationery and supplies                             10,363               11,686              12,166
                      Legal and professional fees                          6,677               12,610              18,253
                      Other                                               32,358               19,447               7,657
                                                                  --------------       --------------       -------------
                          Total expenses                          $       50,248       $       44,593       $      38,926
                                                                  --------------       --------------       -------------
                          Income before allocated tax benefits
                          and undistributed income of subsidiary  $      484,752       $      420,407       $     326,074
                     Allocated income tax benefits                        49,263               47,341              45,414
                                                                  --------------       --------------       -------------
                          Income before equity in undistributed
                           income of subsidiary                   $      534,015       $      467,748       $     371,488
                     Equity in undistributed income of subsidiary      1,077,307              986,518             943,060
                                                                  --------------       --------------       -------------
                           Net income                             $    1,611,322       $    1,454,266       $   1,314,548
                                                                  ==============       ==============       =============

                     Years Ended December 31                            1997                1996             1995

Statements of        Cash Flows from Operating Activities
Cash Flows            Net income                                  $    1,611,322       $    1,454,266       $   1,314,548
                      Adjustments to reconcile net income to net
                        cash provided by operating activities:
                         Undistributed earnings of subsidiary         (1,077,307)            (986,518)           (943,060)
                         Decrease in other assets                         17,062               11,877               9,367
                         Increase (decrease) in accounts payable              --                 (319)                319
                                                                  --------------       --------------       -------------
                           Net cash provided by operating
                            activities                            $      551,077       $      479,306       $     381,174
                                                                  --------------       --------------       -------------
                     Cash Flows from Financing Activities
                      Net proceeds from issuance of common
                        stock                                     $       70,090       $       55,717       $      18,076
                      Cash dividends paid                               (639,870)            (540,872)           (462,642)
                                                                  --------------       --------------       -------------
                              Net cash (used in) financing
                               activities                         $     (569,780)      $     (485,155)      $    (444,566)
                                                                  --------------       --------------       -------------
                              (Decrease) in cash and
                               cash equivalents                   $      (18,703)      $       (5,849)      $     (63,392)


                     Cash and Cash Equivalents
                      Beginning                                           89,196               95,045             158,437
                                                                  --------------       --------------       -------------
                      Ending                                      $       70,493       $       89,196       $      95,045
                                                                  ==============       ==============       =============

FIRST NATIONAL CORPORATION



--------------------------------------------------------------------------------
Management's Discussion and Analysis
of Financial Condition and Results of Operations

First National Corporation (the "Company") is the holding company for First Bank (the "Bank") and First Bank Financial Services Inc. ("Financial Services"). The following discussion and analysis of the financial condition and results of operations of the Company for the years ended December 31, 1997, 1996 and 1995 should be read in conjunction with the consolidated financial statements and related notes.

Overview

Earnings and assets grew in 1997. Net income for 1997 was $1,611,322 compared to $1,454,266 in 1996 and $1,314,548 in 1995. Net income per share increased $0.20 in 1997 from 1996 ($2.08 per share versus $1.88 per share). The increase in earnings resulted primarily from a continuing increase in the Bank's interest income which was greater than the increase in interest expense. Return on average assets was 1.07% in 1997, 1.06% in 1996 and 1.03% in 1995. Return on average equity was 10.56% in 1997, 10.36% in 1996 and 10.28% in 1995.

Assets grew 16.46% in 1997, an increase over the 1996 growth rate of 6.7%. Growth occurred in both the loan portfolio where loans, net of unearned income and allowance for loan losses, increased $14.1 million to $112.5 million and in the securities portfolio which increased $8.0 million to $41.7 million. Funding for this loan growth was provided by an increase in deposits of $15.7 million and an increase in long term debt of $5.0 million.

Results of Operations

Net interest income represents the primary source of earnings for the Company. Net interest income equals the amount by which interest income on earning assets, predominately loans and securities, exceeds interest expense on interest bearing liabilities, predominately deposits, short-term and long-term borrowings. The provision for loan losses and the amount of non-interest income and expense also have an effect on net income. Non-interest income and expense consists of income from service charges on deposit accounts, fees charged for various services, gains and losses from the sale of assets, both fixed assets and securities, and various administrative, operating and income tax expenses.

Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have significant impact on the level of net interest income. Net interest margin is calculated by dividing tax equivalent net interest income by average earning assets and reflects the Company's net yield on its earning assets.

General. Net income has increased in each of the last three years. Income increased in 1995 as a result of a growth in earning assets and an increase in non-interest income from nonrecurring items. The continued increase in income in 1996 was caused by further growth in earning assets and by the funding of higher yielding assets, in part, from lower yielding assets. In 1997, net interest income increased as a result of interest earning assets growing faster than interest bearing liabilities.

Net Interest Income. Net interest income, after provision for loan losses, was $6.02 million for the year ended December 31, 1997, up $0.40 million or 7.11% over the $5.62 million reported for the same period in 1996. This increase in net interest income, after provision for loan losses, resulted from an increase in interest-bearing assets. In 1996 net interest income, after provision for loan losses increased 7.79% or $0.41 million from $5.21 million in 1995.

Both the net interest margin and interest rate spread increased between 1995 and 1996 and they both declined between 1996 and 1997. Interest expense as a percent of average earning assets increased from 3.86% in 1995 to 3.92% in 1996 and increased again in 1997 to 4.02%. Interest income as a percent of average earning assets, on the other hand, increased from 8.26% in 1995 to 8.50% in 1996 and declined slightly to 8.4% in 1997. The decreases in 1997 resulted from a decline in yield on each earning asset portfolio with an increase in interest cost on interest bearing liabilities.

The net interest spread decreased to 3.54% in 1997 increasing to 3.78% in 1996 from 3.49% in 1995. The net interest margin also decreased to 4.37% in 1997 from 4.51% in 1996 after declining from 4.40% in 1995. The above ratios reflect management's attempt to grow the loan portfolio resulting in a lower yield while the cost of funding this growth increased.

Provision for Loan Losses. There was no provision made in 1995 as a result of management's analysis of the allowance for loan losses which found that the balance was sufficient to cover anticipated losses. In 1996, in anticipation of growth in the loan portfolio, a provision of $120,000 was made to the allowance for loan losses. Management continued to make provisions in 1997, adding an additional $220,000 in provisions.

Non-Interest Income. Non-interest income increased $230,568 in 1997 due to the introduction of fees on noncustomer ATM transactions, an increase in fees on deposit accounts and several nonrecurring income items.

Non-Interest Expense. In 1997, non-interest expenses increased $367,133 or 8.58% over 1996. This increase was larger than the increase in 1996 of $61,533.

Income Taxes. The company has adopted FASB Statement No. 109, "Accounting for Income Taxes". A more detailed discussion of the Company's tax calculation is contained in Note 9 to the consolidated financial statements.


FIRST NATIONAL CORPORATION


Management`s Discussion and Analysis continued
--------------------------------------------------------------------------------
                      Selected Consolidated Financial Data
--------------------------------------------------------------------------------


                     Years ended December 31,                1997         1996         1995         1994         1993
                                                                  (In thousands, except ratios and per share amounts)
                     Income Statement Data:
                       Interest income                    $   11,974   $   10,833  $     9,943   $    8,441   $   8,340
                       Interest expense                        5,738        5,097        4,733        3,605       3,428
                                                          ----------   ----------  -----------   ----------   ---------
                       Net interest income                     6,236        5,736        5,210        4,836       4,912
                       Provision for loan losses                 220          120            0            0         240
                                                          ----------   ----------  -----------   ----------   ---------

                       Net interest income after
                        provision for loan losses              6,016        5,616        5,210        4,836       4,672
                       Noninterest income                        867          628          811          526         518
                       Securities gains (losses)                  11           20           (8)          73          92
                       Noninterest expense                     4,646        4,279        4,217        4,053       3,357
                                                          ----------   ----------  -----------   ----------   ---------

                       Income before income taxes              2,247        1,985        1,796        1,382       1,925
                       Income taxes                              636          531          481          341         551
                                                          ----------   ----------  -----------   ----------   ---------

                       Net income                         $    1,611   $    1,454  $     1,315   $    1,041   $   1,374
                                                          ==========   ==========  ===========   ==========   =========
                     Per Share Data:
                       Net income, basic                  $     2.08   $     1.88  $      1.70   $     1.35   $    1.79
                       Cash dividends                           0.82         0.70         0.60         0.52        0.48
                       Book value at period end                20.81        19.16        18.02        15.74       15.98

                     Balance Sheet Data:
                       Assets                             $  164,589   $  141,329  $   132,321   $  122,008   $ 109,701
                       Loans, net of unearned income         112,493       98,421       85,986       76,829      62,274
                       Securities                             41,699       33,742       36,619       38,441      39,346
                       Deposits                              139,762      123,984      115,906      106,129      96,758
                       Stockholders' equity                   16,182       14,837       13,908       12,135      12,297
                       Average shares outstanding                776          773          771          771         768

                     Performance Ratios:
                       Return on average assets                 1.07%        1.06%        1.03%        0.91%       1.28%
                       Return on average equity                10.41%       10.36%       10.28%        8.66%      11.94%
                       Dividend payout                         39.71%       37.19%       35.19%       38.50%      26.66%

                     Capital and Liquidity Ratios
                       Leverage                                 9.99%       10.43%       10.70%       11.19%      11.42%
                       Risk-based capital ratios:
                           Tier 1 capital                      14.20%       15.58%       16.46%       17.89%      20.70%
                           Total capital                       15.19%       16.60%       17.53%       19.27%      21.95%


Financial Condition

General. Management's plan to aggressively increase the size of the loan portfolio continued in 1997. Loans, net of unearned discounts and allowance for loan losses, increased $14.1 million or 14.3% from $98.4 million in 1996 to $112.5 million in 1997. This growth in loans was reflected in a 16.46% increase in assets during the year. Assets began the year at $141.3 million and grew $23.3 million to $164.6 million by year end.

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

The total amount of commercial and industrial loans increased $6.03 million in 1997. Residential real estate mortgage loans increased $1.5 million in 1997. The growth in the consumer loan area continued in 1997 with an increase of $5.2 million which was greater than the increase of $1.1 million in 1996.

FIRST NATIONAL CORPORATION




Management`s Discussion and Analysis continued
--------------------------------------------------------------------------------


Asset Quality. The Allowance for Loan Losses ("ALL") balance at December 31, 1997 was $1,112,318, representing 0.975% of total loans and 118% of non-performing assets. At December 31, 1996, these amounts were 0.98% and 115%. These amounts were 1.04% and 97.5% at December 31, 1995.

Total losses charged against the ALL in 1997 were $97,008, compared to $62,825 in 1996 and $289,687 in 1995. The losses in 1995 were due to a $200,000 charge off resulting from the Bank's receiving real estate by deed in lieu of foreclosure. Recoveries, consisting of the recovery of principal on loans previously charge against the allowance, totaled $14,914 in 1997, $16,425 in 1996, and $35,395 in 1995.

Management believes, based upon its review and analysis, that the Bank has sufficient reserves to cover any projected losses within the total loan portfolio.

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

Nonaccrual loans totaled $23,642 at year end, representing 0.021% of the net loan portfolio. These numbers increased from the 1996 balance of $12,827or 0.013% of the net loan portfolio. The Bank has allocated a portion of the Allowance for Loan Losses to cover anticipated losses from these loans.

When a loan is placed on nonaccrual status there are several negative implications as a result. First, all interest accrued but unpaid at the time of the classification is deducted from the interest income totals for the Bank. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for credit losses charged against earnings. For the fiscal year 1997 interest income not recognized on nonaccural loans amounted to $3,490.

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

As of December 31, 1997, neither the Company nor the Bank held any derivative financial instruments in their respective investment security portfolios.

Deposits. The Bank has made an effort in recent years to increase core deposits and reduce costs of funds. Deposits provide funding for the Company's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

Deposits at December 31, 1997 were $139.8 million, an increase of $15.7 million or 12.63% from $124.1 million at December 31, 1996. This increase was concentrated in Savings Accounts which increased $15.3 million and was caused by growth in floating rate money market savings accounts during the year. Large local government deposits on which rates were set by competitive bid caused an increase in Certificates of Deposit with balances equal to or in excess of $100 thousand.

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

At December 31, 1997, cash, interest bearing and non-interest bearing deposits with banks, federal funds sold, investments in Treasury securities, and loans maturing within one year were $39.6 million. As of December 31, 1997, approximately 33.095% or $37.7 million of the loan portfolio would mature or reprice within a one year period.

Nondeposit sources of funds in use at December 31, 1997 consisted of two Federal Home Loan Bank advances and federal funds purchased. Both Federal Home Loan Bank advances were draws by the Bank against its line at the Federal Home Loan Bank of Atlanta with an original balance of $1.5 million bearing interest at 6.25% with a maturity of December 12, 2005, and the other having an original balance of $5 million bearing interest of 5.58% with an ultimate maturity of December 16, 2002. Security for both advances consists of qualifying real estate loans and Federal Home Loan Bank stock. These advances were used to fund growth in the loan portfolio.

Capital Resources. The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition, and quality of the Company's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

The Board of Governors of the Federal Reserve System has adopted capital guidelines to supplement the existing definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio of risk-weighted assets to total capital of 15.19% at December 31, 1997 and a ratio of risk-weighted assets to Tier 1 capital of 14.20%. Both of these exceed the capital requirements adopted by the federal regulatory agencies.



FIRST NATIONAL CORPORATION


Shareholder Information
--------------------------------------------------------------------------------
Common Stock

First National Corporation's common stock is traded on the over-the-counter
(OTC) market and quoted in the OTC Bulletin Board where our symbol is FXNC.

Copies of Form 10-K

Copies of First National Corporation's Anual Report to the Securities and Exchange Commission on Form 10-K may be obtained by shareholders at no charge by writing:

Harry S. Smith, Vice President and Secretary
First National Corporation
112 West King Street
Strasburg, Virginia 22657

Stock Transfer Agent and Registrar

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
800-368-5948

Dividend Reinvestment

Registered holders of First Natonal Corporaton stock are eligible to participate in te Corporation's Dividend Reinvestment Plan, a convenient and economical way to purchase additional shares of First National Corporation common stock. For a information and authorizaton form or to receive additional informaton on this plan, contact: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 800-368-5948.

Shareholder Information

For additional information, contact:

Debbie Bly
First National Corporation
112 West King Street
Strasburg, Virginia 22657
800-465-8515

Independent Auditors

Yount, Hyde & Barbour, P.C.
Post Office Box 2560
Winchester, Virginia 22604

This stateent has not been reviewed, or confirmed for accuracy or relevance by the Federal Reserve System.

Corporate Information

Board of Directors                   Officers of                        Officers of
First National Corp.                 First National Corp.               First Bank continued
First Bank
                                     Noel M. Borden                  Nancy F.Abe                          Sarah F. Miller
                                     Chairman of the Board           Vice President                       Assistant Vice President
                                                                     Consumer Loan Manager                Director of Technology
Douglas C. Arthur                    Douglas C. Arthur
Attorney at Law                      Vice Chairman                                                        Julia A. Tyler
                                                                     Gayle M. Davison                     Assistant Vice President
                                     Ronald F. Miller                Vice President                       Branch Manager, Winchester
Noel M. Borde                        President                       C.R. A. Officer
Chairman                             Chief Executive Officer         Compliance Officer                   C. Renee Cummins
First National Corporation                                                                                Assistant Vice President
First Bank                           Harry S. Smith                  Dennis A. Dysart                     Mortgage Loan Officer
President, H.L. Borden Lumber Co.    Vice President/Secretary        Vice President
                                                                     Investment Manager                   Cynthia G. Allen
Dr. Byron A. Brill                   Dana A. Froom                                                        Human Resources Officer
Periodontist                         Comptroller                      James E. Pomeroy, III
                                                                      Vice President                      Patricia R. Clem
Elizabeth H. Cottrell                Officers of First Bank           Commercial Loan Officer             Assistant Cashier
President                                                                                                 Customer Service
Riverwood Technologies               Noel M. Borden                   Kevin F. Smith                      Representative
                                     Chairman                         Vice President
Christopher E. French                                                 Commercial Loan Manager             Nancy T. Fitchett
President, Shenandoah                                                                                     Assistant Cashier
Telecommunications Co. and           Douglas C. Arthur                                                    Operatons Officer
Subsidiaries                         Vice Chairman                    Joseph L. Thompson, III
                                                                      Vice President                      Jacquelyn B. Pomeroy
                                                                      Mortgage Loan Manager               Assistant Cashier
Charles E. Maddox, Jr.               The Executive Comittee                                               Head Bookkeeper
Chief Engineer                                                        William B. Whipple
G.W. Clifford & Associates           Ronald F. Miller                 Vice President                      Brenda LeDane
                                     President/Chief Executive        Branch Manager, Woodstock           Assistant Branch Manager,
Ronald F. Miller                     Officer                                                              Woodstock
President                                                             Greg T. Coons
Chief Executive Officer              Harry S. Smith                   Assistant Vice President            Audrey Pattyson
First National Corporation           Executive Vice President/        Commercial Loan Officer             Assistant Branch Manager,
First Bank                           Cashier                                                              Winchester
                                                                      Belita B. Ford
W. Allen Nicholls                    Don Collins                      Assistant Vice President            Pam Ramsey
President                            Sr. Vice President/              Branch Manager, Front Royal         Assistant Branch Manager,
Nicholls Construction, Inc.          Sr. Loan Officer                                                     Kernstown
                                                                      Cindy Larrick
Henry L. Shirkey                     Dana A. Froom                    Assistant Vice President            Jane Ryon
Customer Service Represetative       Sr. Vice President               Branch Manager, Kernstown           Assistant Branch Manager
Holtzman Oil Company                                                                                      Front Royal
Retired Community Banker                                              Mary T. Levi
                                                                      Assistant Vice President            Sherri Totten
                                                                      Main Office Manager                 Loan Officer
                                                                      Security Officer
                                                                                                          Gail Shaholtz
                                                                      Fay C. Miller                       Loan Officer
                                                                      Assistant Vice President
                                                                      Consumer Loan Officer

Office Locations
--------------------------------------------------------------------------------

112 W. King St.   2210 Valley Ave.   508 N. Commerce Ave.   3143 Valley Pike    860 S. Main Street
Strasburg, Va     Ward Plaza         Front Royal, VA        Winchester, VA      Woodstock, VA
22657             Winchester, Va     22630                  22602               22664
540-465-9121      22601              540-636-6149           540-662-9594        540-459-9510
                  540-667-8300
