Form 10-K405, Exhibit 13
period 1998-12-31
FIRST NATIONAL CORP /VA/
filed 1999-03-30
CIK 719402

FIRST NATIONAL CORPORATION

                              Strasburg, Virginia

                               FINANCIAL REPORT

                               DECEMBER 31, 1998

                                C O N T E N T S


                                                                           Page

INDEPENDENT AUDITOR'S REPORT                                                 1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                2
  Consolidated statements of income                                    3 and 4
  Consolidated statements of cash flows                                5 and 6
  Consolidated statements of changes in
    stockholders' equity                                               7 and 8
  Notes to consolidated financial statements                              9-31

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Directors
First National Corporation
Strasburg, Virginia


      We have audited the accompanying consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
January 15, 1999

                           FIRST NATIONAL CORPORATION

                           Consolidated Balance Sheets
                           December 31, 1998 and 1997




          Assets                                        1998           1997
                                                   ------------   --------------
Cash and due from banks                            $  5 025 590   $  3 623 386
Federal funds sold                                    2 859 000            - -
Securities (fair value: 1998, $48,262,497;
  1997, $41,699,077)                                 48 262 527     41 698 525
Loans, net                                          128 371 407    112 493 701
Bank premises and equipment                           4 317 646      3 933 602
Interest receivable                                   1 150 951      1 148 462
Other real estate                                       343 181        919 239
Other assets                                            805 382        771 836
                                                    -----------    -----------
          Total assets                             $191 135 684   $164 588 751
                                                    ===========    ===========

  Liabilities and Stockholders' Equity

Liabilities
  Deposits:
      Noninterest-bearing demand deposits          $ 19 555 288   $ 16 969 015
      Savings and interest-bearing demand deposits   74 990 558     68 289 401
      Time deposits                                  60 461 938     54 503 436
                                                    -----------   ------------
          Total deposits                           $155 007 784   $139 761 852
  Federal funds purchased                                   - -      1 417 000
  Long-term debt                                     17 709 827      6 461 236
  Accrued expenses                                      817 065        766 388
  Commitments and contingent liabilities                    - -            - -
                                                    -----------   ------------
          Total liabilities                        $173 534 676   $148 406 476
                                                    -----------   ------------

Stockholders' Equity
  Common stock, par value $5 per share; authorized
    2,000,000 shares; issued and outstanding
    788,903 and 775,547 shares                     $  3 944 515   $  3 887 735
  Surplus                                             1 417 280      1 187 023
  Retained earnings                                  11 892 298     10 772 543
  Accumulated other comprehensive income                346 915        334 974
                                                   ------------   ------------
          Total stockholders' equity               $ 17 601 008   $ 16 182 275
                                                   ------------   ------------
          Total liabilities and stockholders'
          equity                                   $191 135 684   $164 588 751
                                                   ============   ============




See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996




                                           1998           1997          1996
                                       -----------   -----------    ----------
Interest Income:
  Interest and fees on loans           $11 119 247   $ 9 626 462    $8 686 663
  Interest on federal funds sold            85 556        72 338        98 316
  Interest on deposits in banks             28 121        27 828        24 626
  Interest on investment securities,
    taxable                                 31 061       142 761       237 132
  Interest and dividends on securities
    available for sale:
      Taxable                            2 385 641     1 669 348     1 336 188
      Nontaxable                           357 030       356 755       383 185
      Dividends                             73 050        78 267        67 175
                                       -----------   -----------    ----------
         Total interest income         $14 079 706   $11 973 759   $10 833 285
                                       -----------   -----------    ----------

Interest Expense:
  Interest on deposits                 $ 6 202 042   $ 5 614 295    $4 995 935
  Interest on federal funds purchased       29 462        19 612         2 799
  Interest on long-term debt               878 732       104 182        98 241
                                       -----------   -----------    ----------
         Total interest expense        $ 7 110 236   $ 5 738 089    $5 096 975
                                       -----------   -----------    ----------
         Net interest income           $ 6 969 470   $ 6 235 670    $5 736 310

Provision for loan losses                  330 000       220 000       120 000
                                       -----------   -----------    ----------
         Net interest income after
           provision for loan losses   $ 6 639 470   $ 6 015 670    $5 616 310
                                       -----------   -----------    ----------

See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996


                                                    1998                  1997                   1996
                                               -----------            -----------             ---------
Other Operating Income:
  Service charges                              $   620 479            $   568 276            $  471 680
  Fees for other customer services                 156 336                118 097                87 545
  Profits on securities available for sale         198 325                 11 149                19 549
  Gain (loss) on sale of assets and
    other real estate                                9 216                  2 268               (23 059)
  Other                                            178 900                178 678                92 185
                                               -----------            -----------             ---------
         Total other operating income          $ 1 163 256            $   878 468            $  647 900
                                               -----------            -----------             ---------
Other Operating Expenses:
  Salaries and employee benefits               $ 2 608 261            $ 2 365 875            $2 230 677
  Occupancy expense                                273 930                245 429               215 270
  Equipment expense                                514 828                528 289               527 615
  Advertising                                      218 121                271 294               202 839
  Supplies and stationery                          118 227                124 874               123 600
  Telephone                                        160 235                138 256               107 143
  Other                                          1 212 558                972 464               872 204
                                               -----------            -----------            ----------
          Total other operating expenses       $ 5 106 160            $ 4 646 481            $4 279 348
                                               -----------            -----------           -----------
          Income before income taxes           $ 2 696 566            $ 2 247 657            $1 984 862

Provision for income taxes                         791 884                636 335               530 596
                                               -----------            -----------            ----------
          Net income                           $ 1 904 682            $ 1 611 322            $1 454 266
                                               ===========            ===========            ==========
Earnings Per Common Share, basic               $      2.43            $      2.08            $     1.88
                                               ===========            ===========            ==========
Earnings Per Common Share, diluted             $      2.42            $      2.08            $     1.88
                                               ===========            ===========            ==========
Cash Dividends Per Share                       $      1.00            $       .82            $      .70
                                               ===========            ===========            ==========


See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996



                                                  1998                      1997                   1996
                                              ----------                 ----------             ----------
Cash Flows from Operating Activities
  Net income                                  $1 904 682                 $1 611 322             $1 454 266
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                               428 114                    419 751                443 274
      Provision for loan losses                  330 000                    220 000                120 000
      (Gain) loss on sale of assets and other
        real estate                               (9 216)                    (2 268)                23 059
      (Profits) on securities available for
        sale                                    (198 325)                   (11 149)               (19 549)
      Accretion of security discounts            (53 129)                   (49 763)               (30 764)
      Amortization of security premiums          188 545                    107 910                 99 723
      Deferred tax expense (benefit)             (69 254)                   (70 181)                 9 726
      Changes in assets and liabilities:
        (Increase) in interest receivable         (2 489)                  (257 112)               (51 077)
        (Increase) decrease in other assets       12 500                   (217 728)               143 932
        (Increase) in other real estate          (39 225)                  (115 431)                   - -
        Increase (decrease) in accrued
         expenses                                 67 733                    159 315                (18 225)
                                             -----------                -----------            -----------
              Net cash provided by
                operating activities          $2 559 936                 $1 794 666             $2 174 365
                                             -----------                -----------             ----------

Cash Flows from Investing Activities
  Proceeds from sale of securities
    available for sale                       $11 529 144                 $9 105 427             $2 319 615
  Proceeds from maturities, calls,
    and principal payments of
    investment securities                      1 640 428                  1 364 430              3 041 039
  Proceeds from maturities, calls,
    and principal payments of securities
    available for sale                        17 842 596                  5 892 658              6 399 218
  Purchase of securities available for
    sale                                     (37 495 168)               (23 906 086)            (8 993 267)
  (Increase) in federal funds sold            (2 859 000)                       - -                    - -
  Proceeds on sale of equipment                   23 725                     13 030                    - -
  Purchases of bank premises and equipment      (834 415)                (1 044 089)              (673 897)
  Net (increase) in loans                    (16 322 706)               (14 292 570)           (12 822 646)
  Proceeds on sale of other real estate          738 031                        - -                244 416
                                            ------------               ------------           ------------
              Net cash (used in)
                investing activities        $(25 737 365)              $(22 867 200)          $(10 485 522)
                                            ------------               ------------           ------------

See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1998, 1997 and 1996



                                                   1998                        1997                           1996
                                               ----------                  -----------                     ----------

Cash Flows from Financing Activities
  Net increase in demand deposits,
    NOW accounts, and savings accounts        $ 9 287 430                  $17 138 568                    $ 9 200 571
  Net increase (decrease) in certificates of
    deposit                                     5 958 502                   (1 465 131)                    (1 122 247)
  Proceeds from long-term debt                 11 300 000                    5 000 000                            - -
  Principal payments on long-term debt            (51 409)                     (20 188)                       (18 576)
  Net proceeds from issuance of common
    stock                                         287 037                       70 090                         55 717
  Cash dividends paid                            (784 927)                    (639 870)                      (540 872)
  Increase (decrease) in federal funds
    purchased                                  (1 417 000)                   1 102 000                        (67 000)
                                               ----------                   ----------                     ----------
              Net cash provided by
                financing activities          $24 579 633                  $21 185 469                    $ 7 507 593
                                              -----------                  -----------                    -----------
              Increase (decrease) in cash
                 and cash equivalents         $ 1 402 204                  $   112 935                    $  (803 564)

Cash and Cash Equivalents
  Beginning                                     3 623 386                    3 510 451                      4 314 015
                                              -----------                  -----------                    -----------
  Ending                                      $ 5 025 590                  $ 3 623 386                    $ 3 510 451
                                              ===========                  ===========                    ===========
Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:
      Interest                                $ 7 073 034                  $ 5 714 898                    $ 5 091 883
                                              ===========                  ===========                    ===========
      Income taxes                            $   906 157                  $   652 286                    $   540 281
                                              ===========                  ===========                    ===========
Supplemental Disclosures of Noncash
  Investing and Financing Activities
    Other real estate acquired in
      settlement of loans                     $   115 000                  $       - -                   $    267 475
                                              ===========                  ===========                   ============
    Unrealized gain (loss) on securities
      available for sale                      $    18 093                  $   459 908                   $    (60 474)
                                              ===========                  ===========                   ============


See Notes to Consolidated Financial Statements.

                                 FIRST NATIONAL CORPORATION

                 Consolidated Statements of Changes in Stockholders' Equity
                        Years Ended December 31, 1998, 1997 and 1996


                                                                Common                  Capital                  Retained
                                                                 Stock                  Surplus                  Earnings
                                                             -----------               ----------                ----------
Balance, December 31, 1995                                  $ 3 858 490               $1 090 461                $8 887 697
  Comprehensive income:
   Net income - 1996                                                - -                      - -                 1 454 266
   Other comprehensive income net of tax:
     Unrealized holding (losses) arising during the
      period (net of tax, $13,915)                                  - -                      - -                       - -
     Reclassification adjustment (net of tax, $6,647)               - -                      - -                       - -
   Other comprehensive income (net of tax, $20,562)                 - -                      - -                       - -
   Total comprehensive income                                       - -                      - -                       - -
  Cash dividends - 1996                                             - -                      - -                  (540 872)
  Issuance of 2,078 shares of common stock, dividend
    reinvestment plan                                            13 540                   42 177                       - -
                                                             ----------                ---------                ----------
Balance, December 31, 1996                                   $3 872 030               $1 132 638                $9 801 091
  Comprehensive income:
   Net income - 1997                                                - -                      - -                 1 611 322
   Other comprehensive income net of tax:
     Unrealized holding gains arising during the
      period (net of tax, $160,159)                                 - -                      - -                       - -
     Reclassification adjustment (net of tax, $3,791)               - -                      - -                       - -
   Other comprehensive income (net of tax, $156,369)                - -                      - -                       - -
   Total comprehensive income                                       - -                      - -                       - -
  Cash dividends - 1997                                             - -                      - -                  (639 870)
  Issuance of 3,141 shares of common stock, dividend
    reinvestment plan                                            15 705                   54 385                       - -
                                                             ----------               ----------               -----------
Balance, December 31, 1997                                   $3 887 735               $1 187 023               $10 772 543
  Comprehensive income:
   Net income - 1998                                                - -                      - -                 1 904 682
   Other comprehensive income net of tax:
       Unrealized holding gains arising during the
         period (net of tax, $73,583)                               - -                      - -                       - -
       Reclassification adjustment (net of tax, $67,431)            - -                      - -                       - -
    Other comprehensive income (net of tax, $6,152)                 - -                      - -                       - -
    Total comprehensive income                                      - -                      - -                       - -
  Cash dividends - 1998                                             - -                      - -                  (784 927)
  Issuance of 8,542 shares of common stock, employee
    stock options                                                42 710                  158 680                       - -
  Issuance of 2,814 shares of common stock, dividend
    reinvestment plan                                            14 070                   71 577                       - -
                                                            -----------               ----------               -----------
Balance, December 31, 1998                                  $ 3 944 515               $1 417 280               $11 892 298
                                                            ===========               ==========               ===========



See Notes to Consolidated Financial Statements.


                                                              Accumulated
                                                                 Other
                                                             Comprehensive           Comprehensive
                                                                 Income                 Income                      Total
                                                             -------------           -------------                 -------

Balance, December 31, 1995                                $     71 347                                           $13 907 995
  Comprehensive income:
   Net income - 1996                                               - -            $   1 454 266                    1 454 266
   Other comprehensive income net of tax:
     Unrealized holding (losses) arising during the
      period (net of tax, $13,915
      Reclassification adjustment (net of tax, $6,647)             - -                  (27 010)                         - -
   Other comprehensive income (net of tax, $20,562)                - -                  (12 902)                         - -
                                                                                  -------------
   Total comprehensive income                                  (39 912)           $     (39 912)                     (39 912)
                                                                                  -------------
  Cash dividends - 1996                                            - -            $   1 414 354                          - -
                                                                                  =============
  Issuance of 2,078 shares of common stock, dividend               - -                                              (540 872)
    reinvestment plan
                                                                   - -                                                55 717
                                                          ------------                                           -----------
Balance, December 31, 1996                                $     31 435                                           $14 837 194
  Comprehensive income:
   Net income - 1997                                               - -            $   1 611 322                    1 611 322
   Other comprehensive income net of tax:
     Unrealized holding gains arising during the
      period (net of tax, $160,159)
     Reclassification adjustment (net of tax, $3,791)              - -                  310 897                         - -
   Other comprehensive income (net of tax, $156,369)               - -                   (7 358)                        - -
                                                                                  -------------
   Total comprehensive income                                  303 539            $     303 539                     303 539
                                                                                  -------------
  Cash dividends - 1997                                            - -            $   1 914 861                         - -
                                                                                  =============
  Issuance of 3,141 shares of common stock, dividend               - -                                             (639 870)
    reinvestment plan
                                                                   - -                                               70 090
                                                          ------------                                          -----------
Balance, December 31, 1997                                $    334 974                                          $16 182 275
  Comprehensive income:
     Net Income - 1998                                             - -            $   1 904 682                   1 904 682
   Other comprehensive income net of tax:
       Unrealized holding gains arising during the
         period (net of tax, $73,583)
   Reclassification adjustment (net of tax, $67,431)               - -                  142 835                        - -
    Other comprehensive income (net of tax, $6,152)                - -                 (130 894)                       - -
                                                                                  -------------
    Total comprehensive income                                  11 941            $      11 941                     11 941
                                                                                  -------------
  Cash dividends - 1998                                            - -            $   1 916 623                        - -
                                                                                  =============
  Issuance of 8,542 shares of common stock, employee               - -                                            (784 927)
    stock options
  Issuance of 2,814 shares of common stock, dividend               - -                                             201 390
    reinvestment plan
                                                                   - -                                              85 647
                                                          ------------                                         -----------
Balance, December 31, 1998                                $    346 915                                         $17 601 008
                                                          ============                                         ===========


                           FIRST NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements




Note 1.   Nature of Banking Activities and Significant Accounting Policies

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

          Principles of Consolidation

            The consolidated financial statements of First National Corporation and its wholly-owned subsidiaries, First Bank (the Bank) and First Bank Financial Corporation (the Financial Corporation), include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

          Securities

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

                  Notes to Consolidated Financial Statements



            c.  Trading Securities

                Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation held no assets classified as trading securities at December 31, 1998 and 1997.

          Derivatives

            The Corporation has no securities defined as derivatives by FASB No. 119, "Disclosures for Derivative Financial Instruments".

          Loans

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

            The Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan". This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures". Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

            The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB 114. Charge-offs for impaired loans occur when the loan, or a portion of the loan is determined to be uncollectible, as is the case for all loans.

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

          Allowance for Loan Losses

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

          Bank Premises and Equipment

            Bank premises and equipment are stated at cost less accumulated depreciation. For financial reporting, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to forty years. Gains and losses on routine dispositions are reflected in current operations.

          Other Real Estate

            Real estate acquired by foreclosure is carried at the lower of cost or fair market value less estimated costs of disposal.

          Income Taxes

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

          Pension Plan

            In 1998, the Corporation adopted FASB No 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This pronouncement does not change the measurement or recognition of amounts recognized in the Corporation's financial statements applicable to its defined benefit plan. Statement No. 132 revises the existing disclosure requirements by standardizing the disclosure requirements for pensions requiring certain additional information on changes in the benefit obligations and fair values of plan assets, and eliminating certain disclosures.

          Earnings Per Share

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

          Nonrefundable Loan Fees and Costs

            Loan origination and commitment fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan's yield.

          Cash and Cash Equivalents

            The Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

          Use of Estimates

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

          Advertising Costs

            The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 1998, 1997 and 1996 was $218,121, $271,294 and
            $202,839, respectively.

          Comprehensive Income

            As of January 1, 1998, the Corporation adopted FASB No. 130, "Reporting Comprehensive Income". Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or stockholders' equity. The Statement requires other comprehensive income to include adjustments for unrealized gains and losses on available for sale securities, which prior to adoption were reported separately in stockholders' equity. The financial statements have been reclassified to conform to the requirements of SFAS No. 130.

           Emerging Accounting Standards

            In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Corporation has not determined whether to adopt the new statement early. The Statement will require the Corporation to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

            Because the Corporation does not use derivatives, management does not anticipate that the adoption of the new Statement will have any effect on the Corporation's earnings or financial position.


Note 2.   Securities

          Amortized costs and fair values of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                    1998
                         -------------------------------------------------------
                                           Gross         Gross
                         Amortized       Unrealized    Unrealized     Fair
                            Cost           Gains        (Losses)      Value
                         ---------       ----------    ----------     -----
Mortgage-backed
 securities             $   19 486     $      - -     $     (30)    $  19 456
                        ==========     ===========    =========     =========

                                                    1997
                         -------------------------------------------------------
                                           Gross         Gross
                         Amortized       Unrealized    Unrealized     Fair
                            Cost           Gains        (Losses)      Value
                         ---------       ----------    ----------     -----

Mortgage-backed
 securities             $1 661 684         $ 3 012      $ (2460)   $1 662 236
                        ==========         =======      =======    ==========

          Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties, therefore these securities are not included in a maturity analysis.

          Amortized costs and fair values of securities available for sale as of December 31, 1998 and 1997 are as follows:

                                                                                 1998
                                                  -----------------------------------------------------------------
                                                                       Gross             Gross
                                                  Amortized          Unrealized        Unrealized          Fair
                                                    Cost               Gains            (Losses)           Value
                                                  ---------          ----------        ----------          -----
          U.S. Treasury securities
            and obligations of U.S.
            government corporations
            and agencies                        $36 397 397          $  270 233       $  (84 329)      $ 36 583 301

          Obligations of states and
            political subdivisions                6 558 718             326 143           (1 218)         6 883 643

          Corporate securities                        4 010              27 350              - -             31 360

          Mortgage-backed
            Securities                            3 569 371               2 075          (14 625)         3 556 821

          Other                                   1 187 916                 - -              - -          1 187 916
                                                -----------          ----------       ----------       ------------
                                                $47 717 412          $  625 801       $ (100 172)      $ 48 243 041
                                                ===========          ==========       ==========       ============


                                                                                  1997
                                                                        Gross             Gross
                                                  Amortized          Unrealized         Unrealized         Fair
                                                    Cost                Gains           (Losses)           Value
                                                  ---------          ----------         ----------         -----
          U.S. Treasury securities
            and obligations of U.S.
            government corporations
            and agencies                         $31 961 244        $  225 632        $  (25 039)       $ 32 161 837

          Obligations of states and
            political subdivisions                 6 478 299           306 944               - -           6 785 243

          Corporate securities                         4 010               - -               - -               4 010

          Other                                    1 085 751               - -               - -           1 085 751
                                                 -----------        ----------        ----------        ------------
                                                 $39 529 304        $  532 576        $  (25 039)       $ 40 036 841
                                                 ===========        ==========        ==========        ============


          The amortized cost and fair value of securities available for sale as of December 31, 1998, by contractual maturity, are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                   Amortized           Fair
                                                      Cost             Value
                                                   ---------           -----

          Due in one year or less              $   6 018 481        $ 6 055 707
          Due after one year through
            five years                            17 950 041         18 163 240
          Due after five years through
            ten years                             17 078 557         17 333 403
          Due after ten years                      1 909 036          1 914 594
          Corporate securities                         4 010             31 360
          Mortgage-backed securities               3 569 371          3 556 821
            Other                                  1 187 916          1 187 916
                                                 -----------        -----------
                                                 $47 717 412        $48 243 041
                                                 ===========        ===========

          There were no sales of securities being held to maturity during 1998, 1997 and 1996.

          Proceeds from sales of securities available for sale during 1998, 1997, and 1996 were $11,529,144, $9,105,427, and $2,319,615, respectively. Gross gains of $199,657, $41,973, and $19,549 and gross losses of $1,332, $30,824, and $-0- were realized on those sales.

          Securities having a book value of $7,786,481 and $9,403,358 at December 31, 1998 and 1997, were pledged to secure public deposits and for other purposes required by law.

Note 3.   Loans

          Loans at December 31, 1998 and 1997, are summarized as follows:

                                                   1998                  1997
                                                  ------                ------
                                                          (Thousands)
          Real estate loans:
           Construction and land development    $  5 415               $  3 583
           Secured by farm land                      851                    947
           Secured  by 1-4 family
            residential                           47 965                 45 133
           Other real estate loans                21 381                 17 126
          Loans to farmers (except those
            secured by real estate)                  585                    647
          Commercial and industrial loans
            (except those secured by real
            estate)                               25 632                 19 576
          Loans to individuals  for
            personal expenditures                 27 376                 26 574
          All other loans                           513                    461
                                                --------               --------
             Total loans                        $129 718               $114 047
          Less: Unearned income                     121                    441
                 Allowance for loan losses         1 226                  1 112
                                                --------               --------
             Loans, net                         $128 371               $112 494
                                                ========               ========

Note 4.   Allowance for Loan Losses

          Transactions in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996, were as follows:


                                                      1998                        1997                         1996


          Balance at beginning of year              $1 112 318                $   974 412                   $   900 812
          Provision charged to operating
            expense                                    330 000                    220 000                       120 000
          Loan recoveries                               17 184                     14 914                        16 425
          Loan charge-offs                            (233 306)                   (97 008)                      (62 825)
                                                    ----------                -----------                   -----------
          Balance at end of year                    $1 226 196                $ 1 112 318                   $   974 412
                                                    ==========                ===========                   ===========


          Impairment of loans having recorded investments of $164,569 at December 31, 1998 has been recognized in conformity with FASB Statement No. 114. The average recorded investment in impaired loans during 1998 was $195,574. The total allowance for loan losses related to these loans was $78,228. There was no interest income on impaired loan recognized for cash payments received in 1998. There were no impaired loans in 1997.

          Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $42,385 and $23,642 at December 31, 1998 and 1997, respectively. If interest on these loans had been accrued, such income would have approximated $1,326 and $3,490 for 1998 and 1997.


Note 5.   Bank Premises and Equipment

          Bank premises and equipment are summarized as follows at December 31, 1998 and 1997:

                                                     1998             1997

          Land                                  $   669 425     $    468 785
          Buildings and leasehold improvements    3 745 278        3 392 827
          Furniture and equipment                 4 075 850        3 827 693
                                                -----------     ------------
                                                $ 8 490 553     $  7 689 305
          Less accumulated depreciation           4 172 907        3 755 703
                                                -----------     ------------
                                                $ 4 317 646     $  3 933 602
                                                ===========     ============

          Depreciation expense included in operating expenses for 1998, 1997 and 1996 was $428,114, $419,751, and $443,274, respectively.


Note 6.   Deposits

          The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was $11,262,920 and $12,243,178 at December 31, 1998 and 1997, respectively.

          At December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                  1999                     $39 612 473
                  2000                       8 642 312
                  2001                       6 600 016
                  2002                       2 285 419
                  2003                       3 321 718
                                           -----------
                                           $60 461 938
                                           ===========


Note 7.    Short-Term Borrowings

          The Corporation had unused lines of credit totaling $24,873,000 available with non-affiliated banks at December 31, 1998.

Note 8.    Long-Term Debt

          At December 31, 1998, the Corporation had borrowings from the Federal Home Loan Bank system totaling $17,709,827 which mature through April 1, 2013. The interest rate on these notes payable ranges from 5.515% to 6.25%. The Corporation has pledged real estate loans and Federal Home Loan Bank stock as collateral on these borrowings. Principal payments on these notes are due as follows:

           1999                         $   71 287
           2000                             77 550
           2001                             84 363
           2002                          5 091 774
           2003                             99 837
           Later years                  12 285 016
                                       -----------
                                       $17 709 827
                                       ===========


Note 9.    Income Taxes

          Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                                         1998           1997
                                                     ----------     ---------
           Deferred tax assets:
              Allowance for loan losses              $  330 738     $ 292 020
              Pension payable                           103 294       103 545
              Interest on nonaccrual loans                8 766         1 187
                                                     ----------     ---------
                                                     $  442 798     $ 396 752
                                                     ----------     ---------

           Deferred tax liabilities:
               Depreciation                          $   69 500     $  53 822
               Bond accretion                             5 862         6 107
               Loan origination costs                    28 537        67 178
               Securities available for sale            178 714       172 562
                                                     ----------     ---------
                                                     $  282 613     $ 299 669
                                                     ----------     ---------

                                                     $  160 185     $  97 083
                                                     ==========     =========

          The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996 consists of the following:


                                                  1998                    1997                    1996
                                                --------                --------              ---------
           Current tax expense                  $861 138                $706 516              $ 520 870
           Deferred tax expense (benefit)        (69 254)                (70 181)                 9 726
                                                --------                --------              ---------
                                                $791 884                $636 335              $ 530 596
                                                ========                ========              =========


          The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996, due to the following:


                                                 1998                     1997                   1996
                                             ----------               ----------              ---------
           Computed "expected" tax expense   $  916 832               $  764 203              $ 674 853
           (Decrease) in income taxes
             resulting from:
              Tax-exempt interest income       (106 451)                (110 540)              (128 063)
               Other                            (18 497)                 (17 328)               (16 194)
                                             ----------               ----------              ---------
                                               $791 884                 $636 335               $530 596
                                             ==========               ==========              =========


          Low income housing credits totalled $32,179 for the years ended December 31, 1998, 1997 and 1996 respectively.


Note 10.   Fund Restrictions and Reserve Balance

          Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totalled $3,518,821.

          The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $702,000 and $612,000, respectively.


Note 11.   Benefit Plans

          The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with one year of service. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act.
          Information about the plan follows:

                                                      1998               1997

             Change in Benefit Obligation
               Benefit obligation, beginning
                  of year                         $1 822 867        $ 1 400 560
               Service cost                          156 069            145 319
               Interest cost                         136 715            105 042
               Actuarial loss                         36 572            184 053
               Benefits paid                        (593 076)           (12 107)
                                                  ----------        -----------
               Benefit obligation, end of year    $1 559 147        $ 1 822 867
                                                  ==========        ===========
             Changes in Plan Assets
               Fair value of plan assets,
               beginning of year                  $1 689 889        $ 1 270 505
               Actual return on plan assets           26 745            281 660
               Employer contributions                139 074            149 831
               Benefits paid                        (593 076)           (12 107)
                                                  ----------        -----------
               Fair value of assets, end of year  $1 262 632        $ 1 689 889
                                                  ==========        ===========
               Funded status                      $ (296 515)       $  (132 978)
               Unrecognized net actuarial
                  (gain) loss                         13 485           (148 432)
               Unrecognized net obligation at
               transition                            (67 507)           (73 133)
               Unrecognized prior service cost        45 771             49 041
                                                  ----------        -----------
               Accrued benefit cost included in
               other liabilities                  $ (304 766)       $  (305 502)
                                                  ==========        ===========



                                                    1998                    1997                      1996
                                                  --------                --------                 --------
             Components of Net Periodic
               Benefit Cost
                 Service cost                     $156 069                $145 319                 $133 691
                 Interest cost                     136 715                 105 042                   91 351
                 Expected return on plan assets   (152 090)               (114 345)                 (91 375)
                 Amortization of prior service
                   cost                              3 270                   3 270                      - -
                 Amortization of net obligation
                   at transition                    (5 626)                 (5 626)                  (2 626)
                 Recognized net actuarial
                   (gain)                              - -                  (1 256)                     - -
                                                  --------                --------                 --------
                 Net periodic benefit cost        $138 338                $132 404                 $131 041
                                                  ========                ========                 ========
             Weighted-Average Assumptions as
               of December 31
                Discount rate                         7.50%                   7.50%                    7.50%
                Expected return on plan assets        9.00%                   9.00%                    9.00%
                Rate of compensation increase         5.00%                   5.00%                    6.00%


          The Corporation provides a profit sharing thrift plan for all eligible employees. Participating employees may elect to contribute up to 6% of their salaries. The Corporation contributes an amount equal to one-half of the employees' contributions. The Corporation's contributions in 1998, 1997 and 1996 were $50,187, $54,399 and
          $52,616, respectively.

          On January 6, 1999 the Bank adopted a Director Split Dollar Life Insurance Plan. This Plan provides life insurance coverage to insurable directors of the Bank. The Bank owns the policies and is entitled to all values and proceeds. The Plan provides retirement benefits and the payment of benefits at the death of the insured director. The amount of benefits will be determined by the performance of the policies over the director's life.


Note 12.  Commitments and Contingencies

          In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

          The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.

          The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 1998, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $152,000.

          See Note 16 with respect to financial instruments with off-balance-sheet risk.


Note 13.  Transactions With Related Parties

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

          An analysis of loans (exclusive of loans to any such person which in the aggregate did not exceed $60,000) made by the Corporation to directors, executive officers, or principal stockholders or to any associate of such persons is shown in the following table:

                    Balance                                    Balance
                   January 1,      New           Loan        December 31,
                     1998         Loans       Repayments        1998
                   ----------     -----       ----------     ------------

                 $3 059 826     $ 886 681     $1 143 959      $2 802 548
                 ==========     =========     ==========      ==========


Note 14.  Winchester Branch Office

          The branch office in Winchester has been leased for a five-year period beginning June 1, 1986, with options to renew for three additional five-year periods. The current annual rent is $20,039, with an allowable increase based on the Consumer Price Index. The annual rent for the third five-year period cannot exceed $21,175.


Note 15.  Dividend Reinvestment Plan

          The Company has in effect a Dividend Reinvestment Plan which provides an automatic conversion of dividends into common stock for enrolled shareholders. Stock is issued at 100% of fair market value on each dividend record date.


Note 16.  Financial Instruments With Off-Balance-Sheet Risk

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

          A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                      1998            1997
          Financial instruments whose contract
            amounts represent credit risk:
            Commitments to extend credit         $ 19 734 000      $  9 442 000
            Standby letters of credit            $    729 665      $    348 700

                     Notes to Consolidated Financial Statements

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

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds security agreements on accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998, varies from 0 percent to 100 percent; the average amount collateralized is 55.4 percent.


Note 17.  Disclosures About Fair Value of Financial Instruments

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

            Cash and Short-Term Investments

            For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

            Securities

            For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes.

            Loan Receivables

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

            Deposit Liabilities

            The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

            Borrowings

            The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

            Off-Balance-Sheet Financial Instruments

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

            At December 31, 1998 and 1997, the carrying amounts and fair values of loan commitments and stand-by letters of credit were deemed immaterial.

            The estimated fair values of the Corporation's financial instruments are as follows:


                                                  1998                               1997
                                         --------------------             ------------------------
                                        Carrying       Fair               Carrying           Fair
                                         Amount        Value               Amount            Value
                                        --------       ------             --------           -----
                                             (in thousands)                    (in thousands)
Financial assets:
   Cash and short-term investments      $  7 885     $  7 885            $  3 623        $   3 623
   Securities                             48 263       48 263              41 699           41 699
   Loans                                 128 371      132 930             112 494          114 091
                                        --------     --------            --------        ---------
      Total financial assets            $184 519     $189 078            $157 816        $ 159 413
                                        ========     ========            ========        =========

Financial liabilities:
   Deposits                             $155 008     $156 075            $139 762        $ 139 788
   Federal funds purchased                   - -          - -               1 417            1 417
   Long-term debt                         17 710       18 623               6 461            6 304
                                       --------     --------             --------        ---------
      Total financial liabilities       $172 718     $174 698            $147 640        $ 147 509
                                        ========     ========            ========        =========


Note 18.  Regulatory Matters

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

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

          As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

          The Corporation's actual capital amounts and ratios are also presented in the table.



                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                       For Capital                          Prompt Corrective
                                      Actual                       Adequacy Purposes                        Action Provisions
                                  ----------------               ----------------------                    --------------------
                                  Amount     Ratio               Amount           Ratio                    Amount         Ratio
                                  ------     -----               ------           -----                    ------         -----
                                                                  (Amount in Thousands)

As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated             $ 18 480      14.8%             >=$10 017         >=8.0%                             N/A

      First Bank               $ 18 269      14.6%             >=$10 007         >=8.0%                  >=$12 509      >=10.0%

  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated             $ 17 254      13.8%             >=$5 009          >=4.0%                             N/A

      First Bank               $ 17 043      13.6%             >=$5 004          >=4.0%                  >=$ 7 505      >= 6.0%

  Tier 1 Capital (to
    Average Assets):
      Consolidated             $ 17 254       9.0%             >=$7 655          >=4.0%                             N/A

      First Bank               $ 17 043       8.9%             >=$7 650          >=4.0%                  >=$ 9 562      >= 5.0%


As of December 31, 1997:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated             $ 16 959      15.2%             >=$8 945          >=8.0%                             N/A

      First Bank               $ 16 700      15.0%             >=$8 930          >=8.0%                  >=$11 162      >=10.0%

  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated             $ 15 847      14.2%             >=$4 472          >=4.0%                             N/A

      First Bank               $ 15 588      14.0%             >=$4 465          >=4.0%                  >=$ 6 697      >= 6.0%

  Tier 1 Capital (to
    Average Assets):
      Consolidated             $ 15 847      10.0%             >=$6 343          >=4.0%                             N/A

      First Bank               $ 15 588       9.8%             >=$6 337          >=4.0%                  >=$ 7 922      >= 5.0%


Note 19.  Incentive Stock Option Plan

          The Corporation has an incentive stock option plan for all full-time employees. Under the plan, the Corporation may grant options for up to 21,000 shares of the common stock. The exercise price of each option is equal to the market price of the Corporation's stock on the date of grant. The maximum term of the option is five years, and they vest immediately upon grant.

          The Corporation applies APB Opinion 25 in accounting for its incentive stock option plan. Accordingly, no compensation cost has been recognized for the plan in 1998, 1997 and 1996. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income and earnings per share would not have been materially different from the amounts presented.

          The status of the stock option plan during 1998, 1997 and 1996 is as follows:


                                   1998                                 1997                       1996
                      ----------------------------           ---------------------        ---------------------
                                          Weighted                        Weighted                     Weighted
                                          Average                         Average                     Average
                      Number of           Exercise           Number of    Exercise        Number of    Exercise
                       Shares              Price             Shares        Price           Shares      Price
                      ---------           --------           ---------    --------        ---------    --------
Outstanding at
  January 1            15 780            $  23.51                19 003     $ 23.55          23 179      $  23.40
Granted                   - -                 - -                   - -         - -             - -           - -
Exercised              (8 542)              23.58                   - -         - -             - -           - -
Forfeited                (683)              23.58                (3 223)      23.76          (4 176)        22.72
                       ------                                    ------                      ------
Outstanding and
  exercisable at
  December 31           6 555               23.43                15 780       23.51          19 003         23.55
                       ======                                    ======                      ======


          The status of the options outstanding at December 31, 1998 is as follows:



                                                                     Weighted
                                   Weighted          Number           Average
                                    Average        Outstanding       Remaining
                                   Exercise           and          Contractual
                                    Price          Exercisable         Life
                                   --------        -----------     -----------

                                 $   24.00            2 820           .5 year
                                     23.00            3 735          1.5 years
                                                      -----
                                     23.43            6 555          1.0 year
                                                      =====

Note 20.  Earnings Per Share

          The following table presents the amounts used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. Potential dilutive common stock has no effect on income available to common stockholders.



                                  1998                        1997                          1996
                            -------------------       --------------------         ------------------------
                                      Per Share                  Per Share                        Per Share
                            Shares    Amount          Shares      Amount           Shares         Amount
                            ------    ---------       ------     ---------         ------         ---------

     Basic EPS              783 897   $ 2.43         775 508     $   2.08          772 557        $  1.88
                                      =========                  =========                        =======
     Effect of dilutive
        securities, stock
         options              3 006                      445                          - -
                           --------                  -------                       -------
     Diluted EPS            786 903   $ 2.42         775 953     $   2.08          772 557        $  1.88
                           ========   ==========     =======     ========          =======        =======


          Options on 19,003 shares of common stock were not included in computing diluted earnings per share for the year ended December 31, 1996, because their effects were antidilutive.

                        Notes to Consolidated Financial Statements


Note 21.  Parent Corporation Only Financial Statements


                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1998 and 1997



          Assets                                        1998            1997
                                                    ----------     -----------
Cash                                                $    39 041    $    70 493
Investment in subsidiaries, at cost, plus
  undistributed net income                           17 389 973     15 923 036
Other assets                                            171 994        188 746
                                                    -----------    -----------
         Total assets                               $17 601 008    $16 182 275
                                                    ===========    ===========
  Liabilities and Stockholders' Equity

Liabilities, accounts payable                       $      - -     $      - -
                                                    -----------    -----------
Stockholders' Equity
  Common stock                                      $ 3 944 515    $ 3 887 735
  Surplus                                             1 417 280      1 187 023
  Retained earnings                                  11 892 298     10 772 543
  Accumulated other comprehensive income                346 915        334 974
                                                   ------------    -----------
         Total stockholders' equity                $ 17 601 008    $16 182 275
                                                   ------------    -----------
         Total liabilities and stockholders'
            equity                                 $ 17 601 008    $16 182 275
                                                   ============    ===========

                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1998, 1997 and 1996



                                            1998          1997          1996
                                       -----------   -----------   ------------

Income, dividends from subsidiary      $   464 000   $   535 000   $    465 000
                                       -----------   -----------   ------------
Expenses:
  Registration fees                    $       850   $       850   $        850
  Stationery and supplies                   11 290        10 363         11 686
  Legal and professional fees               14 487         6 677         12 610
  Other                                     42 215        32 358         19 447
                                       -----------   -----------   ------------

         Total expenses                $    68 842   $    50 248   $     44 593
                                       -----------   -----------   ------------

         Income before allocated tax
           benefits and undistributed
           income of subsidiary        $   395 158   $   484 752   $    420 407

Allocated income tax benefits               54 528        49 263         47 341
                                       -----------   -----------   ------------

         Income before equity in
           undistributed income
           of subsidiary               $   449 686   $   534 015   $    467 748

Equity in undistributed income of
  subsidiary                             1 454 996     1 077 307        986 518
                                       -----------   ------------  ------------

         Net income                    $ 1 904 682   $ 1 611 322   $  1 454 266
                                       ===========   ===========   ============

                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1998, 1997 and 1996




                                           1998           1997          1996

Cash Flows from Operating Activities
  Net income                           $1 904 682    $1 611 322    $  1 454 266
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Undistributed earnings of
        subsidiary                     (1 454 996)   (1 077 307)       (986 518)
      Decrease in other assets             16 752        17 062          11 877
      (Decrease) in accounts payable          - -           - -            (319)
                                        ---------    ----------    ------------
        Net cash provided by operating
          activities                    $ 466 438    $  551 077    $    479 306
                                        ---------    ----------    ------------

Cash Flows from Financing Activities
  Net proceeds from issuance of common
    stock                               $ 287 037    $   70 090    $     55 717
  Cash dividends paid                    (784 927)     (639 870)       (540 872)
                                        ---------    ----------    ------------
         Net cash (used in) financing
           activities                  $ (497 890)   $ (569 780)   $   (485 155)
                                       ----------    ----------    ------------

         (Decrease) in cash and
            cash equivalents           $  (31 452)   $  (18 703)   $     (5 849)

Cash and Cash Equivalents
  Beginning                                70 493        89 196          95 045
                                       ----------    ----------    ------------

  Ended                                $   39 041    $   70 493    $     89 196
                                       ==========    ==========    ============