Form 10-K, Exhibit 13
period 1999-12-31
FIRST NATIONAL CORP /VA/
filed 2000-03-30
CIK 719402

INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Directors
First National Corporation
Strasburg, Virginia

We have audited the accompanying consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.



/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 19, 2000

                           FIRST NATIONAL CORPORATION

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998

           Assets                                            1999            1998
                                                        -------------    -------------

Cash and due from banks                                 $   4,107,951    $   5,025,590
Federal funds sold                                               --          2,859,000
Securities(fair value:1999,$45,129,197;
  1998, $48,262,497)                                       45,129,197       48,262,527
Loans, net of allowanceforloanlosses,1999,$1,447,011;
  1998 $1,226,196                                         149,313,459      128,371,407
Bank premises and equipment                                 4,699,847        4,317,646
Interest receivable                                         1,165,602        1,150,951
Other real estate                                             343,181          343,181
Other assets                                                1,858,810          805,382
                                                        -------------    -------------

          Total assets                                  $ 206,618,047    $ 191,135,684
                                                        =============    =============

  Liabilities and Stockholders' Equity

Liabilities
  Deposits:
      Noninterest-bearing demand deposits               $  18,656,217    $  19,555,288
      Savings and interest-bearing demand deposits         79,937,401       74,990,558
      Time deposits                                        54,828,086       60,461,938
                                                        -------------    -------------
          Total deposits                                $ 153,421,704    $ 155,007,784
  Federal funds purchased                                   1,547,000             --
  Long-term debt                                           33,622,072       17,709,827
  Accrued expenses                                            850,917          817,065
  Commitments and contingent liabilities                         --               --
                                                        -------------    -------------
          Total liabilities                             $ 189,441,693    $ 173,534,676
                                                        -------------    -------------

Stockholders' Equity

  Common stock, par value $5 per share; authorized
    2,000,000 shares; issued and outstanding 793,991
    and 788,903 shares                                  $   3,969,955    $   3,944,515
  Surplus                                                   1,531,634        1,417,280
  Retained earnings                                        13,016,843       11,892,298
  Accumulated other comprehensive income (loss)            (1,342,078)         346,915
                                                        -------------    -------------
          Total stockholders'                           $  17,176,354    $  17,601,008
                                                        -------------    -------------

          Total liabilities and stockholders' equity    $ 206,618,047    $ 191,135,684
                                                        =============    =============


 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                       Consolidated Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997




                                             1999         1998           1997
                                             ----         ----           ----
Interest Income:
  Interest and fees on loans             $12,018,276   $11,032,938   $ 9,585,166
  Interest on federal funds sold              60,874        85,556        72,338
  Interest on deposits in banks               31,007        28,121        27,828
  Interest on investment securities,
    taxable                                     --          31,061       142,761
  Interest and dividends on securities
    available for sale:
      Taxable                              2,611,409     2,385,641     1,669,348
      Nontaxable                             399,140       357,030       356,755
      Dividends                               96,152        73,050        78,267
                                         -----------   -----------   -----------

         Total interest income           $15,216,858   $13,993,397   $11,932,463
                                         -----------   -----------   -----------

Interest Expense:
  Interest on deposits                   $ 6,273,697   $ 6,202,042   $ 5,614,295
  Interest on federal funds purchased        104,447        29,462        19,612
  Interest on long-term debt               1,304,924       878,732       104,182
                                         -----------   -----------   -----------

         Total interest expense          $ 7,683,068   $ 7,110,236   $ 5,738,089
                                         -----------   -----------   -----------

         Net interest income             $ 7,533,790   $ 6,883,161   $ 6,194,374

Provision for loan losses                    495,000       330,000       220,000
                                         -----------   -----------   -----------

         Net interest income after
           provision for loan losses     $ 7,038,790   $ 6,553,161   $ 5,974,374
                                         -----------   -----------   -----------

 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                                   (Continued)
                  Years Ended December 31, 1999, 1998 and 1997




                                                       1999                1998              1997
                                                   ------------       ------------        -----------

Noninterest Income:

  Service charges                                   $   674,458        $   620,479        $   568,276
  Fees for other customer services                      227,250            156,336            118,097
  Profits on securities available for sale                1,383            198,325             11,149
  Gain on sale of assets and other real estate                               9,216              2,268
  Other                                                 216,531            265,209            219,974
                                                    -----------        -----------        -----------

         Total noninterest income                   $ 1,119,622        $ 1,249,565        $   919,764
                                                    -----------        -----------        -----------

Noninterest Expenses:

  Salaries and employee benefits                    $ 2,694,501        $ 2,608,261        $ 2,365,875
  Occupancy expense                                     317,518            273,930            245,429
  Equipment expense                                     511,038            514,828            528,289
  Advertising                                           189,630            218,121            271,294
  Telephone                                             168,331            160,235            138,256
  Other                                               1,389,765          1,330,785          1,097,338
                                                    -----------        -----------        -----------

          Total noninterest expenses                $ 5,270,783        $ 5,106,160        $ 4,646,481
                                                    -----------        -----------        -----------

          Income before income taxes                $ 2,887,629        $ 2,696,566        $ 2,247,657

Provision for income taxes                              853,341            791,884            636,335
                                                    -----------        -----------        -----------

          Net income                                $ 2,034,288        $ 1,904,682        $ 1,611,322
                                                    ===========        ===========        ===========

Earnings Per Common Share,
  basic                                                  $ 2.57             $ 2.43             $ 2.08
                                                 ==============     ==============     ==============

Earnings Per Common Share,
  diluted                                                $ 2.57             $ 2.42             $ 2.08
                                                 ==============     ==============     ==============

See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows

                  Years Ended December 31, 1999, 1998 and 1997

                                                         1999          1998           1997
                                                   -------------- -------------- --------------
Cash Flows from Operating Activities
  Net income                                       $    2,034,288 $    1,904,682 $    1,611,322
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                        447,081        428,114        419,751
      Provision for loan losses                           495,000        330,000        220,000
      (Gain) on sale of assets and other
        real estate                                          --           (9,216)        (2,268)
      (Profits) on securities available for sale           (1,383)      (198,325)       (11,149)
      Accretion of security discounts                     (33,037)       (53,129)       (49,763)
      Amortization of security premiums                   171,476        188,545        107,910
      Deferred tax (benefit)                              (77,398)       (69,254)       (70,181)
      Changes in assets and liabilities:
        (Increase) in interest receivable                 (14,651)        (2,489)      (257,112)
        (Increase) decrease in other assets              (385,471)        12,500       (217,728)
        (Increase) in other real estate                      --          (39,225)      (115,431)
        Increase in accrued expenses                       33,852         67,733        159,315
                                                   -------------- -------------- --------------
              Net cash provided by
                operating activities               $    2,669,757 $    2,559,936 $    1,794,666
                                                   -------------- -------------- --------------

Cash Flows from Investing Activities
  Proceeds from sale of securities available
    for sale                                       $    8,983,346 $   11,529,144 $    9,105,427
  Proceeds from maturities, calls, and principal
    payments of investment securities                      19,487      1,640,428      1,364,430
  Proceeds from maturities, calls, and principal
    payments of securities available for sale           7,275,640     17,842,596      5,892,658
  Purchase of securities available for sale           (15,841,279)   (37,495,168)   (23,906,086)
  (Increase) decrease in federal funds sold             2,859,000     (2,859,000)          --
  Proceeds on sale of equipment                              --           23,725         13,030
  Purchases of bank premises and equipment               (549,754)      (834,415)    (1,044,089)
  Net (increase) in loans                             (21,437,052)   (16,322,706)   (14,292,570)
  Proceeds on sale of other real estate                      --          738,031           --
                                                   -------------- -------------- --------------
              Net cash (used in)
                investing activities               $  (18,690,612)$  (25,737,365)$  (22,867,200)
                                                   -------------- -------------- --------------

See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                  Years Ended December 31, 1999, 1998 and 1997


                                                           1999            1998            1997
                                                       -------------   -------------   -------------
Cash Flows from Financing Activities
  Net increase in demand deposits,
    NOW accounts, and savings accounts                 $  4,047,772    $  9,287,430    $ 17,138,568
  Net increase (decrease) in certificates of deposit     (5,633,852)      5,958,502      (1,465,131)
  Proceeds from long-term debt                           24,000,000      11,300,000       5,000,000
  Principal payments on long-term debt                   (8,087,755)        (51,409)        (20,188)
  Net proceeds from issuance of common stock                139,794         287,037          70,090
  Cash dividends paid                                      (909,743)       (784,927)       (639,870)
  Increase (decrease) in federal funds purchased          1,547,000      (1,417,000)      1,102,000
                                                       ------------    ------------    ------------
              Net cash provided by
                financing activities                   $ 15,103,216    $ 24,579,633    $ 21,185,469
                                                       ------------    ------------    ------------

              Increase (decrease) in cash
                 and cash equivalents                   $  (917,639)   $  1,402,204    $    112,935

Cash and Cash Equivalents

  Beginning                                               5,025,590       3,623,386       3,510,451
                                                       ------------    ------------    ------------

  Ending                                               $  4,107,951    $  5,025,590    $  3,623,386
                                                        ===========    ============    ============

Supplemental Disclosures of Cash Flow
  Information

    Cash payments for:
      Interest                                         $  7,697,721    $  7,073,034    $  5,714,898
                                                        ===========    ============    ============

      Income taxes                                     $    910,863    $    906,157    $    652,286
                                                        ===========    ============    ============

Supplemental Disclosures of Noncash
  Investing and Financing Activities

    Other real estate acquired in
      settlement of loans                               $      --      $    115,000    $       --
                                                        ===========    ============    ============

    Unrealized gain (loss) on securities
      available for sale                                $(2,559,080)   $     18,093    $    459,908
                                                        ===========    ============    ============


See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 1999, 1998 and 1997




                                                      Common                       Retained
                                                      Stock         Surplus        Earnings
                                                  -------------   ------------   ------------

Balance, December 31, 1996                        $   3,872,030   $  1,132,638   $  9,801,091
  Comprehensive income:
    Net income                                             --             --        1,611,322
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $160,160)                      --             --             --
      Reclassification adjustment (net of tax, $3,791)     --             --             --
    Other comprehensive income (net of tax, $156,369)      --             --             --
    Total comprehensive income                             --             --             --
  Cash dividends - $0.82 per share                         --             --         (639,870)
  Issuance of 3,141 shares of common stock, dividend       --
    reinvestment plan                                    15,705         54,385           --
                                                  -------------   ------------   ------------
Balance, December 31, 1997                        $3,887,735.00   $  1,187,023   $ 10,772,543
  Comprehensive income:
    Net income                                             --             --        1,904,682
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $73,583)                       --             --             --
      Reclassification adjustment (net of tax, $67,431)    --             --             --
    Other comprehensive income (net of tax, $6,152)        --             --             --
    Total comprehensive income                             --             --             --
  Cash dividends - $1.00 per share                         --             --         (784,927)
  Issuance of 8,542 shares of common stock, employee
    stock options                                        42,710        158,680           --
  Issuance of 2,814 shares of common stock, dividend
    reinvestment plan                                    14,070         71,577           --
                                                  -------------   ------------   ------------
Balance, December 31, 1998                        $   3,944,515   $  1,417,280   $ 11,892,298
  Comprehensive income:
    Net income                                             --             --        2,034,288
    Other comprehensive income net of tax:
      Unrealized holding losses arising during the
        period (net of tax, $870,557)                      --             --             --
      Reclassification adjustment (net of tax, $470)       --             --             --
    Other comprehensive income (net of tax, $870,087)      --             --             --
    Total comprehensive income                             --             --             --
  Cash dividends - $1.15 per share                         --             --         (909,743)
  Issuance of 1,553 shares of common stock, employee
    stock options                                         7,765         30,042
  Issuance of 3,535 shares of common stock, dividend
    reinvestment plan                                    17,675         84,312           --
                                                  -------------   ------------   ------------
Balance, December 31, 1999                        $   3,969,955   $  1,531,634   $ 13,016,843
                                                  =============   ============   ============




                                                         Accumulated
                                                            Other
                                                        Comprehensive  Comprehensive
                                                        Income (Loss)     Income          Total
                                                        -------------  -------------   ------------

Balance, December 31, 1996                              $    31,435                  $ 14,837,194
  Comprehensive income:
    Net income                                                 --      $  1,611,322     1,611,322
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $160,160)                          --           310,897          --
      Reclassification adjustment (net of tax, $3,791)         --            (7,358)         --
                                                                       ------------
    Other comprehensive income (net of tax, $156,369)       303,539    $    303,539       303,539
                                                                       ------------
    Total comprehensive income                                 --      $  1,914,861          --
                                                                       ============
  Cash dividends - $0.82 per share                             --                        (639,870)
  Issuance of 3,141 shares of common stock, dividend
    reinvestment plan                                          --                          70,090
                                                        -----------                  ------------
Balance, December 31, 1997                              $   334,974                  $ 16,182,275
  Comprehensive income:
    Net income                                                 --      $  1,904,682     1,904,682
    Other comprehensive income net of tax:
      Unrealized holding gains arising during the
        period (net of tax, $73,583)                           --           142,835          --
      Reclassification adjustment (net of tax, $67,431         --          (130,894)         --
                                                                       ------------
    Other comprehensive income (net of tax, $6,152)          11,941    $     11,941        11,941
                                                                       ------------
    Total comprehensive income                                 --      $  1,916,623          --
                                                                       ============
  Cash dividends - $1.00 per share                             --                        (784,927)
  Issuance of 8,542 shares of common stock, employee
    stock options                                              --                         201,390
  Issuance of 2,814 shares of common stock, dividend
    reinvestment plan                                          --                          85,647
                                                        -----------                  ------------
Balance, December 31, 1998                              $   346,915                  $ 17,601,008
  Comprehensive income:
    Net income                                                 --      $  2,034,288     2,034,288
    Other comprehensive income net of tax:
      Unrealized holding losses arising during the
        period (net of tax, $870,557)                          --        (1,688,080)         --
      Reclassification adjustment (net of tax, $470)           --              (913)         --
                                                                       ------------
    Other comprehensive income (net of tax, $870,087)    (1,688,993)   $ (1,688,993)   (1,688,993)
                                                                       ------------
    Total comprehensive income                                 --      $    345,295          --
                                                                       ============
  Cash dividends - $1.15 per share                             --                        (909,743)
  Issuance of 1,553 shares of common stock, employee
    stock options                                                                          37,807
  Issuance of 3,535 shares of common stock, dividend
    reinvestment plan                                          --                         101,987
                                                        -----------                  ------------
Balance, December 31, 1999                              $(1,342,078)                 $ 17,176,354
                                                        ===========                  ============

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

Principles of Consolidation

The consolidated financial statements of First National Corporation and its wholly-owned subsidiaries, First Bank (the Bank) and First Bank Financial Corporation, include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

Securities

Investments are accounted for as follows:

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

                   Notes to Consolidated Financial Statements

Loans

The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout the Shenandoah Valley Region of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are place on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

                   Notes to Consolidated Financial Statements

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. For financial reporting, depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from five to forty years. Gains and losses on routine dispositions are reflected in current operations.

Other Real Estate

Assets acquired through or in lieu of, foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Cash and Cash Equivalents

The Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

                   Notes to Consolidated Financial Statements

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Advertising Costs

The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 1999, 1998 and 1997 was $189,630, $218,121 and $271,294, respectively.

Comprehensive Income

The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or stockholders' equity.

Emerging Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended, requires adoption in years beginning after June 15, 2000. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. Because the Corporation does not use derivatives, management does not anticipate that the adoption of the new Statement will have any effect on the Corporation's earnings or financial position.

                   Notes to Consolidated Financial Statements

Note 2.  Securities

Amortized costs and fair values of securities available for sale as of December 31, 1999 and 1998, are as follows:


                                                    1999
                           ---------------------------------------------------------
                                            Gross           Gross
                             Amortized    Unrealized      Unrealized       Fair
                                Cost         Gains         (Losses)        Value
                            -----------   -----------     -----------    -----------
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies              $38,336,732   $     6,519     $(1,707,906)   $36,635,345

Obligations of states and
  political subdivisions      6,826,091        23,515        (404,172)     6,445,434

Corporate securities                816        48,592            --           49,408

Other                         1,999,010          --              --        1,999,010
                            -----------   -----------     -----------    -----------
                            $47,162,649   $    78,626     $(2,112,078)   $45,129,197
                            ===========   ===========     ===========    ===========


                                                     1998
                           ---------------------------------------------------------
                                            Gross           Gross
                             Amortized    Unrealized      Unrealized       Fair
                                Cost         Gains         (Losses)        Value
                            -----------   -----------     -----------    -----------
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies              $39,966,768   $   272,308     $   (98,954)   $40,140,122

Obligations of states and
  political subdivisions      6,558,718       326,143          (1,218)     6,883,643

Corporate securities              4,010        27,350            --           31,360

Other                         1,187,916          --              --        1,187,916
                            -----------   -----------    ------------    -----------
                            $47,717,412   $   625,801     $  (100,172)   $48,243,041
                            ===========   ===========    ============    ===========

                   Notes to Consolidated Financial Statements


The amortized cost and fair value of securities available for sale as of December 31, 1999, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties, therefore these securities are not included in a maturity analysis.


                                              Amortized               Fair
                                                 Cost                Value
                                        -------------------  -------------------

  Due in one year or less                       $2,609,063           $2,532,589
  Due after one year through five years         25,809,959           24,713,561
  Due after five years through ten years        16,499,897           15,608,326
  Due after ten years                              243,904              226,303
  Corporate securities                                 816               49,408
  Other                                          1,999,010            1,999,010
                                               -----------          -----------
                                               $47,162,649          $45,129,197
                                               ===========          ===========


Amortized costs and fair values of securities being held to maturity as of December 31, 1998, are as follows:


                                                     1998
                           ---------------------------------------------------------
                                            Gross           Gross
                             Amortized    Unrealized      Unrealized       Fair
                                Cost         Gains         (Losses)        Value
                            -----------   -----------     -----------    -----------
  Mortgage-backed
    securities              $    19,486   $        --     $      (30)    $    19,456
                            ===========   ===========     ==========     ===========


There were no sales of securities being held to maturity during 1999, 1998 and 1997.

Proceeds from sales of securities available for sale during 1999, 1998, and 1997 were $8,983,346, $11,529,144, and $9,105,427, respectively. Gross gains of
$58,652,  $199,657, and $41,973 and gross losses of $57,269, $1,332, and $30,824 were realized on

Securities having a book value of $8,388,918 and $7,786,481 at December 31, 1999 and 1998, were pledged to secure public deposits and for other purposes required by law.

                   Notes to Consolidated Financial Statements


Note 3.  Loans

Loans at December 31, 1999 and 1998, are summarized as follows:


                                                  1999       1998
                                                --------   --------
                                                     (Thousands)
Real estate loans:
Construction and land development               $ 10,205   $  5,415
Secured by farm land                               1,489        851
Secured by 1-4 family residential                 58,712     47,965
Other real estate loans                           20,971     21,381
Loans to farmers (except those
secured by real estate)                              466        585
Commercial and industrial loans
(except those secured by real estate)             26,441     25,632
Loans to individuals for personal expenditures    31,829     27,376
All other loans                                      670        513
Total loans                                     $150,783   $129,718
                                                --------   --------
Less:  Unearned income                                23        121
          Allowance for loan losses                1,447      1,226
                                                --------   --------
Loans, net                                      $149,313   $128,371
                                                ========   ========


Note 4.  Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997, were as follows:

                                    1999            1998           1997
                                 -----------    -----------    -----------

Balance at beginning of year     $ 1,226,196    $ 1,112,318    $   974,412
Provision charged to operating
  expense                            495,000        330,000        220,000
Loan recoveries                       64,712         17,184         14,914
Loan charge-offs                    (338,897)      (233,306)       (97,008)
                                 -----------    -----------    -----------
Balance at end of year           $ 1,447,011    $ 1,226,196    $ 1,112,318
                                 ===========    ===========    ===========




Impairment of loans having recorded investments of $303,479 at December 31, 1999 and $164,569 at December 31, 1998 has been recognized in conformity with SFAS Statement No. 114. The average recorded investment in impaired loans during 1999 and 1998 was $234,024 and $195,574. The total allowance for loan losses related to these loans was $45,522 and $78,228. There was no interest income on impaired loan recognized for cash payments received in 1999 or 1998.

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $34,125 and $42,385 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $374 and $1,326 for 1999 and 1998.

                   Notes to Consolidated Financial Statements


Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows at December 31, 1999 and 1998:

                                                  1999         1998
                                               ----------   ----------

        Land                                   $  676,566   $  669,425
        Buildings and leasehold improvements    3,846,468    3,745,278
        Furniture and equipment                 4,409,616    4,075,850
        Construction in process                   387,185   $     --
                                               ----------   ----------
                                               $9,319,835   $8,490,553
        Less accumulated depreciation           4,619,988    4,172,907
                                               ----------   ----------
                                               $4,699,847   $4,317,646
                                               ==========   ==========

Depreciation expense included in operating expenses for 1999, 1998 and 1997 was $447,081, $428,114, and $419,751, respectively.


Note 6.  Deposits

The aggregate amount of time deposits, in denominations of $100,000 or more, was $12,993,309 and $11,262,920 and at December 31, 1999 and 1998, respectively.

At December 31, 1999, the scheduled maturities of time deposits are as follows:

         2000                          $     26,239,870
         2001                                18,604,113
         2002                                 3,467,170
         2003                                 3,449,950
         2004                                 3,066,983
                                       ----------------
                                       $     54,828,086
                                       ================

Note 7.  Short-Term Borrowings

The Corporation had unused lines of credit totaling $31,459,000 available with non-affiliated banks at December 31, 1999.

                   Notes to Consolidated Financial Statements


Note 8.  Long-Term Debt

At December 31, 1999, the Corporation had borrowings from the Federal Home Loan Bank system totaling $33,622,072 which mature through February 11, 2019. The interest rate on these notes payable ranges from 5.34% to 6.25%. The Corporation has pledged real estate loans and Federal Home Loan Bank stock as collateral on these borrowings. Principal payments on these notes are due as follows:

         2000                         $     15,098,908
         2001                                  107,609
         2002                                5,117,074
         2003                                  127,374
         2004                                  138,579
         Later years                        13,032,528
                                      ----------------
                                      $     33,622,072
                                      ================

Note 9.  Income Taxes


Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:

                                                     1999        1998
                                                  ----------   --------
Deferred tax assets:
   Allowance for loan losses                      $  405,592   $330,738
   Pension payable                                    97,694    103,294
   Interest on nonaccrual loans                          127      8,766
   Securities available for sale                     691,374       --
                                                  ----------   --------
                                                  $1,194,787   $442,798
                                                  ==========   ========


Deferred tax liabilities:
    Depreciation                                  $   85,072   $ 69,500
    Bond accretion                                     2,044      5,862
    Loan origination costs                              --       28,537
    Securities available for sale                       --      178,714
                                                  ----------   --------
                                                  $   87,116   $282,613
                                                  ----------   --------

                                                  $1,107,671   $160,185
                                                  ==========   ========

                   Notes to Consolidated Financial Statements


The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997 consists of the following:


                                     1999          1998           1997
                                   ---------     ---------      ---------

Current tax expense                $ 930,739     $ 861,138      $ 706,516
Deferred tax expense (benefit)        77,398)      (69,254)       (70,181)
                                   ---------     ---------      ---------
                                   $ 853,341     $ 791,884      $ 636,335
                                   =========     =========      =========

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997, due to the following:

                                      1999         1998           1997
                                   ---------     ---------      ---------

Computed "expected" tax expense    $ 981,794     $ 916,832      $ 764,203
(Decrease) in income taxes
  resulting from:
    Tax-exempt interest income      (116,413)     (106,451)      (110,540)
    Other                            (12,040)      (18,497)       (17,328)
                                   ---------     ---------      ---------
                                   $ 853,341     $ 791,884      $ 636,335
                                   =========     =========      =========

Low income housing credits totalled $32,179 for the years ended December 31, 1999, 1998 and 1997.

Note 10.  Fund Restrictions and Reserve Balance

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 1999, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totalled $3,774,608.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $740,000 and $612,000, respectively.

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

                   Notes to Consolidated Financial Statements


                                                1999            1998            1997
                                             -----------     -----------     -----------
Change in Benefit Obligation

Benefit obligation, beginning of year        $ 1,559,147     $ 1,822,867     $ 1,400,560
  Service cost                                   150,965         156,069         145,319
  Interest cost                                  116,936         136,715         105,042
  Actuarial loss                                 (72,350)         36,572         184,053
  Benefits paid                                  (65,249)       (593,076)        (12,107)
                                             -----------     -----------     -----------
  Benefit obligation, end of year            $ 1,689,449     $ 1,559,147     $ 1,822,867
                                             ===========     ===========     ===========

Changes in Plan Assets
  Fair value of plan assets,
  beginning of year                          $ 1,262,632     $ 1,689,889     $ 1,270,505
  Actual return on plan assets                   159,395          26,745         281,660
  Employer contributions                         187,873         139,074         149,831
  Benefits paid                                  (65,249)       (593,076)        (12,107)
                                             -----------     -----------     -----------
  Fair value of assets, end of year          $ 1,544,651     $ 1,262,632     $ 1,689,889
                                             ===========     ===========     ===========


  Funded status                              $  (144,798)    $  (296,515)    $  (132,978)
  Unrecognized net actuarial (gain) loss        (117,140)         13,485        (148,432)
  Unrecognized net obligation at transition      (61,881)        (67,507)        (73,133)
  Unrecognized prior service cost                 42,501          45,771          49,041
                                             -----------     -----------     -----------
  Accrued cost included in other liabilities $  (281,318)    $  (304,766)    $  (305,502)
                                             ===========     ===========     ===========



                                                1999            1998            1997
                                             -----------     -----------     -----------

Components of Net Periodic Benefit Cost

  Service cost                               $   150,965     $   156,069     $   145,319
  Interest cost                                  116,936         136,715         105,042
  Expected return on plan assets                (101,120)       (152,090)       (114,345)
  Amortization of prior service cost               3,270           3,270           3,270
  Amortization of net obligation at
  transition                                      (5,626)         (5,626)         (5,626)
  Recognized net actuarial (gain)                   --              --            (1,256)
                                             -----------     -----------     -----------
  Net periodic benefit cost                  $   164,425     $   138,338     $   132,404
                                             ===========     ===========     ===========

Weighted-Average Assumptions as
  of December 31
  Discount rate                                    7.50%           7.50%           7.50%
  Expected return on plan assets                   9.00%           9.00%           9.00%
  Rate of compensation increase                    5.00%           5.00%           5.00%

                   Notes to Consolidated Financial Statements


The Corporation provides a profit sharing thrift plan for all eligible employees. Participating employees may elect to contribute up to 6% of their salaries. The Corporation contributes an amount equal to one-half of the employees' contributions. The Corporation's contributions in 1999, 1998 and 1997 were $48,572, $50,187, and $54,399, respectively.

On January 6, 1999, the Bank adopted a Director Split Dollar Life Insurance Plan. This Plan provides life insurance coverage to insurable directors of the Bank. The Bank owns the policies and is entitled to all values and proceeds. The Plan provides retirement benefits and the payment of benefits at the death of the insured director. The amount of benefits will be determined by the performance of the policies over the director's life.


Note 12.  Commitments and Contingencies

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 1999, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $183,566.

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

An analysis of loans (exclusive of loans to any such person which in the aggregate did not exceed $60,000) made by the Corporation to directors, executive officers, or principal stockholders or to any associate of such persons is shown in the following table:

                   Balance                                           Balance
                 January 1,         New             Loan           December 31,
                     1999          Loans         Repayments            1999
               -------------   -------------   ---------------   ---------------

               $   2,802,548   $     647,714    $      876,242    $    2,574,020
               =============   =============    ==============    ==============

                   Notes to Consolidated Financial Statements


Note 14.  Lease Commitments

The Corporation was obligated under noncancelable leases for the banking premises. Total rental expense for operating leases for 1999, 1998 and 1997 was $43,259, $33,839 and $24,094, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1999 were as follows:

                                               Operating
                  Year                          Leases
         ----------------------             ----------------

         2000                               $         33,175
         2001                                         22,023
         2002                                          7,200
                                            ----------------
         Total minimum payments             $         62,398
                                            ================


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

A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 1999 and 1998, is as follows:

                                                     1999             1998
                                                 ------------     ------------
         Financial instruments whose contract
           amounts represent credit risk:
              Commitments to extend credit       $ 19,137,000     $ 19,734,000
              Standby letters of credit          $    553,525     $    729,665

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

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds security agreements on accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999, varies from 0 percent to 100 percent; the average amount collateralized is
55.1 percent.


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

                   Notes to Consolidated Financial Statements


Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

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

At December 31, 1999 and 1998, the carrying amounts and fair values of loan commitments and stand-by letters of credit were deemed immaterial.

                   Notes to Consolidated Financial Statements


The estimated fair values of the Corporation's financial instruments are as follows:


                                                                       1999                        1998
                                                            --------------------------   -------------------------
                                                              Carrying        Fair        Carrying        Fair
                                                               Amount         Value         Amount        Value
                                                            -----------   ------------   -----------   -----------
                                                                 (in thousands)                 (in thousands)

     Financial assets:

       Cash and short-term investments                      $     4,108   $      4,108   $     7,885   $     7,885
       Securities                                                45,129         45,129        48,263        48,263
       Loans                                                    149,313        149,710       128,371       132,930
       Accrued interest receivable                                1,166          1,166         1,151         1,151
                                                            -----------   ------------   -----------   -----------
           Total financial assets                           $   199,716   $    200,113   $   185,670   $   190,229
                                                            ===========   ============   ===========   ===========

     Financial liabilities:

       Deposits                                             $   153,422   $   152,962    $   155,008   $   156,075
       Federal funds purchased                                    1,547          1,547           - -           - -
       Accrued interest payable                                     411            411           425           425
       Long-term debt                                            33,622         31,883        17,710        18,623
                                                            -----------   ------------   -----------   -----------
           Total financial liabilities                      $   189,002   $    186,803   $   173,143   $   175,123
                                                            ===========   ============   ===========   ===========


Note 18.  Regulatory Matters

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - possibly additional discretionary
- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                   Notes to Consolidated Financial Statements


The Corporation's actual capital amounts and ratios are also presented in the table.


                                                                                                         Minimum
                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                      Minimum Capital                Prompt Corrective
                                            Actual                      Requirement                  Action Provisions
                                   -----------------------         ---------------------            --------------------
                                   Amount            Ratio         Amount          Ratio            Amount         Ratio
                                   ------            -----         ------          -----            ------         -----

                                                                 (Amount in Thousands)
As of December 31, 1999:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $    19,966          13.7%      >$    11,631       >   8.0%                   N/A
                                                                -                  -
      First Bank                $    19,732          13.6%      >$    11,622       >   8.0%      >$    14,527      >   10.0%
                                                                -                  -             -                 -
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated              $    18,519          12.7%      >$     5,815       >   4.0%                   N/A
                                                                -                  -
      First Bank                $    18,285          12.6%      >$     5,811       >   4.0%      >$     8,716      >    6.0%
                                                                -                  -             -                 -
  Tier 1 Capital (to
    Average Assets):
      Consolidated              $    18,519          8.9%       >$     8,311       >   4.0%                   N/A
                                                                -                  -
      First Bank                $    18,285          8.8%       >$     8,313       >   4.0%      >$    10,391      >    5.0%
                                                                -                  -             -                 -
As of December 31, 1998:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $    18,480          14.8%      >$    10,017       >   8.0%                   N/A
                                                                -                  -
      First Bank                $    18,269          14.6%      >$    10,007       >   8.0%      >$    12,509      >   10.0%
                                                                -                  -             -                 -
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated              $    17,254          13.8%      >$     5,009       >   4.0%                   N/A
                                                                -                  -
      First Bank                $    17,043          13.6%      >$     5,004       >   4.0%      >$     7,505      >    6.0%
                                                                -                  -             -                 -
  Tier 1 Capital (to
    Average Assets):
      Consolidated              $    17,254           9.0%      >$     7,655       >   4.0%                   N/A
                                                                -                  -
      First Bank                $    17,043           8.9%      >$     7,650       >   4.0%      >$     9,562      >    5.0%
                                                                -                  -             -                 -

                   Notes to Consolidated Financial Statements


Note 19.  Incentive Stock Option Plan

The Corporation had an incentive stock option plan for all full-time employees, which expired in 1995. Options previously granted may be exercised by the participants until the options expire, which is five years after the date of the original option grant.

The status of the stock option plan during 1999, 1998 and 1997 is as follows:

                                   1999                              1998                               1997
                      -------------------------------   -------------------------------   --------------------------------
                        Weighted                          Weighted                           Weighted
                         Average                           Average                           Average
                         Number          Exercise          Number          Exercise           Number          Exercise
                        of Shares          Price          of Shares          Price          of Shares          Price
                      --------------   --------------   --------------   --------------   ---------------  ---------------
Outstanding at
  January 1                   6,555          $ 23.43           15,780          $ 23.51            19,003          $ 23.55
Exercised                    (1,553)           23.93           (8,542)           23.58                 0              - -
Forfeited                    (1,442)           23.95             (683)           23.58            (3,223)           23.76
                             ------                            ------                             ------
Outstanding and
  exercisable at
  December 31                 3,560            23.00            6,555            23.43            15,780            23.51
                             ======                            ======                             ======


At December 31, 1999, 3,560 shares were outstanding and exercisable at a price of $23.00 with a remaining contractual life of six months.


Note 20.  Earnings Per Share

The following table presents the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. Potential dilutive common stock has no effect on income available to common stockholders.


                                                1999                          1998                         1997
                                     ----------------------------   -------------------------     ----------------------
                                                      Per Share                    Per Share                  Per Share
                                         Shares        Amount          Shares       Amount         Shares       Amount
                                     -------------   ------------   ------------   ----------     ---------   ----------

   Basic EPS                               790,947   $       2.57        783,897   $     2.43       775,508   $     2.08
                                                     ============                  ==========                 ==========
   Effect of dilutive
    securities, stock
    options                                    935                         3,006                        445
                                      ------------                  ------------                -----------

   Diluted EPS                             791,882    $       2.57       786,903   $      2.42      775,953   $     2.08
                                      ============    ============  ============   ===========  ===========   ==========


                   Notes to Consolidated Financial Statements


Note 21.  Parent Corporation Only Financial Statements

                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 1999 and 1998



          Assets                                          1999            1998
                                                      ------------    -----------

Cash                                                  $     62,715    $    39,041
Investment in subsidiaries, at cost, plus
  undistributed net income                              16,943,287     17,389,973
Other assets                                               170,352        171,994
                                                      ------------    -----------

         Total assets                                 $ 17,176,354    $17,601,008
                                                      ============    ===========

  Liabilities and Stockholders' Equity

Liabilities

  Accounts payable                                    $       --      $      --
                                                      ------------    -----------
Stockholders' Equity

  Common stock                                        $  3,969,955    $ 3,944,515
  Surplus                                                1,531,634      1,417,280
  Retained earnings                                     13,016,843     11,892,298
  Accumulated other comprehensive income (loss)         (1,342,078)       346,915
                                                      ------------    -----------

         Total stockholders' equity                   $ 17,176,354    $17,601,008
                                                      ------------    -----------

         Total liabilities and stockholders' equity   $ 17,176,354    $17,601,008
                                                      ============    ===========


                   Notes to Consolidated Financial Statements


                           FIRST NATIONAL CORPORATION
                           (Parent Corporation Only)

                              Statements of Income
                  Years Ended December 31, 1999, 1998 and 1997



                                            1999        1998         1997
                                        ----------   ----------   ----------

Income, dividends from subsidiary       $  800,000   $  464,000   $  535,000
                                        ----------   ----------   ----------

Expenses:

  Registration fees                     $      850   $      850   $      850
  Stationery and supplies                   15,599       11,290       10,363
  Legal and professional fees               22,121       14,487        6,677
  Other                                     22,333       42,215       32,358
                                        ----------   ----------   ----------

         Total expenses                 $   60,903   $   68,842   $   50,248
                                        ----------   ----------   ----------

         Income before allocated tax
           benefits and undistributed
           income of subsidiary         $  739,097   $  395,158   $  484,752

Allocated income tax benefits               52,886       54,528       49,263
                                        ----------   ----------   ----------

         Income before equity in
           undistributed income
           of subsidiary                $  791,983   $  449,686   $  534,015

Equity in undistributed income of
  subsidiary                             1,242,305    1,454,996    1,077,307
                                        ----------   ----------   ----------

         Net income                     $2,034,288   $1,904,682   $1,611,322
                                        ==========   ==========   ==========

                   Notes to Consolidated Financial Statements


                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                  Years Ended December 31, 1999, 1998 and 1997




                                                 1999           1998          1997
                                             -----------    -----------    -----------

Cash Flows from Operating Activities
  Net income                                 $ 2,034,288    $ 1,904,682    $ 1,611,322
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Undistributed earnings of subsidiary    (1,242,305)    (1,454,996)    (1,077,307)
      Decrease in other assets                     1,640         16,752         17,062
                                             -----------    -----------    -----------
        Net cash provided by operating
          activities                         $   793,623    $   466,438    $   551,077
                                             -----------    -----------    -----------

Cash Flows from Financing Activities
  Net proceeds from issuance of common
    stock                                    $   139,794    $   287,037    $    70,090
  Cash dividends paid                           (909,743)      (784,927)      (639,870)
                                             -----------    -----------    -----------
         Net cash (used in) financing
           activities                        ($  769,949)   ($  497,890)   ($  569,780)
                                             -----------    -----------    -----------

         Increase (decrease) in cash and
            cash equivalents                 $    23,674    ($   31,452)   ($   18,703)

Cash and Cash Equivalents
  Beginning                                       39,041         70,493         89,196
                                             -----------    -----------    -----------

  Ending                                     $    62,715    $    39,041    $    70,493
                                             ===========    ===========    ===========