Form 10-K405, Exhibit 13
period 2000-12-31
FIRST NATIONAL CORP /VA/
filed 2001-04-02
CIK 719402

                                                                   Exhibit 13.1




                           FIRST NATIONAL CORPORATION

                               Strasburg, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 2000

                                C O N T E N T S



                                                                   Page

INDEPENDENT AUDITOR'S REPORT                                          1

FINANCIAL STATEMENTS

 Consolidated balance sheets                                          2
 Consolidated statements of income                              3 and 4
 Consolidated statements of cash flows                          5 and 6
 Consolidated statements of changes in
   stockholders' equity                                               7
 Notes to consolidated financial statements                        8-25

                          INDEPENDENT AUDITOR'S REPORT



To the Stockholders and Directors
First National Corporation
Strasburg, Virginia


We have audited the accompanying consolidated balance sheets of First National Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years ended December 31, 2000, in conformity with generally accepted accounting principles.


/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 25, 2001

                           FIRST NATIONAL CORPORATION


                           Consolidated Balance Sheets
                           December 31, 2000 and 1999




           Assets                                                    2000                      1999
                                                                 -----------               -----------

Cash and due from banks                                        $   6,307,375             $   4,107,951
Federal funds sold                                                 5,315,000                       - -
Securities, available for sale, at fair value                     44,830,909                45,129,197
Loans, net of allowance for loan losses, 2000, $1,702,856;
   1999, $1,447,011                                              165,145,316               149,313,459
Bank premises and equipment                                        4,312,905                 4,699,847
Interest receivable                                                1,371,943                 1,165,602
Other real estate                                                        - -                   343,181
Other assets                                                       2,045,399                 1,858,810
                                                               -------------             -------------
           Total assets                                        $ 229,328,847             $ 206,618,047
                                                               =============             =============

Liabilities and Stockholders' Equity

Liabilities
   Deposits:
       Noninterest-bearing demand deposits                     $  22,058,868             $  18,656,217
       Savings and interest-bearing demand deposits               81,117,814                79,937,401
       Time deposits                                              72,017,682                54,828,086
                                                               -------------             -------------
           Total deposits                                      $ 175,194,364             $ 153,421,704
   Federal funds purchased                                               - -                 1,547,000
   Long-term debt                                                 33,523,164                33,622,072
   Accrued expenses and other liabilities                          1,281,870                   850,917
   Commitments and contingent liabilities                               - -                       - -
                                                               -------------             -------------
           Total liabilities                                   $ 209,999,398             $ 189,441,693
                                                               -------------             -------------

 Stockholders' Equity
  Common stock, par value $5 per share; authorized
     2,000,000 shares; issued and outstanding 790,031
     and 793,991 shares                                        $   3,950,155             $   3,969,955
   Surplus                                                         1,464,642                 1,531,634
   Retained earnings                                              14,201,406                13,016,843
   Accumulated other comprehensive (loss)                           (286,754)               (1,342,078)
                                                               -------------             -------------
           Total stockholders' equity                          $  19,329,449             $  17,176,354
                                                               -------------             -------------
           Total liabilities and stockholders' equity          $ 229,328,847             $ 206,618,047
                                                               =============             =============


                 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                       Three Years Ended December 31, 2000




                                                       2000               1999              1998
                                                  ------------       ------------       ------------
Interest and Dividend Income:
  Interest and fees on loans                      $ 14,022,946       $ 12,018,276       $ 11,032,938
  Interest on federal funds sold                       175,993             60,874             85,556
  Interest on deposits in banks                         59,191             31,007             28,121
  Interest on investment securities,
    taxable                                                - -                - -             31,061
  Interest and dividends on securities
     available for sale:
      Taxable                                        2,215,327          2,611,409          2,385,641
      Nontaxable                                       328,000            399,140            357,030
      Dividends                                        149,924             96,152             73,050
                                                  ------------       ------------       ------------
        Total interest and dividend income        $ 16,951,381       $ 15,216,858       $ 13,993,397
                                                  ------------       ------------       ------------

 Interest Expense:
  Interest on deposits                            $  7,131,017       $  6,273,697       $  6,202,042
  Interest on federal funds purchased                   62,648            104,447             29,462
  Interest on long-term debt                         2,138,546          1,304,924            878,732
                                                  ------------       ------------       ------------

        Total interest expense                    $  9,332,211       $  7,683,068       $  7,110,236
                                                  ------------       ------------       ------------

        Net interest income                       $  7,619,170       $  7,533,790       $  6,883,161

Provision for loan losses                              369,000            495,000            330,000
                                                  ------------       ------------       ------------
        Net interest income after
         provision for loan losses                $  7,250,170        $ 7,038,790       $  6,553,161
                                                  ------------       ------------       ------------


                See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION
                                   (Continued)
                        Consolidated Statements of Income
                       Three Years Ended December 31, 2000





                                                            2000           1999            1998
                                                        ------------     -----------     -----------
 Noninterest Income:
   Service charges                                      $    834,377     $   674,458     $   620,479
   Fees for other customer services                          385,537         227,250         156,336
   Profits on securities available for sale                      - -           1,383         198,325
   Gain on sale of assets and other real estate                  - -             - -           9,216
   Other                                                     182,038         216,531         265,209
                                                        ------------     -----------     -----------
          Total noninterest income                      $  1,401,952     $ 1,119,622     $ 1,249,565
                                                        ------------     -----------     -----------
 Noninterest Expenses:
   Salaries and employee benefits                       $  2,954,438     $ 2,694,501     $ 2,608,261
   Occupancy expense                                         338,617         317,518         273,930
   Equipment expense                                         496,314         511,038         514,828
   Advertising                                               184,806         189,630         218,121
   Other                                                   1,636,674       1,558,096       1,491,020
                                                        ------------     -----------     -----------

          Total noninterest expenses                    $  5,610,849     $ 5,270,783     $ 5,106,160
                                                        ------------     -----------     -----------

           Income before income taxes                   $  3,041,273     $ 2,887,629     $ 2,696,566
                                                        ------------     -----------     -----------

 Provision for income taxes                                  904,486         853,341         791,884
                                                        ------------     -----------     -----------

           Net income                                   $  2,136,787     $ 2,034,288     $ 1,904,682
                                                        ============     ===========     ===========

 Earnings Per Common Share,
   basic                                                $       2.69     $      2.57     $      2.43
                                                        ============     ===========     ===========

 Earnings Per Common Share,
   diluted                                              $       2.69     $      2.57     $      2.42
                                                        ============     ===========     ===========


                 See Notes to Consolidated Financial Statements.

                     FIRST NATIONAL CORPORATION


               Consolidated Statements of Cash Flows
                 Three Years Ended December 31, 2000




                                                                    2000                 1999                 1998
                                                              -------------        -------------        -------------
Cash Flows from Operating Activities
  Net income                                                   $  2,136,787         $  2,034,288         $  1,904,682
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation                                                 406,045              447,081              428,114
       Provision for loan losses                                    369,000              495,000              330,000
       (Gain) on sale of assets and other
         real estate                                                    - -                  - -               (9,216)
       (Profits) on securities available for sale                       - -               (1,383)            (198,325)
       Accretion of security discounts                              (12,322)             (33,037)             (53,129)
       Amortization of security premiums                             88,334              171,476              188,545
       Deferred tax (benefit)                                       (58,521)             (77,398)             (69,254)
      Changes in assets and liabilities:
         (Increase) in accrued interest receivable                 (206,341)             (14,651)              (2,489)
         (Increase) decrease in other assets                       (604,420)            (385,471)              12,500
         (Increase) in other real estate                                - -                  - -              (39,225)
         Increase in accrued expenses and other liabilities         430,953               33,852               67,733
                                                              -------------        -------------        -------------
               Net cash provided by
                 operating activities                          $  2,549,515         $  2,669,757         $  2,559,936
                                                              -------------        -------------        -------------

 Cash Flows from Investing Activities
   Proceeds from sale of securities available
     for sale                                                  $        - -         $  8,983,346         $ 11,529,144
   Proceeds from maturities, calls, and principal
     payments of investment securities                                  - -               19,487            1,640,428
   Proceeds from maturities, calls, and principal
     payments of securities available for sale                    2,281,976            7,275,640           17,842,596
   Purchase of securities available for sale                       (460,723)         (15,841,279)         (37,495,168)
   (Increase) decrease in federal funds sold                     (5,315,000)           2,859,000           (2,859,000)
   Proceeds on sale of equipment                                        - -                  - -               23,725
   Purchases of bank premises and equipment                         (86,404)            (549,754)            (834,415)
   Net (increase) in loans                                      (15,871,676)         (21,437,052)         (16,322,706)
   Proceeds on sale of other real estate                             14,000                  - -              738,031
                                                              -------------        -------------        -------------
               Net cash used in
                 investing activities                          $(19,437,827)        $(18,690,612)        $(25,737,365)
                                                              -------------        -------------        -------------




                 See Notes to Consolidated Financial Statements.



                                                                 2000                1999                 1998
                                                             ------------        ------------         ------------
Cash Flows from Financing Activities
   Net increase in demand deposits,
     NOW accounts, and savings accounts                      $  4,583,064        $  4,047,772         $  9,287,430
   Net increase (decrease) in certificates of deposit          17,189,596          (5,633,852)           5,958,502
   Proceeds from long-term debt                                29,500,000          24,000,000           11,300,000
   Principal payments on long-term debt                       (29,598,908)         (8,087,755)             (51,409)
   Net proceeds from issuance of common stock                     132,481             139,794              287,037
   Cash dividends paid                                           (952,224)           (909,743)            (784,927)
   Acquistion of common stock                                    (219,273)                - -                  - -
   Increase (decrease) in federal funds purchased              (1,547,000)          1,547,000           (1,417,000)
                                                             ------------        ------------         ------------
               Net cash provided by
                 financing activities                        $ 19,087,736        $ 15,103,216         $ 24,579,633
                                                             ------------        ------------         ------------

              Increase (decrease) in cash
                  and cash equivalents                       $  2,199,424        $   (917,639)        $  1,402,204

 Cash and Cash Equivalents
   Beginning                                                    4,107,951           5,025,590            3,623,386
                                                             ------------        ------------         ------------

   Ending                                                    $  6,307,375        $  4,107,951         $  5,025,590
                                                             ============        ============         ============

 Supplemental Disclosures of Cash Flow
   Information
     Cash payments for:
       Interest                                              $  9,186,638        $  7,697,721         $  7,073,034
                                                             ============        ============         ============

       Income taxes                                          $    975,293        $    910,863         $    906,157
                                                             ============        ============         ============
 Supplemental Disclosures of Noncash
   Investing and Financing Activities
     Other real estate acquired in
       settlement of loans                                   $        - -        $        - -         $    115,000
                                                             ============        ============         ============

     Unrealized gain (loss) on securities
       available for sale                                    $  1,598,977        $ (2,559,080)        $     18,093
                                                             ============        ============         ============
    Loan originated on settlement
       of other real estate                                  $    329,181        $        - -         $        - -
                                                             ============        ============         ============






                 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

           Consolidated Statements of Changes in Stockholders' Equity
                       Three Years Ended December 31, 2000





                                                            Common                         Retained
                                                            Stock           Surplus        Earnings
                                                         -----------     -----------     ------------

Balance, December 31, 1997                               $ 3,887,735     $ 1,187,023     $ 10,772,543
 Comprehensive income:
 Net income                                                      - -             - -        1,904,682
 Other comprehensive income net of tax:
 Unrealized holding gains arising during the
 period (net of tax, $73,583)                                    - -             - -              - -
 Reclassification adjustment (net of tax, $67,431)               - -             - -              - -

 Other comprehensive income (net of tax, $6,152)                 - -             - -              - -

 Total comprehensive income                                      - -             - -              - -

 Cash dividends - $1.00 per share                                - -             - -         (784,927)
 Issuance of 8,542 shares of common stock, employee
 stock options                                                42,710         158,680              - -
 Issuance of 2,814 shares of common stock, dividend
 reinvestment plan                                            14,070          71,577              - -
                                                         -----------     -----------     ------------
 Balance, December 31, 1998                              $ 3,944,515     $ 1,417,280     $ 11,892,298
 Comprehensive income:
 Net income                                                      - -             - -        2,034,288
 Other comprehensive income net of tax:
 Unrealized holding losses arising during the
 period (net of tax, $869,617)                                   - -             - -              - -
 Reclassification adjustment (net of tax, $470)                  - -             - -              - -

 Other comprehensive income (net of tax, $870,087)               - -             - -              - -

 Total comprehensive income                                      - -             - -              - -

 Cash dividends - $1.15 per share                                - -             - -         (909,743)
 Issuance of 1,553 shares of common stock, employee
 stock options                                                 7,765          30,042
 Issuance of 3,535 shares of common stock, dividend
 reinvestment plan                                            17,675          84,312              - -
                                                         -----------     -----------     ------------
 Balance, December 31, 1999                              $ 3,969,955     $ 1,531,634     $ 13,016,843
 Comprehensive income:
 Net income                                                      - -             - -        2,136,787
 Other comprehensive income net of tax, unrealized
 holding gains arising during the period (net of tax,
 $543,653)                                                       - -             - -              - -

 Total comprehensive income                                      - -             - -              - -

 Cash dividends - $1.20 per share                                - -             - -         (952,224)
 Issuance of 640 shares of common stock, employee
 stock options                                                 3,200          11,520              - -
 Issuance of 5,233 shares of common stock,
 dividend reinvestment plan                                   26,165          91,596              - -
 Acquisition of 9,833 shares of common stock                 (49,165)       (170,108)             - -
                                                         -----------     -----------     ------------
 Balance, December 31, 2000                              $ 3,950,155     $ 1,464,642     $ 14,201,406
                                                         -----------     -----------     ------------






                           FIRST NATIONAL CORPORATION

     Consolidated Statements of Changes in Stockholders' Equity (continued)
                       Three Years Ended December 31, 2000



                                                             Accumulated
                                                                Other
                                                             Comprehensive     Comprehensive
                                                             Income (Loss)         Income         Total
                                                             ------------    -------------   ------------

Balance, December 31, 1997                                   $    334,974                    $ 16,182,275
 Comprehensive income:
 Net income                                                           - -      $ 1,904,682      1,904,682
 Other comprehensive income net of tax:
 Unrealized holding gains arising during the
 period (net of tax, $73,583)                                         - -          142,835            - -
 Reclassification adjustment (net of tax, $67,431)                    - -         (130,894)           - -
                                                                               -----------
 Other comprehensive income (net of tax, $6,152)                   11,941      $    11,941         11,941
                                                                               -----------
 Total comprehensive income                                           - -      $ 1,916,623            - -
                                                                               -----------
 Cash dividends - $1.00 per share                                     - -                        (784,927)
 Issuance of 8,542 shares of common stock, employee
 stock options                                                        - -                         201,390
 Issuance of 2,814 shares of common stock, dividend
 reinvestment plan                                                    - -                          85,647
                                                             ------------                    ------------
 Balance, December 31, 1998                                  $    346,915                    $ 17,601,008
 Comprehensive income:
 Net income                                                           - -      $ 2,034,288      2,034,288
 Other comprehensive income net of tax:
 Unrealized holding losses arising during the
 period (net of tax, $869,617)                                        - -       (1,688,080)           - -
 Reclassification adjustment (net of tax, $470)                       - -             (913)           - -
                                                                               -----------
 Other comprehensive income (net of tax, $870,087)             (1,688,993)     $(1,688,993)    (1,688,993)
                                                                               -----------
 Total comprehensive income                                           - -      $   345,295            - -
                                                                               -----------
 Cash dividends - $1.15 per share                                     - -                        (909,743)
 Issuance of 1,553 shares of common stock, employee
 stock options                                                                                     37,807
 Issuance of 3,535 shares of common stock, dividend
 reinvestment plan                                                    - -                         101,987
                                                             ------------                    ------------
 Balance, December 31, 1999                                  $ (1,342,078)                   $ 17,176,354
 Comprehensive income:
 Net income                                                           - -      $ 2,136,787      2,136,787
 Other comprehensive income net of tax, unrealized
 holding gains arising during the period (net of tax,
 $543,653)                                                      1,055,324        1,055,324      1,055,324
                                                                               -----------
 Total comprehensive income                                           - -      $ 3,192,111
                                                                               -----------
 Cash dividends - $1.20 per share                                     - -                        (952,224)
 Issuance of 640 shares of common stock, employee
 stock options                                                        - -                          14,720
 Issuance of 5,233 shares of common stock,
 dividend reinvestment plan                                           - -                         117,761
 Acquisition of 9,833 shares of common stock                          - -                        (219,273)
                                                             ------------                    ------------
 Balance, December 31, 2000                                  $   (286,754)                   $ 19,329,449
                                                             ------------                    ------------




                 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                   Notes to Consolidated Financial Statements


Note 1.  Nature of Banking Activities and Significant Accounting Policies

First National Corporation is a bank holding company, which owns First Bank (the
Bank) and First Bank Financial Corporation. The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Shenandoah Valley Region of Virginia.

The accounting and reporting policies of the Corporation conform to generally accepted accounting principles and to accepted practices within the banking industry.

Principles of Consolidation

The consolidated financial statements of First National Corporation and its wholly-owned subsidiaries, First Bank and First Bank Financial Corporation, include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

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

Declines in the fair value of individual securities classified as either held to maturity or available for sale below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks".

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

                   Notes to Consolidated Financial Statements


Advertising Costs

The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 2000, 1999 and 1998 was $184,806, $189,630 and $218,121, respectively.

Emerging Accounting Standards

In June 1998, the Financial Accounting Standards Board issued Statement 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended, requires adoption in years beginning after June 15, 2000. The Statement requires the Corporation to recognize all derivatives on the balance sheet at fair value. This statement was adopted as of January 1, 2001 and had no effect on the Corporation's earnings or financial position.

Note 2.  Securities

Amortized costs and fair values of securities available for sale as of December 31, 2000 and 1999, are as follows:




                                                        2000
                              ----------------------------------------------------------
                                               Gross          Gross
                                Amortized    Unrealized     Unrealized          Fair
                                  Cost          Gains        (Losses)          Value
                              -------------    ---------     -----------    ------------

Obligations of U.S.
 government corporations
 and agencies                 $  35,977,702    $   9,820     $  (485,782)   $ 35,501,740
Obligations of states and
 political subdivisions           6,827,133       81,814         (86,541)      6,822,406
Corporate securities                    816       46,214             - -          47,030
Other                             2,459,733          - -             - -       2,459,733
                              -------------    ---------     -----------    ------------
                              $  45,265,384    $ 137,848     $  (572,323)   $ 44,830,909
                              =============    =========     ===========    ============




                                                       1999
                              ----------------------------------------------------------
                                               Gross          Gross
                                Amortized    Unrealized     Unrealized          Fair
                                 Cost          Gains         (Losses)          Value
                              -------------    ---------     -----------    ------------
U.S. Treasury securities
 and obligations of U.S.
 government corporations
 and agencies                 $  38,336,732    $   6,519     $(1,707,906)   $ 36,635,345
Obligations of states and
 political subdivisions           6,826,091       23,515        (404,172)      6,445,434
Corporate securities                    816       48,592             - -          49,408
Other                             1,999,010          - -             - -       1,999,010
                              -------------    ---------     -----------    ------------
                              $  47,162,649    $  78,626     $(2,112,078)   $ 45,129,197
                              =============    =========     ===========    ============

                   Notes to Consolidated Financial Statements


The Corporation had no securities classified as held to maturity at December 31, 2000 or 1999.

The amortized cost and fair value of securities available for sale as of December 31, 2000, by contractual maturity, are shown below. Maturities may differ from contractual maturities in corporate securities because they may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                 Amortized             Fair
                                                    Cost              Value
                                                ------------       ------------
 Due after one year through five years          $ 16,659,683       $ 16,452,114
 Due after five years through ten years            3,203,206          3,205,472
 Due after ten years                              22,941,946         22,666,560
 Corporate securities                                    816             47,030
 Other                                             2,459,733          2,459,733
                                                ------------       ------------
                                                $ 45,265,384       $ 44,830,909
                                                ============       ============

There were no sales of securities available for sale during 2000. Proceeds from sales of securities available for sale during 1999 and 1998 were $8,983,346 and $11,529,144, respectively. Gross gains of $58,652 and $199,657 and gross losses of $57,269 and $1,332 were realized on those sales.

Securities having a book value of $19,011,159 and $8,388,918 at December 31, 2000 and 1999, were pledged to secure public deposits and for other purposes required by law.

Note 3.  Loans

Loans at December 31, 2000 and 1999, are summarized as follows:

                                                      2000               1999
                                                  ------------       -----------
                                                             (Thousands)
 Mortgage loans on real estate:
  Construction and land development              $      8,836       $     10,205
  Secured by farm land                                  1,791              1,489
  Secured by 1-4 family residential                    37,588             58,712
  Other real estate loans                              46,124             20,971
 Loans to farmers (except those
  secured by real estate)                                 529                466
 Commercial and industrial loans
  (except those secured by real estate)                35,971             26,441
 Consumer installment loans                            34,024             31,829
 All other loans                                        1,990                670
                                                 ------------       ------------
           Total loans                           $    166,853       $    150,783
 Less:  Unearned income                                     5                 23
        Allowance for loan losses                       1,703              1,447
                                                 ------------       ------------
           Loans, net                            $    165,145       $    149,313
                                                 ============       ============

                   Notes to Consolidated Financial Statements



Note 4.  Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999 and 1998, were as follows:


                                          2000           1999           1998
                                      -----------    -----------    -----------
Balance at beginning of year          $ 1,447,011    $ 1,226,196    $ 1,112,318
Provision charged to operating
  expense                                 369,000        495,000        330,000
Loan recoveries                            51,980         64,712         17,184
Loan charge-offs                         (165,135)      (338,897)      (233,306
                                      -----------    -----------    -----------
Balance at end of year                $ 1,702,856    $ 1,447,011    $ 1,226,196
                                      ===========    ===========    ===========

Impairment of loans having recorded investments of $181,559 at December 31, 2000 and $303,479 at December 31, 1999 has been recognized in conformity with SFAS Statement No. 114. All of these loans had a related allowance for loan losses. The total allowance for loan losses related to these loans was $39,610 and $45,522. The average recorded investment in impaired loans during 2000, 1999 and 1998 was $335,839, $234,024, and $195,574. There was no interest income on impaired loan recognized for cash payments received in 2000, 1999 and 1998.

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $207,989 and $34,125 at December 31, 2000 and 1999, respectively. If interest on these loans had been accrued, such income would have approximated $2,679 and $374 for 2000 and 1999.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows at December 31, 2000 and 1999:


                                                        2000             1999
                                                     ----------       ----------
Land                                                 $  676,566       $  676,566
Buildings and leasehold improvements                  3,879,565        3,846,468
Furniture and equipment                               4,700,097        4,409,616
Construction in process                                  82,710          387,185
                                                     ----------       ----------
                                                     $9,338,938       $9,319,835
Less accumulated depreciation                         5,026,033        4,619,988
                                                     ----------       ----------
                                                     $4,312,905       $4,699,847
                                                     ==========       ==========

Depreciation expense included in operating expenses for 2000, 1999 and 1998 was $406,045, $447,081 and $428,114, respectively.

Note 6.  Deposits

The aggregate amount of time deposits, in denominations of $100,000 or more, was $17,927,635 and $12,993,309 at December 31, 2000 and 1999, respectively.

                   Notes to Consolidated Financial Statements


At December 31, 2000, the scheduled maturities of time deposits are as follows:


     2001                  $34,633,939
     2002                   15,554,283
     2003                   18,666,159
     2004                    1,937,707
     2005                    1,225,594
                           -----------
                           $72,017,682
                           ===========

Note 7.  Short-Term Borrowings

The Corporation had unused lines of credit totaling $23,733,349 available with non-affiliated banks at December 31, 2000.

Note 8.  Long-Term Debt

At December 31, 2000, the Corporation had borrowings from the Federal Home Loan Bank system totaling $33,523,164 which mature through February 11, 2019. The interest rate on these notes payable ranges from 5.34% to 6.25%. The Corporation has pledged real estate loans and Federal Home Loan Bank stock as collateral on these borrowings. Principal payments on these notes are due as follows:


     2001                $ 5,107,609
     2002                 15,117,074
     2003                 10,127,374
     2004                    138,579
     2005                  1,372,856
     Later years           1,659,672
                         -----------
                         $33,523,164
                         ===========

Note 9.  Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2000 and 1999:

                                           2000             1999
                                        ----------       ----------
Deferred tax assets:
   Allowance for loan losses            $  492,579       $  405,592
   Pension payable                         155,809           97,694
   Interest on nonaccrual loans                911              127
   Securities available for sale           147,722          691,374
                                        ----------       ----------
                                        $  797,021       $1,194,787
                                        ----------       ----------
Deferred tax liabilities:
    Depreciation                        $   93,800       $   85,072
    Bond accretion                           3,139            2,044
    Loan origination costs                  77,542             --
                                        ----------       ----------
                                        $  174,481       $   87,116
                                        ----------       ----------
                                        $  622,540       $1,107,671
                                        ==========       ==========

                   Notes to Consolidated Financial Statements


The provision for income taxes charged to operations for the years ended December 31, 2000, 1999 and 1998, consists of the following:


                              2000          1999          1998          1997
                           ---------     ---------     ---------     ---------
 Current tax expense       $ 963,007     $ 930,739     $ 861,138     $ 706,516
 Deferred tax (benefit)      (58,521)      (77,398)      (69,254)      (70,181)
                           ---------     ---------     ---------     ---------
                           $ 904,486     $ 853,341     $ 791,884     $ 636,335
                           =========     =========     =========     =========


The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2000, 1999 and 1998, due to the following:


                                         2000            1999          1998
                                     -----------      ---------     ---------

 Computed "expected" tax expense     $ 1,034,416      $ 981,794     $ 916,832
 (Decrease) in income taxes
   resulting from:
     Tax-exempt interest income         (111,323)      (116,413)     (106,451)
     Other                               (18,607)       (12,040)      (18,497)
                                     -----------      ---------     ---------
                                     $   904,486      $ 853,341     $ 791,884
                                     ===========      =========     =========


Low income housing credits totaled $31,923 for the years ended December 31, 2000, 1999 and 1998, respectively.

Note 10.  Fund Restrictions and Reserve Balance

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2000, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,802,075.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2000 and 1999, the aggregate amounts of daily average required balances were approximately $818,000 and $740,000, respectively.

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

                   Notes to Consolidated Financial Statements




                                                                       2000                 1999                 1998
                                                                   -----------          -----------          -----------
 Change in Benefit Obligation
   Benefit obligation, beginning of year                           $ 1,689,449          $ 1,559,147          $ 1,822,867
   Service cost                                                        168,658              150,965              156,069
   Interest cost                                                       126,575              116,936              136,715
   Actuarial loss                                                      111,787              (72,350)              36,572
   Benefits paid                                                      (141,052)             (65,249)            (593,076)
                                                                   -----------          -----------          -----------
   Benefit obligation, end of year                                 $ 1,955,417          $ 1,689,449          $ 1,559,147
                                                                   -----------          -----------          -----------

 Changes in Plan Assets
   Fair value of plan assets,
   beginning of year                                               $ 1,537,774          $ 1,262,632          $ 1,689,889
   Actual return on plan assets                                        219,082              159,395               26,745
   Employer contributions                                                  - -              180,996              139,074
   Benefits paid                                                      (141,052)             (65,249)            (593,076)
                                                                   -----------          -----------          -----------
   Fair value of assets, end of year                               $ 1,615,804          $ 1,537,774          $ 1,262,632
                                                                   -----------          -----------          -----------

   Funded status                                                   $  (339,613)         $  (151,675)         $  (296,515)
   Unrecognized net actuarial (gain) loss                             (102,485)            (117,140)              13,485
   Unrecognized net obligation at transition                           (56,255)             (61,881)             (67,507)
   Unrecognized prior service cost                                      39,231               42,501               45,771
                                                                   -----------          -----------          -----------
   Accrued cost included in other liabilities                      $  (459,122)         $  (288,195)         $  (304,766)
                                                                   ===========          ===========          ===========




                                                                       2000                 1999                 1998
                                                                   -----------          -----------          -----------
 Components of Net Periodic Benefit Cost
   Service cost                                                    $   168,658          $   150,965          $   156,069
   Interest cost                                                       126,575              116,936              136,715
   Expected return on plan assets                                     (121,950)            (101,120)            (152,090)
   Amortization of prior service cost                                    3,270                3,270                3,270
   Amortization of net obligation at
   transition                                                           (5,626)              (5,626)              (5,626)
                                                                   -----------          -----------          -----------
   Net periodic benefit cost                                       $   170,927          $   164,425          $   138,338
                                                                   -----------          -----------          -----------

 Weighted-Average Assumptions as
 of December 31
   Discount rate                                                          7.50%                7.50%                7.50%
   Expected return on plan assets                                         9.00%                9.00%                9.00%
   Rate of compensation increase                                          5.00%                5.00%                5.00%

                   Notes to Consolidatd Financial Statements



The Corporation provides a 401(k) profit sharing thrift plan for all eligible employees. Participating employees may elect to contribute up to 6% of their salaries. The Corporation contributes an amount equal to one-half of the employees' contributions. The Corporation's contributions in 2000, 1999 and 1998 were $57,978, $48,572 and $50,187, respectively.

Effective January 1, 2000, the Corporation established an employee stock ownership plan (ESOP). The purpose of the ESOP is to match 50 percent of the employee contributions to the 401(k) profit sharing thrift plan with the Corporation's common stock. The ESOP had no activity during the year ended December 31, 2000 and no contributions were made to the ESOP during the year.

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

The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2000, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $153,303.

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

At December 31, 2000 and 1999, these loans totaled $3,238,564 and $2,574,020, respectively. During 2000, total principal additions were $1,937,249 and total principal payments were $1,272,705.

Note 14.  Lease Commitments

The Corporation was obligated under noncancelable leases for the banking premises. Total rental expense for operating leases for 2000, 1999 and 1998 was $51,099, $43,259 and $33,839, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 2000 were as follows:

                                        Operating
                Year                      Leases
     ----------------------             ---------
               2001                     $ 35,319
               2002                        6,730
                                        ---------
     Total minimum payments             $ 42,049
                                        =========

                   Notes to Consolidated Financial Statements


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

A summary of the contract or notional amount of the Corporation's exposure to off-balance-sheet risk as of December 31, 2000 and 1999, is as follows:


                                                2000             1999
                                             -----------       -----------
Financial instruments whose contract
 amounts represent credit risk:
  Commitments to extend credit               $25,221,000       $19,137,000
  Standby letters of credit                  $ 1,080,266       $   553,525

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

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds security agreements on accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2000, varies from 0 percent to 100 percent; the average amount collateralized is
37.7 percent.

                   Notes to Consolidated Financial Statements



Note 17.  Fair Value of Financial Instruments and Interest Rate Risk

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

                   Notes to Consolidated Financial Statements


The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

At December 31, 2000 and 1999, the carrying amounts of loan commitments and stand-by letters of credit were deemed to approximate fair value.

The estimated fair values of the Corporation's financial instruments are as follows:



                                                  2000                 1999
                                          -----------------    ----------------
                                          Carrying     Fair     Carrying   Fair
                                           Amount     Value      Amount   Value
                                          --------    -----     --------  -----
                                             (in thousands)      (in thousands)

Financial assets:
 Cash and short-term investments         $ 11,622   $ 11,622  $  4,108  $  4,108
 Securities                                44,831     44,831    45,129    45,129
 Loans                                    165,145    170,129   149,313   149,710
 Accrued interest receivable                1,372      1,372     1,166     1,166


Financial liabilities:
 Deposits                                $175,194   $176,504  $153,422  $152,962
 Federal funds purchased                      - -        - -     1,547     1,547
 Accrued interest payable                     556        556       411       411
 Long-term debt                            33,523     34,852    33,622    31,883


The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Corporation's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.
Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

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

                   Notes to Consolidated Financial Statements


Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2000, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's actual capital amounts and ratios are also presented in the table.



                                                                                     Minimum
                                                                                    To Be Well
                                                                                 Capitalized Under
                                                                Minimum Capital  Prompt Corrective
                                             Actual               Requirement    Action Provisions
                                     ---------------------      ---------------  -----------------
                                      Amount      Ratio         Amount    Ratio   Amount    Ratio
                                     -------      --------      ------    -----  -------   -------
                                                              (Amount in Thousands)
As of December 31, 2000:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                      $21,319        12.26%     $13,917    8.0%      N/A        N/A
   First Bank                        $21,093        12.13%     $13,907    8.0%    $17,384     10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                      $19,616        11.28%     $ 6,959    4.0%      N/A        N/A
   First Bank                        $19,390        11.15%     $ 6,954    4.0%    $10,430      6.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                      $19,616         8.67%     $ 9,054    4.0%      N/A        N/A
   First Bank                        $19,390         8.58%     $ 9,044    4.0%    $11,305      5.0%

As of December 31, 1999:
 Total Capital (to Risk
  Weighted Assets):
   Consolidated                      $19,966         13.7%     $11,631    8.0%      N/A        N/A
   First Bank                        $19,732         13.6%     $11,622    8.0%    $14,527     10.0%
 Tier 1 Capital (to Risk
  Weighted Assets):
   Consolidated                      $18,519         12.7%     $ 5,815    4.0%      N/A        N/A
   First Bank                        $18,285         12.6%     $ 5,811    4.0%    $ 8,716      6.0%
 Tier 1 Capital (to
  Average Assets):
   Consolidated                      $18,519          8.9%     $ 8,311    4.0%      N/A        N/A
   First Bank                        $18,285          8.8%     $ 8,313    4.0%    $10,391      5.0%


                   Notes to Consolidated Financial Statements


Note 19.  Incentive Stock Option Plan

The Corporation had an incentive stock option plan for all full-time employees, which expired in 1995. Options previously granted may be exercised by the participants until the options expire, which is five years after the date of the original option grant. All options have expired as of December 31, 2000.

The status of the stock option plan during 2000, 1999 and 1998 is as follows:




                                    2000                             1999                  1998
                        ------------------------          ---------------------  ---------------------
                         Weighted                          Weighted               Weighted
                          Average                          Average                Average
                          Number        Exercise            Number     Exercise    Number     Exercise
                        of Shares          Price          of Shares     Price    of Shares     Price
                        ---------       --------          ---------    --------  ---------    --------
 Outstanding at
 January 1                  3,560        $ 23.00            6,555     $ 23.43     15,780     $ 23.51
 Exercised                   (640)         23.00           (1,553)      23.93     (8,542)      23.58
 Forfeited                 (2,920)         23.00           (1,442)      23.95       (683)      23.58
                        ---------                         -------                -------
 Outstanding and
 exercisable at
 year end                     - -            - -            3,560       23.00      6,555       23.43
                        =========                         =======                =======




At December 31, 2000, there were no options outstanding.

Note 20.  Earnings Per Share

The following table presents the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. Potential dilutive common stock has no effect on income available to common stockholders.






                                 2000                        1999                        1998
                         ---------------------         -------------------        --------------------
                                     Per Share                   Per Share                   Per Share
                          Shares      Amount           Shares     Amount           Shares     Amount
                         -------     ---------         ------    ---------        -------    ---------
 Basic EPS               793,724      $ 2.69           790,947    $ 2.57           783,897    $ 2.43
                                      ======                      ======                      ======
 Effect of dilutive
 securities, stock
 options                      34                           935                       3,006
                         -------                       -------                     -------

 Diluted EPS             793,758      $ 2.69           791,882    $ 2.57           786,903    $ 2.42
                         =======      ======           =======    ======           =======    ======


                   Notes to Consolidated Financial Statements



Note 21.  Parent Corporation Only Financial Statements



                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)





                                 Balance Sheets
                           December 31, 2000 and 1999





           Assets                                           2000                  1999
                                                       -------------          ------------
 Cash                                                  $      27,659          $     62,715
 Investment in subsidiaries, at cost, plus
   undistributed net income                               19,103,387            16,943,287
 Other assets
                                                             198,403               170,352
                                                       -------------          ------------
          Total assets                                 $  19,329,449          $ 17,176,354
                                                       =============          ============


   Liabilities and Stockholders' Equity


 Liabilities                                           $         - -          $        - -
                                                       -------------          ------------

 Stockholders' Equity
   Common stock                                        $   3,950,155          $  3,969,955
   Surplus                                                                       1,531,634
                                                           1,464,642
   Retained earnings                                      14,201,406            13,016,843
   Accumulated other comprehensive (loss)                                       (1,342,078)
                                                            (286,754)
                                                       -------------          ------------

          Total stockholders' equity                   $  19,329,449          $ 17,176,354
                                                       -------------          ------------

          Total liabilities and stockholders' equity   $  19,329,449          $ 17,176,354
                                                       =============          ============


                   Notes to Consolidated Financial Statements


                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)





                              Statements of Income
                       Three Years Ended December 31, 2000




                                                   2000                1999              1998
                                              -----------        -----------       -----------
 Income, dividends from subsidiary            $ 1,076,513        $   800,000       $   464,000
                                              -----------        -----------       -----------
 Expenses:
   Registration fees                                $ 850              $ 850             $ 850
   Stationery and supplies                         19,218             15,599            11,290
   Legal and professional fees                     60,191             22,121            14,487
   Other                                           34,883             22,333            42,215
                                              -----------        -----------       -----------

          Total expenses                      $   115,142        $    60,903       $    68,842
                                              -----------        -----------       -----------

          Income before allocated tax
            benefits and undistributed
            income of subsidiary              $   961,371        $   739,097       $   395,158

 Allocated income tax benefits                     70,642             52,886            54,528
                                              -----------        -----------       -----------
          Income before equity in
            undistributed income
            of subsidiary                     $ 1,032,013        $   791,983       $   449,686

 Equity in undistributed income of
   subsidiary                                   1,104,774          1,242,305         1,454,996
                                              -----------        -----------       -----------

          Net income                          $ 2,136,787        $ 2,034,288       $ 1,904,682
                                              ===========        ===========       ===========

                   Notes to Consolidated Financial Statements



                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)




                            Statements of Cash Flows
                       Three Years Ended December 31, 2000




                                                      2000                1999               1998
                                                  ------------       -------------      -------------
 Cash Flows from Operating Activities
   Net income                                     $  2,136,787       $   2,034,288      $   1,904,682
   Adjustments to reconcile net income
     to net cash provided by operating
     activities:
       Undistributed earnings of subsidiary         (1,104,774)         (1,242,305)        (1,454,996)
       (Increase) decrease in other assets             (28,053)              1,640             16,752
                                                  ------------       -------------      -------------
         Net cash provided by operating
           activities                             $  1,003,960       $     793,623      $     466,438
                                                  ------------       -------------      -------------

 Cash Flows from Financing Activities
   Net proceeds from issuance of common
     stock                                        $    132,481       $     139,794      $     287,037
   Cash dividends paid                                (952,224)           (909,743)          (784,927)
   Acquisition of common stock                        (219,273)                - -                - -
                                                  ------------       -------------      -------------
      Net cash used in financing
           activities                             $ (1,039,016)      $    (769,949)     $    (497,890)
                                                  ------------       -------------      -------------

          Increase (decrease) in cash and
             cash equivalents                     $    (35,056)      $      23,674      $     (31,452)

 Cash and Cash Equivalents
   Beginning                                            62,715              39,041             70,493
                                                  ------------       -------------      -------------

   Ending                                         $     27,659       $      62,715      $      39,041
                                                  ============       =============      =============

