Form 10KSB40, Exhibit 13
period 2001-12-31
FIRST NATIONAL CORP /VA/
filed 2002-04-01
CIK 719402

Exhibit 13.1
FIRST NATIONAL CORPORATION

Strasburg, Virginia

FINANCIAL REPORT

DECEMBER 31, 2001

CONTENTS

Page
INDEPENDENT AUDITOR'S REPORT	1

FINANCIAL STATEMENTS

Consolidated balance sheets	2
Consolidated statements of income	3 and 4
Consolidated statements of cash flows	5 and 6
Consolidated statements of changes in stockholders' equity	7 and 8
Notes to consolidated financial statements	9-28

INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Directors
First National Corporation
Strasburg, Virginia

We have audited the accompanying consolidated balance sheets of First National Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the three years ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/S/

Yount, Hyde & Barbour, P.C.

Winchester, Virginia
January 24, 2002

FIRST NATIONAL CORPORATION

Consolidated Balance Sheets
December 31, 2001 and 2000

Assets	2001	2000

Cash and due from banks	$ 6,754,530	$ 6,307,375
Federal funds sold	5,384,000	5,315,000
Securities available for sale, at fair value	43,355,036	44,830,909
Loans, net of allowance for loan losses, 2001, $1,975,916; 2000, $1,702,856	185,649,544	165,145,316
Bank premises and equipment	5,260,451	4,312,905
Interest receivable	1,299,345	1,371,943
Other assets	1,651,590	2,045,399

Total assets	$ 249,354,496	$ 229,328,847

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing demand deposits	$ 26,911,317	$ 22,058,868
Savings and interest-bearing demand deposits	80,430,065	81,117,814
Time deposits	90,137,436	72,017,682
Total deposits	$ 197,478,818	$ 175,194,364
Long-term debt	28,704,761	33,523,164
Accrued expenses and other liabilities	1,570,687	1,281,870
Commitments and contingent liabilities	- -	- -
Total liabilities	$ 227,754,266	$ 209,999,398

Stockholders' Equity
Common stock, par value $5 per share; authorized 2,000,000 shares; issued and outstanding 790,031 shares	$ 3,950,155	$ 3,950,155
Surplus	1,464,642	1,464,642
Retained earnings	15,769,700	14,201,406
Accumulated other comprehensive income (loss)	415,733	(286,754)
Total stockholders' equity	$ 21,600,230	$ 19,329,449

Total liabilities and stockholders' equity	$ 249,354,496	$ 229,328,847

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Income
Three Years Ended December 31, 2001

	2001	2000	1999
Interest and Dividend Income:
Interest and fees on loans	$ 14,778,112	$ 14,022,946	$ 12,018,276
Interest on federal funds sold	178,754	175,993	60,874
Interest on deposits in banks	73,164	59,191	31,007
Interest and dividends on securities available for sale:
Taxable	1,848,738	2,215,327	2,611,409
Nontaxable	328,531	328,000	399,140
Dividends	156,784	149,924	96,152
Total interest and dividend income	$ 17,364,083	$ 16,951,381	$ 15,216,858

Interest Expense:
Interest on deposits	$ 6,807,000	$ 7,131,017	$ 6,273,697
Interest on federal funds purchased	3,981	62,648	104,447
Interest on long-term debt	1,863,552	2,138,546	1,304,924
Total interest expense	$ 8,674,533	$ 9,332,211	$ 7,683,068

Net interest income	$ 8,689,550	$ 7,619,170	$ 7,533,790

Provision for loan losses	420,000	369,000	495,000

Net Interest income after provision for loan losses	$ 8,269,550	$ 7,250,170	$ 7,038,790

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Income
(Continued)
Three Years Ended December 31, 2001

	2001	2000	1999
Noninterest Income:
Service charges	$ 920,469	$ 834,377	$ 674,458
Fees for other customer services	453,469	385,537	227,250
Realized gains (losses) on securiites available for sale	(3,689)	- -	1,383
Other	158,989	182,038	216,531
Total noninterest income	$ 1,529,238	$ 1,401,952	$ 1,119,622

Noninterest Expenses:
Salaries and employee benefits	$ 3,092,159	$ 2,954,438	$ 2,694,501
Occupancy expense	399,314	338,617	317,518
Equipment expense	520,094	496,314	511,038
Advertising	246,333	184,806	189,630
Other	1,806,026	1,636,674	1,558,096
Total noninterest expenses	$ 6,063,926	$ 5,610,849	$ 5,270,783

Income before income taxes	$ 3,734,862	$ 3,041,273	$ 2,887,629

Provision for income taxes	1,139,528	904,486	853,341

Net income	$ 2,595,334	$ 2,136,787	$ 2,034,288

Earnings Per Common Share, basic and diluted	$ 3.29	$ 2.69	$ 2.57

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Cash Flows
Three Years Ended December 31, 2001

	2001	2000	1999

Cash Flows from Operating Activities
Net income	$ 2,595,334	$ 2,136,787	$ 2,034,288
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	397,328	406,045	447,081
Provision for loan losses	420,000	369,000	495,000
Realized (gains) losses on securities available for sale	3,689	0	(1,383)
Accretion of security discounts	(16,930)	(12,322)	(33,037)
Amortization of security premiums	143,029	88,334	171,476
Deferred tax (benefit)	(34,000)	(58,521)	(77,398)
Changes in assets and liabilities:
(Increase) decrease in accrued interest receivable	72,598	(206,341)	(14,651)
(Increase) decrease in other assets	85,435	(604,420)	(385,471)
Increase (decrease) in accrued expenses and other liabilities	(73,070)	430,953	33,852
Net cash provided by operating activities	$ 3,593,413	$ 2,549,515	$ 2,669,757

Cash Flows from Investing Activities
Proceeds from sale of securities available for sale	$ 757,901	$ - -	$ 8,983,346
Proceeds from maturities, calls, and principal payments of investment securities	- -	- -	19,487
Proceeds from maturities, calls, and principal payments of securities available for sale	9,631,095	2,281,976	7,275,640
Purchase of securities available for sale	(7,978,537)	(460,723)	(15,841,279)
(Increase) decrease in federal funds sold	(69,000)	(5,315,000)	2,859,000
Purchases of bank premises and equipment	(1,002,500)	(86,404)	(549,754)
Net (increase) in loans	(20,924,228)	(15,871,676)	(21,437,052)
Proceeds on sale of other real estate	- -	14,000	- -
Net cash (used in) investing activities	$ (19,585,269)	$ (19,437,827)	$ (18,690,612)

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Cash Flows
(Continued)
Three Years Ended December 31, 2001

	2001	2000	1999
Cash Flows from Financing Activities
Net increase in demand deposits, NOW accounts, and savings accounts	$ 4,164,700	$ 4,583,064	$ 4,047,772
Net increase (decrease) in certificates of deposit	18,119,754	17,189,596	(5,633,852)
Proceeds from long-term debt	- -	29,500,000	24,000,000
Principal payments on long-term debt	(4,818,403)	(29,598,908)	(8,087,755)
Net proceeds from issuance of common stock	119,635	132,481	139,794
Cash dividends paid	(1,027,040)	(952,224)	(909,743)
Acquistion of common stock	(119,635)	(219,273)	- -
Increase (decrease) in federal funds purchased	- -	(1,547,000)	1,547,000
Net cash provided by financing activities	$ 16,439,011	$ 19,087,736	$ 15,103,216

Increase (decrease) in cash and cash equivalents	$ 447,155	$ 2,199,424	$ (917,639)

Cash and Cash Equivalents
Beginning	6,307,375	4,107,951	5,025,590

Ending	$ 6,754,530	$ 6,307,375	$ 4,107,951

Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest	$ 8,538,048	$ 9,186,638	$ 7,697,721

Income taxes	$ 1,210,185	$ 975,293	$ 910,863

Supplemental Disclosures of Noncash Investing and Financing Activities

Unrealized gain (loss) on securities available for sale	$ 1,064,374	$ 1,598,977	$ (2,559,080)

Loan originated on settlement of other real estate	$ - -	$ 329,181	$ - -

Transfer of real estate from other assets to bank premises and equipment	$ 342,374	$ - -	$ - -

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Changes in Stockholders' Equity
Three Years Ended December 31, 2001

	Common Stock	Surplus	Retained Earnings

Balance, December 31, 1998	$3,944,515	$1,417,280	$11,892,298
Comprehensive income:
Net income	- -	- -	2,034,288
Other comprehensive income net of tax:
Unrealized holding losses arising during the period (net of tax, $869,617)	- -	- -	- -
Reclassification adjustment (net of tax, $470)	- -	- -	- -
Other comprehensive income (net of tax, $870,087)	- -	- -	- -
Total comprehensive income	- -	- -	- -
Cash dividends - $1.15 per share	- -	- -	(909,743)
Issuance of 1,553 shares of common stock, employee stock options	7,765	30,042	- -
Issuance of 3,535 shares of common stock, dividend reinvestment plan	17,675	84,312	- -
Balance, December 31, 1999	$3,969,955	$1,531,634	$13,016,843
Comprehensive income:
Net income	- -	- -	2,136,787
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $543,653)	- -	- -	- -
Total comprehensive income	- -	- -	- -
Cash dividends - $1.20 per share	- -	- -	(952,224)
Issuance of 640 shares of common stock, employee stock options	3,200	11,520	- -
Issuance of 5,233 shares of common stock, dividend reinvestment plan	26,165	91,596	- -
Acquisition of 9,833 shares of common stock	(49,165)	(170,108)	- -
Balance, December 31, 2000	$3,950,155	$1,464,642	$14,201,406
Comprehensive income:
Net income	- -	- -	2,595,334
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $360,633)	- -	- -	- -
Reclassification adjustment (net of tax, $1,254)	- -	- -	- -
Other comprehensive income (net of tax, $361,887)	- -	- -	- -
Total comprehensive income
Cash dividends - $1.30 per share	- -	--	(1,027,040)
Issuance of 3,900 shares of common stock, dividend reinvestment plan	19,500	100,135	- -
Acquisition of 3,900 shares of common stock	(19,500)	(100,135)	- -
Balance, December 31, 2001	$3,950,155	$1,464,642	$15,769,700

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Changes in Stockholders' Equity
(Continued)
Three Years Ended December 31, 2001

	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total

Balance, December 31, 1998	$346,915		$17,601,008
Comprehensive income:
Net income	- -	$2,034,288	2,034,288
Other comprehensive income net of tax:
Unrealized holding losses arising during the period (net of tax, $869,617)	- -	(1,688,080)	- -
Reclassification adjustment (net of tax, $470)	- -	(913)	- -
Other comprehensive income (net of tax, $870,087)	(1,688,993)	(1,688,993)	(1,688,993)
Total comprehensive income	- -	$345,295	- -
Cash dividends - $1.15 per share	- -		(909,743)
Issuance of 1,553 shares of common stock, employee stock options	- -		- -
Issuance of 3,535 shares of common stock, dividend reinvestment plan	- -		- -
Balance, December 31, 1999	$(1,342,078)		$17,036,560
Comprehensive income:
Net income	- -	$2,136,787	2,136,787
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $543,653)	1,055,324	1,055,324	1,055,324
Total comprehensive income	- -	$3,192,111	- -
Cash dividends - $1.20 per share	- -		(952,224)
Issuance of 640 shares of common stock, employee stock options	- -		- -
Issuance of 5,233 shares of common stock, dividend reinvestment plan	- -		117,761
Acquisition of 9,833 shares of common stock	- -		(219,273)
Balance, December 31, 2000	($286,754)		$19,174,935
Comprehensive income:
Net income	- -	$2,595,334	2,595,334
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $360,633)	- -	700,052	- -
Reclassification adjustment (net of tax, $1,254)	- -	2,435	- -
Other comprehensive income (net of tax, $361,887)	702,487	702,487	702,487
Total comprehensive income		$3,297,821
Cash dividends - $1.30 per share	- -		(1,027,040)
Issuance of 3,900 shares of common stock, dividend reinvestment plan	- -		- -
Acquisition of 3,900 shares of common stock	- -		- -
Balance, December 31, 2001	$415,733		$21,445,716

See Notes to Consolidated Financial Statements

FIRST NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1. Nature of Banking Activities and Significant Accounting Policies

First National Corporation is a bank holding company, which owns First Bank (the Bank) and First Bank Financial Services. The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Shenandoah Valley Region of Virginia.

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred tax assets.

Advertising Costs

The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 2001, 2000 and 1999 was $246,333, $184,806 and $189,630, respectively.

Note 2. Securities

Amortized costs and fair values of securities available for sale as of December 31, 2001 and 2000, are as follows:

	2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
Obligations of U.S. government corporations and agencies	$ 33,366,985	$ 568,263	$ (6,229)	$ 33,929,019
Obligations of states and political subdivisions	6,715,149	79,919	(68,804)	6,726,264
Corporate securities	2,831	56,750	- -	59,581
Other	2,640,172	- -	- -	2,640,172
	$ 42,725,137	$ 704,932	$ (75,033)	$ 43,355,036

	2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$ 35,977,702	$ 9,820	$ (485,782)	$ 35,501,740
Obligations of states and political subdivisions	6,827,133	81,814	(86,541)	6,822,406
Corporate securities	816	46,214	- -	47,030
Other	2,459,733	- -	- -	2,459,733
	$ 45,265,384	$ 137,848	$ (572,323)	$ 44,830,909

The Corporation had no securities classified as held to maturity at December 31, 2001 or 2000.

 The amortized cost and fair value of securities available for sale as of December 31, 2001, by contractual maturity, are shown below. Maturities may differ from contractual maturities in corporate securities because they may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

	Amortized Cost	Fair Value

Due within one year	$ 3,021,483	$ 3,090,410
Due after one year through five years	10,592,939	10,856,609
Due after five years through ten years	7,479,068	7,572,767
Due after ten years	18,988,644	19,135,497
Corporate securities	2,831	59,581
Other	2,640,172	2,640,172
	$ 42,725,137	$ 43,355,036
Proceeds from sales of securities available for sale during 2001 and 1999 were $757,901 and $8,983,346, respectively. There were no sales of securities available for sale during 2000. Gross gains of $58,652 were realized on those sales during 1999, and gross losses of $3,689 and $57,269 were realized on those sales during 2001 and 1999, respectively.

Securities having a book value of $15,935,537 and $19,011,159 at December 31, 2001 and 2000, were pledged to secure public deposits and for other purposes required by law.

Note 3. Loans

Loans at December 31, 2001 and 2000, are summarized as follows:

	2001	2000
	(in thousands)
Mortgage loans on real estate:
Construction	$ 9,648	$ 8,836
Secured by farm land	2,094	1,791
Secured by 1-4 family residential	36,884	37,588
Other real estate loans	57,761	46,124
Loans to farmers (except those secured by real estate)	565	529
Commercial and industrial loans (except those secured by real estate)	41,536	35,971
Consumer installment loans	35,248	34,024
All other loans	3,893	1,990
Total loans	$ 187,629	$ 166,853
Less: Unearned income	3	5
Allowance for loan losses	1,976	1,703
Loans, net	$ 185,650	$ 165,145

Note 4. Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 2001, 2000 and 1999, were as follows:

	2001	2000	1999

Balance at beginning of year	$ 1,702,856	$ 1,447,011	$ 1,226,196
Provision charged to operating expense	420,000	369,000	495,000
Loan recoveries	34,683	51,980	64,712
Loan charge-offs	(181,623)	(165,135)	(338,897)
Balance at end of year	$ 1,975,916	$ 1,702,856	$ 1,447,011
Impairment of loans having recorded investments of $80,783 at December 31, 2001 and $43,844 at December 31, 2000 has been recognized in conformity with SFAS Statement No. 114. All of these loans had a related allowance for loan losses. The total allowance for loan losses related to these loans was $40,392 and $17,765. The average recorded investment in impaired loans during 2001 and 2000 was $58,722 and $21,804. Interest income on impaired loans recognized for cash payments received in 2001 and 2000 were $3,136 and $3,981.

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $37,330 and $207,989 at December 31, 2001 and 2000, respectively. If interest on these loans had been accrued, such income would have approximated $500 and $2,679 for 2001 and 2000.

Note 5. Bank Premises and Equipment

Bank premises and equipment are summarized as follows at December 31, 2001 and 2000:

	2001	2000

Land	$ 865,039	$ 321,516
Buildings and leasehold improvements	4,262,577	4,234,615
Furniture and equipment	4,989,827	4,700,097
Construction in process	566,369	82,710
	$ 10,683,812	$ 9,338,938
Less accumulated depreciation	5,423,361	5,026,033
	$ 5,260,451	$ 4,312,905

Depreciation expense included in operating expenses for 2001, 2000 and 1999 was $397,328, $406,045 and $447,081, respectively.

Note 6. Deposits

The aggregate amount of time deposits, in denominations of $100,000 or more, was $29,249,789 and $17,927,635 at December 31, 2001 and 2000, respectively.

At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$ 40,511,444
2003	27,560,817
2004	15,205,226
2005	1,966,070
2006	4,893,879
$ 90,137,436

Note 7. Short-Term Borrowings

The Corporation had unused lines of credit totaling $34,374,400 available with non-affiliated banks at December 31, 2001.

Note 8. Long-Term Debt

At December 31, 2001, the Corporation had borrowings from the Federal Home Loan Bank system totaling $28,415,555 which mature through February 11, 2019. The interest rate on these notes payable ranges from 5.52% to 6.25%. The Corporation has pledged real estate loans totaling $32,795,000 at December 31, 2001, and Federal Home Loan Bank stock as collateral on these borrowings.

The Bank has a $289,206 note payable, secured by a deed of trust, which requires monthly payments of $2,254, and maturing January 3, 2016. The interest rate on this loan is 4%.

The contractual maturities of long-term debt are as follows:

2002	$ 130,198
2003	143,711
2004	155,581
2005	16,390,551
2006	139,757
Later years	11,744,963
$ 28,704,761

Note 9. Income Taxes

Net deferred tax assets consist of the following components as of December 31, 2001 and 2000:

	2001	2000
Deferred tax assets:
Allowance for loan losses	$ 585,419	$ 492,579
Pension payable	137,391	155,809
Interest on nonaccrual loans	917	911
Securities available for sale	- -	147,722
	$ 723,727	$ 797,021
Deferred tax liabilities:
Depreciation	$ 111,536	$ 93,800
Bond accretion	3,810	3,139
Loan origination costs	99,563	77,542
Securities available for sale	214,166	- -
	$ 429,075	$ 174,481

	$ 294,652	$ 622,540

The provision for income taxes charged to operations for the years ended December 31, 2001, 2000 and 1999, consists of the following:

	2001	2000	1999

Current tax expense	$ 1,173,528	$ 963,007	$ 930,739
Deferred tax (benefit)	(34,000)	(58,521)	(77,398)
	$ 1,139,528	$ 904,486	$ 853,341

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2001, 2000 and 1999, due to the following:

	2001	2000	1999

Computed "expected" tax expense	$ 1,269,853	$ 1,034,416	$ 981,794
(Decrease) in income taxes resulting from:
Tax-exempt interest income	(111,925)	(111,323)	(116,413)
Other	(18,400)	(18,607)	(12,040)
	$ 1,139,528	$ 904,486	$ 853,341
Low income housing credits totaled $31,923 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 10. Fund Restrictions and Reserve Balance

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2001, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,753,471.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2001 and 2000, the aggregate amounts of daily average required balances were approximately $1,013,000 and $818,000, respectively.

Note 11. Benefit Plans

The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with one year of service. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank funds pension costs in accordance with the funding provisions of the Employee Retirement Income Security Act. The following table provides a reconciliation of the changes in the plan benefit obligation and the fair value of assets over the three periods ended December 31, 2001 computed as of October 1 of each respective year.

Change in Benefit Obligation	2001	2000	1999
Benefit obligation, beginning of year	$ 1,955,417	$ 1,689,449	$ 1,559,147
Service cost	40,397	168,658	150,965
Interest cost	146,656	126,575	116,936
Actuarial (gain) loss	(62,709)	111,787	(72,350)
Benefits paid	(99,651)	(141,052)	(65,249)
Benefit obligation, end of year	$ 1,980,110	$ 1,955,417	$ 1,689,449

Changes in Plan Assets
Fair value of plan assets, beginning of year	$ 1,615,804	$ 1,537,774	$ 1,262,632
Actual return on plan assets	(176,302)	219,082	159,395
Employer contributions	94,305	- -	180,996
Benefits paid	(99,651)	(141,052)	(65,249)
Fair value of assets, end of year	$ 1,434,156	$ 1,615,804	$ 1,537,774

Funded status	$ (545,954)	$ (339,613)	$ (151,675)
Unrecognized net actuarial (gain) loss	156,530	(102,485)	(117,140)
Unrecognized net obligation at transition	(50,629)	(56,255)	(61,881)
Unrecognized prior service cost	35,961	39,231	42,501
Accrued cost included in other liabilities	$ (404,092)	$ (459,122)	$ (288,195)

	2001	2000	1999
Components of Net Periodic Benefit Cost
Service cost	$ 40,397	$ 168,658	$ 150,965
Interest cost	146,656	126,575	116,936
Expected return on plan assets	(145,422)	(121,950)	(101,120)
Amortization of prior service cost	3,270	3,270	3,270
Amortization of net obligation at transition	(5,626)	(5,626)	(5,626)
Net periodic benefit cost	$ 39,275	$ 170,927	$ 164,425

Weighted-Average Assumptions as of December 31
Discount rate	7.50%	7.50%	7.50%
Expected return on plan assets	9.00%	9.00%	9.00%
Rate of compensation increase	5.00%	5.00%	5.00%

The Corporation provides a 401(k) profit sharing plan for all eligible employees. Participating employees may elect to contribute up to 21% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to one-half of the first six percent of an employee's compensation contributed to the Plan. Employee contributions vest immediately. Matching contributions vest after the employee has reached five years of service. The Corporation has the discretion to make a profit sharing contribution to the Plan each year based on overall performance, profitability, and other economic factors. For the years ended December 31, 2001, 2000 and 1999, expense attributable to the Plan amounted to $57,004, $57,978 and $48,572, respectively.

Effective January 1, 2000, the Corporation established an employee stock ownership plan (ESOP). The ESOP provides an opportunity for the Corporation to award shares of First National Corporation stock to employees at its discretion. During the year ended December 31, 2001, the Corporation contributed $75,385 to the ESOP. The ESOP had no activity during the year ended December 31, 2000 and no contributions were made to the ESOP during that year.

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

Note 12. Commitments and Contingencies

In the normal course of business, there are outstanding various commitments and contingent liabilities, such as guarantees, commitments to extend credit, etc., which are not reflected in the accompanying financial statements. These commitments expose the Corporation to varying degrees of credit and market risk and are subject to the same credit and risk limitation reviews as those recorded on the balance sheet.

The Corporation enters into commitments to extend credit and standby letters of credit to meet the financing needs of its customers. The following table summarizes outstanding commitments to extend credit at December 31, 2001 and 2000:

	2001	2000
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$ 27,265,000	$ 25,221,000
Standby letters of credit	$ 2,361,525	$ 1,080,266

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

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized as deemed necessary and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

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

The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2001, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $12,611.

Note 13. Transactions With Related Parties

During the year, employees, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Corporation in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers.

At December 31, 2001 and 2000, these loans, which in the aggregate exceeded $60,000 to the borrower, totaled $2,261,951 and $3,238,564, respectively. During 2001, total principal additions were $2,222,880 and total principal payments were $3,199,493.

Note 14. Lease Commitments

The Corporation was obligated under noncancelable leases for the banking premises. Total rental expense for operating leases for 2001, 2000 and 1999 was $95,828, $51,099 and $43,259, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 2001 were as follows:

Year	Operating Leases

2002	$ 24,720
2003	16,120
Total minimum payments	$ 40,840

Note 15. Dividend Reinvestment Plan

The Corporation has in effect a Dividend Reinvestment Plan (DRIP) which provides an automatic conversion of dividends into common stock for enrolled shareholders. Stock is issued at 100% of fair market value on each dividend record date.

Shares of common stock can be issued by the Corporation or purchased in the open market for the additional shares required for the DRIP. Prior to 2000, the Corporation issued common shares for the reinvestment of dividends. The Corporation purchased common stock in the open market for the years ended December 31, 2001 and 2000.

Note 16. Fair Value of Financial Instruments and Interest Rate Risk

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

At December 31, 2001 and 2000, the carrying amounts of loan commitments and stand-by letters of credit were deemed to approximate fair value.

The estimated fair values of the Corporation's financial instruments are as follows:

	2001		2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)		(in thousands)
Financial assets:
Cash and short-term investments	$ 12,139	$ 12,139	$ 11,622	$ 11,622
Securities	43,355	43,355	44,831	44,831
Loans	185,650	187,954	165,145	170,129
Accrued interest receivable	1,299	1,299	1,372	1,372

Financial liabilities:
Deposits	$197,479	$ 200,409	$ 175,194	$176,504
Long-term debt	28,705	31,093	33,523	34,852
Accrued interest payable	693	693	556	556

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

Note 17. Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2001, that the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(Amount in Thousands)
As of December 31, 2001:
Total Capital (to Risk Weighted Assets):
Consolidated	$23,161	11.31%	$16,387	8.0%	N/A	N/A
First Bank	$22,771	11.13%	$16,364	8.0%	$20,455	10.0%
Tier 1 Capital (to Risk Weighted Assets):				4.0%	N/A	N/A
Consolidated	$21,185	10.34%	$8,194	4.0%	$12,273	6.0%
First Bank	$20,795	10.17%	$8,182
Tier 1 Capital to Average Assets):
Consolidated	$21,185	8.97%	$9,451	4.0%	N/A	N/A
First Bank	$20,795	8.45%	$9,849	4.0%	$12,311	5.0%

As of December 31, 2000:
Total Capital (to Risk Weighted Assets):
Consolidated	$21,319	12.26%	$13,917	8.0%	N/A	N/A
First Bank	$21,093	12.13%	$13,907	8.0%	$17,384	10.0%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$19,616	11.28%	$6,959	4.0%	N/A	N/A
First Bank	$19,390	11.15%	$6,954	4.0%	$10,430	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$19,616	8.67%	$9,054	4.0%	N/A	N/A
First Bank	$19,390	8.58%	$9,044	4.0%	$11,305	5.0%

Note 18. Incentive Stock Option Plan

The Corporation had an incentive stock option plan for all full-time employees, which expired in 1995. Options previously granted may be exercised by the participants until the options expire, which is five years after the date of the original option grant. All options expired during the year ended December 31, 2000.

The status of the stock option plan during 2000 and 1999, is as follows:

	2000		1999
	Weighted Average Number of Shares	Exercise Price	Weighted Average Number of Shares	Exercise Price

Outstanding at January 1	3,560	$ 23.00	6,555	$ 23.43
Exercised	(640)	23.00	(1,553)	23.93
Forfeited	(2,920)	23.00	(1,442)	23.95
Oustanding and exercisable at year end	- -	- -	3,560	23.00

Note 19. Earnings Per Share

The following table presents the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. Potential dilutive common stock has no effect on income available to common stockholders.

	2001		2000		1999
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount

Basic EPS	790,031	$ 3.29	793,724	$ 2.69	790,947	$ 2.57

Effect of dilitive securities, stock options	- -		34		935

Diluted EPS	790,031	$ 3.29	793,758	$ 2.69	791,882	$ 2.57

 Note 20. Parent Corporation Only Financial Statements

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Balance Sheets
December 31, 2001 and 2000

Assets	2001	2000

Cash	$ 26,599	$ 27,659
Investment in subsidiaries, at cost, plus undistributed net income	21,212,266	19,103,387
Other assets	361,365	198,403

Total assets	$ 21,600,230	$ 19,329,449

Liabilities and Stockholders' Equity

Liabilities	$ - -	$ - -

Stockholders' Equity
Common stock	$ 3,950,155	$ 3,950,155
Surplus	1,464,642	1,464,642
Retained earnings	15,769,700	14,201,406
Accumulated other comprehensive income (loss)	415,733	(286,754)

Total stockholders' equity	$ 21,600,230	$ 19,329,449

Total liabilities and stockholders' equity	$ 21,600,230	$ 19,329,449

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Statements of Income
Three Years Ended December 31, 2001

	2001	2000	1999

Income, dividends from subsidiary	$ 1,231,000	$ 1,076,513	$ 800,000

Expenses:
Registration fees	$ 850	$ 850	$ 850
Stationery and supplies	16,095	19,218	15,599
Legal and professional fees	65,868	60,191	22,121
Other	28,407	34,883	22,333
Total expenses	$ 111,220	$ 115,142	$ 60,903

Income before allocated tax benefits and undistributed income of subsidiary	$ 1,119,780	$ 961,371	$ 739,097

Allocated income tax benefits	69,162	70,642	52,886

Income before equity in undistributed income of subsidiary	$ 1,188,942	$ 1,032,013	$ 791,983

Equity in undistributed income of subsidiary	1,406,392	1,104,774	1,242,305

Net income	$ 2,595,334	$ 2,136,787	$ 2,034,288

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Statements of Cash Flows
Three Years Ended December 31, 2001

	2001	2000	1999

Cash Flows from Operating Activities
Net income	$ 2,595,334	$ 2,136,787	$ 2,034,288
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed earnings of subsidiaries	(1,406,392)	(1,104,774)	(1,242,305)
(Increase) decrease in other assets	(162,962)	(28,053)	1,640
Net cash provided by operating activities	$ 1,025,980	$ 1,003,960	$ 793,623

Cash Flows from Financing Activities
Net proceeds from issuance of common stock	$ 119,635	$ 132,481	$ 139,794
Cash dividends paid	(1,027,040)	(952,224)	(909,743)
Acquisition of common stock	(119,635)	(219,273)	- -
Net cash used in financing activities	$ (1,027,040)	$ (1,039,016)	$ (769,949)

Increase (decrease) in cash and cash equivalents	$ (1,060)	$ (35,056)	$ 23,674

Cash and Cash Equivalents
Beginning	27,659	62,715	39,041

Ending	$ 26,599	$ 27,659	$ 62,715