Form 10KSB, Exhibit 13
period 2002-12-31
FIRST NATIONAL CORP /VA/
filed 2003-03-31
CIK 719402

Exhibit 13.1

               [EXCERPT FROM 2002 ANNUAL REPORT TO SHAREHOLDERS]


                           FIRST NATIONAL CORPORATION

                               Strasburg, Virginia

                                FINANCIAL REPORT

                                DECEMBER 31, 2002

                                 C O N T E N T S


                                                                           Page

INDEPENDENT AUDITOR'S REPORT                                                  1

FINANCIAL STATEMENTS

  Consolidated balance sheets                                                 2
  Consolidated statements of income                                     3 and 4
  Consolidated statements of cash flows                                 5 and 6
  Consolidated statements of changes in
    stockholders' equity                                                      7
  Notes to consolidated financial statements                               9-28

                  [LETTERHEAD OF YOUNT, HYDE & BARBOUR, P.C.]

                          INDEPENDENT AUDITOR'S REPORT






To the Stockholders and Directors
First National Corporation
Strasburg, Virginia


         We have audited the accompanying consolidated balance sheets of First National Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the three years ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


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


         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


        /s/ Yount, Hyde & Barbour, P.C.


Winchester, Virginia
January 7, 2003

                      FIRST NATIONAL CORPORATION


                    Consolidated Balance Sheets
                      December 31, 2002 and 2001

           Assets                                                 2002          2001
                                                              ------------   ------------
Cash and due from banks                                       $ 14,919,683   $  6,754,530
Federal funds sold                                               2,791,000      5,384,000
Securities available for sale, at fair value                    54,485,082     43,355,036
Loans held for sale                                              1,348,000        884,234
Loans, net of allowance for loan losses, 2002, $2,161,622;
  2001, $1,975,916                                             210,440,535    184,765,310
Bank premises and equipment                                      8,424,246      5,260,451
Interest receivable                                              1,402,630      1,299,345
Other assets                                                     2,124,911      1,651,590
                                                              ------------   ------------

          Total assets                                        $295,936,087   $249,354,496
                                                              ============   ============

  Liabilities and Stockholders' Equity

Liabilities
  Deposits:
      Noninterest-bearing demand deposits                     $ 36,581,399   $ 26,911,317
      Savings and interest-bearing demand deposits             107,119,027     80,430,065
      Time deposits                                             99,312,035     90,137,436
                                                              ------------   ------------
          Total deposits                                      $243,012,461   $197,478,818
  Long-term debt                                                26,604,581     28,704,761
  Accrued expenses and other liabilities                         2,064,902      1,570,687
  Commitments and contingent liabilities                              --             --
                                                              ------------   ------------
          Total liabilities                                   $271,681,944   $227,754,266
                                                              ------------   ------------


Stockholders' Equity

  Common stock, par value $5 per share; authorized
    2,000,000 shares; issued and outstanding 790,031 shares   $  3,950,155   $  3,950,155
  Surplus                                                        1,464,642      1,464,642
  Retained earnings                                             17,658,670     15,769,700
  Accumulated other comprehensive income                         1,180,676        415,733
                                                              ------------   ------------
          Total stockholders' equity                          $ 24,254,143   $ 21,600,230
                                                              ------------   ------------

          Total liabilities and stockholders' equity          $295,936,087   $249,354,496
                                                              ============   ============


 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                       Three Years Ended December 31, 2002

                                                 2002          2001          2000
                                              -----------   -----------   -----------
 Interest and Dividend Income:
  Interest and fees on loans                  $14,415,620   $14,739,696   $14,022,946
  Interest on federal funds sold                   76,890       178,754       175,993
  Interest on deposits in banks                    44,902        73,164        59,191
  Interest and dividends on securities
    available for sale:
      Taxable                                   2,111,859     1,848,738     2,215,327
      Nontaxable                                  303,180       328,531       328,000
      Dividends                                   105,716       156,784       149,924
                                              -----------   -----------   -----------
         Total interest and dividend income   $17,058,167   $17,325,667   $16,951,381
                                              -----------   -----------   -----------

Interest Expense:
  Interest on deposits                        $ 5,973,941   $ 6,807,000   $ 7,131,017
  Interest on federal funds purchased               6,455         3,981        62,648
  Interest on long-term debt                    1,672,341     1,863,552     2,138,546
                                              -----------   -----------   -----------
         Total interest expense               $ 7,652,737   $ 8,674,533   $ 9,332,211
                                              -----------   -----------   -----------

         Net interest income                  $ 9,405,430   $ 8,651,134   $ 7,619,170

Provision for loan losses                         405,000       420,000       369,000
                                              -----------   -----------   -----------

         Net interest income after
           provision for loan losses          $ 9,000,430   $ 8,231,134   $ 7,250,170
                                              -----------   -----------   -----------

 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                        Consolidated Statements of Income
                                   (Continued)
                       Three Years Ended December 31, 2002


                                               2002          2001           2000
                                            -----------   -----------    -----------
 Noninterest Income:
  Service charges                           $ 1,312,609   $   920,469    $   834,377
  Fees for other customer services              631,633       453,469        385,537
  Gains (losses) on sale of securities
    available for sale                          171,627        (3,689)          --
  Gains on sale of premises and equipment         4,250          --             --
  Gains on sale of loans                        198,165        70,920          7,096
  Other                                         226,283       126,485        174,942
                                            -----------   -----------    -----------
         Total noninterest income           $ 2,544,567   $ 1,567,654    $ 1,401,952
                                            -----------   -----------    -----------

Noninterest Expenses:
  Salaries and employee benefits            $ 3,508,845   $ 3,092,159    $ 2,954,438
  Occupancy expense                             469,457       399,314        338,617
  Equipment expense                             619,754       520,094        496,314
  Advertising                                   332,570       246,333        184,806
  Other                                       2,287,990     1,806,026      1,636,674
                                            -----------   -----------    -----------
          Total noninterest expenses        $ 7,218,616   $ 6,063,926    $ 5,610,849
                                            -----------   -----------    -----------

          Income before income taxes        $ 4,326,381   $ 3,734,862    $ 3,041,273

Provision for income taxes                    1,347,167     1,139,528        904,486
                                            -----------   -----------    -----------

          Net income                        $ 2,979,214   $ 2,595,334    $ 2,136,787
                                            ===========   ===========    ===========

Earnings Per Common Share,
  basic and diluted                         $      3.77   $      3.29    $      2.69
                                            ===========   ===========    ===========

 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                       Three Years Ended December 31, 2002



                                                                            2002           2001             2000
                                                                        ------------    ------------    ------------
 Cash Flows from Operating Activities
  Net income                                                            $  2,979,214    $  2,595,334    $  2,136,787
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                                           471,999         397,328         406,045
      Origination of loans available for sale                            (14,278,802)     (5,304,635)       (756,920)
      Proceeds from sale of loans available for sale                      14,013,201       5,033,651         573,516
      Provision for loan losses                                              405,000         420,000         369,000
      (Gains) losses on sale of securities available for sale               (171,627)          3,689            --
      (Gains) on sale of premises and equipment                               (4,250)           --              --
      (Gains) on sale of loans                                              (198,165)        (70,920)         (7,096)
      Accretion of security discounts                                        (14,868)        (16,930)        (12,322)
      Amortization of security premiums                                      377,352         143,029          88,334
      Deferred tax expense (benefit)                                         130,862         (34,000)        (58,521)
      Changes in assets and liabilities:
        (Increase) decrease in accrued interest receivable                  (103,285)         72,598        (206,341)
        (Increase) decrease in other assets                                 (604,183)         85,435        (604,420)
        Increase (decrease) in accrued expenses and other liabilities        100,154         (73,070)        430,953
                                                                        ------------    ------------    ------------
              Net cash provided by operating activities                 $  3,102,602    $  3,251,509    $  2,359,015
                                                                        ------------    ------------    ------------

Cash Flows from Investing Activities
  Proceeds from sale of securities available for sale                   $ 10,355,010    $    757,901    $       --
  Proceeds from sale of premises and equipment                                 4,250            --              --
  Proceeds from maturities, calls, and principal
    payments of securities available for sale                             11,814,076       9,631,095       2,281,976
  Purchase of securities available for sale                              (32,330,985)     (7,978,537)       (460,723)
  (Increase) decrease in federal funds sold                                2,593,000         (69,000)     (5,315,000)
  Purchases of bank premises and equipment                                (3,635,794)     (1,002,500)        (86,404)
  Net (increase) in loans                                                (26,080,225)    (20,582,324)    (15,681,176)
  Proceeds from sale of other real estate                                       --              --            14,000
                                                                        ------------    ------------    ------------
              Net cash (used in) investing activities                   $(37,280,668)   $(19,243,365)   $(19,247,327)
                                                                        ------------    ------------    ------------


 See Notes to Consolidated Financial Statements.

                           FIRST NATIONAL CORPORATION

                      Consolidated Statements of Cash Flows
                                   (Continued)
                       Three Years Ended December 31, 2002



                                                             2002             2001           2000
                                                          ------------    ------------    ------------
 Cash Flows from Financing Activities
  Net increase in demand deposits and saving accounts     $ 36,359,044    $  4,164,700    $  4,583,064
  Net increase in time deposits                              9,174,599      18,119,754      17,189,596
  Proceeds from long-term debt                                    --              --        29,500,000
  Principal payments on long-term debt                      (2,100,180)     (4,818,403)    (29,598,908)
  Net proceeds from issuance of common stock                      --              --            14,720
  Cash dividends paid                                       (1,090,244)     (1,027,040)       (952,224)
  Acquistion of common stock                                      --              --          (101,512)
  (Decrease) in federal funds purchased                           --              --        (1,547,000)
                                                          ------------    ------------    ------------
              Net cash provided by financing activities   $ 42,343,219    $ 16,439,011    $ 19,087,736
                                                          ------------    ------------    ------------

              Increase in cash and cash equivalents       $  8,165,153    $    447,155    $  2,199,424

Cash and Cash Equivalents
  Beginning                                                  6,754,530       6,307,375       4,107,951
                                                          ------------    ------------    ------------

  Ending                                                  $ 14,919,683    $  6,754,530    $  6,307,375
                                                          ============    ============    ============

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for:
      Interest                                            $  7,733,804    $  8,538,048    $  9,186,638
                                                          ============    ============    ============

      Income taxes                                        $  1,274,459    $  1,210,185    $    975,293
                                                          ============    ============    ============

Supplemental Disclosures of Noncash
  Investing and Financing Activities

    Unrealized gain on securities available for sale      $  1,159,004    $  1,064,374    $  1,598,977
                                                          ============    ============    ============

    Loan originated on settlement of other real estate    $        - -    $        - -    $    329,181
                                                          ============    ============    ============

    Transfer of real estate from other assets
      to bank premises and equipment                      $        - -    $    342,374    $        - -
                                                          ============    ============    ============

 See Notes to Consolidated Financial Statements.

                 FIRST NATIONAL CORPORATION

        Consolidated Statements of Changes in Stockholders' Equity
             Three Years Ended December 31, 2002



                                                         Common                      Retained
                                                          Stock         Surplus      Earnings
                                                       ------------   -----------   -----------

 Balance, December 31, 1999                            $  3,969,955   $ 1,531,634   $13,016,843
   Comprehensive income:
     Net income                                                 - -           - -     2,136,787
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $543,653)                                                - -           - -           - -

     Total comprehensive income                                 - -           - -           - -

   Cash dividends - $1.20 per share                             - -           - -      (952,224)
   Issuance of 640 shares of common stock, employee
     stock options                                            3,200        11,520           - -
   Acquisition of 4,600 shares of common stock              (23,000)      (78,512)          - -
                                                       ------------   -----------   -----------
 Balance, December 31, 2000                            $  3,950,155   $ 1,464,642   $14,201,406

   Comprehensive income:
     Net income                                                 - -           - -     2,595,334
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $360,633)                                                - -           - -           - -
      Reclassification adjustment (net of tax, $1,254)          - -           - -           - -

     Other comprehensive income (net of tax, $361,887)          - -           - -           - -

     Total comprehensive income

   Cash dividends - $1.30 per share                             - -           - -    (1,027,040)
                                                       ------------   -----------   -----------
 Balance, December 31, 2001                            $  3,950,155   $ 1,464,642   $15,769,700
   Comprehensive income:
     Net income                                                 - -           - -     2,979,214
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $452,413)                                                - -           - -           - -
      Reclassification adjustment (net of tax, $58,353)         - -           - -           - -

     Other comprehensive income (net of tax, $394,060)          - -           - -           - -

     Total comprehensive income

   Cash dividends - $1.38 per share                             - -           - -    (1,090,244)
                                                       ------------   -----------   -----------
 Balance, December 31, 2002                            $  3,950,155   $ 1,464,642   $17,658,670
                                                       ============   ===========   ===========

 See Notes to Consolidated Financial Statements.

                                                           Accumulated
                                                              Other
                                                          Comprehensive   Comprehensive
                                                           Income (Loss)       Income           Total
                                                          --------------  -------------      ------------

 Balance, December 31, 1999                                $ (1,342,078)                     $ 17,176,354
   Comprehensive income:
     Net income                                                     - -    $ 2,136,787          2,136,787
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $543,653)                                              1,055,324      1,055,324          1,055,324
                                                                           -----------
     Total comprehensive income                                     - -    $ 3,192,111                - -
                                                                           ===========
   Cash dividends - $1.20 per share                                 - -                          (952,224)
   Issuance of 640 shares of common stock, employee
     stock options                                                  - -                            14,720
   Acquisition of 4,600 shares of common stock                      - -                          (101,512)
                                                           ------------                      ------------
 Balance, December 31, 2000                                  $ (286,754)                     $ 19,329,449

   Comprehensive income:
     Net income                                                     - -    $ 2,595,334          2,595,334
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $360,633)                                                    - -        700,052                - -
      Reclassification adjustment (net of tax, $1,254)              - -          2,435                - -
                                                                           -----------
     Other comprehensive income (net of tax, $361,887)          702,487        702,487            702,487
                                                                           -----------
     Total comprehensive income                                            $ 3,297,821
                                                                           ===========
   Cash dividends - $1.30 per share                                 - -                        (1,027,040)
                                                           ------------                      ------------
 Balance, December 31, 2001                                $    415,733                      $ 21,600,230
   Comprehensive income:
     Net income                                                            $ 2,979,214          2,979,214
     Other comprehensive income net of tax, unrealized
      holding gains arising during the period (net of tax,
       $452,413)                                                    - -        878,217                - -
      Reclassification adjustment (net of tax, $58,353              - -       (113,274)               - -
                                                                           -----------
     Other comprehensive income (net of tax, $394,060)          764,943        764,943            764,943
                                                                           -----------
     Total comprehensive income                                            $ 3,744,157
                                                                           ===========
   Cash dividends - $1.38 per share                                 - -                        (1,090,244)
                                                           ------------                      ------------
 Balance, December 31, 2002                                $  1,180,676                      $ 24,254,143
                                                           ============                      ============


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

The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America and to accepted practices within the banking industry.

Principles of Consolidation

First Bank is a wholly-owned subsidiary of First National Corporation. First Bank Financial Services is a wholly-owned subsidiary of First Bank. The consolidated financial statements of First National Corporation include the accounts of all three companies. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and valuation of foreclosed real estate.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. As of December 31, 2002 and 2001, all of the Corporation's securities were classified as available for sale.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. The Corporation requires a firm purchase commitment from a permanent investor before a loan can be closed, thus limiting interest rate risk. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

                   Notes to Consolidated Financial Statements

Loans

The Corporation, through its banking subsidiary, grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial loans secured by real estate throughout the Shenandoah Valley Region of Virginia. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued and accredited to income based on the unpaid principal balance. Loan origination fees, net of certain origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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

The Corporation performs an analysis of the allowance for loan losses throughout the year, with the objective of quantifying portfolio risk into a dollar figure of inherent losses. In addition, internal loan reviews are performed on a regular basis. The determination of the allowance for loan losses is based on applying qualitative and quantitative factors to each category of loans along with any specific allowance for impaired and adversely classified loans within the particular category. The resulting sum is then combined to arrive at a total allowance for all categories. The Corporation assigns factors that include historical loss experience, delinquency rates and economic trends to each loan category for consideration of the qualitative factors. The total allowance required will fluctuate as a result of changes in the various types and categories of loans, specific allowances required due to impaired and adversely classified loans, the historical loss experience, delinquency rates and economic conditions.

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

                   Notes to Consolidated Financial Statements

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

Bank Premises and Equipment

Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation, computed using the straight-line method over the estimated useful lives of the assets, which range from three to forty years.

Other Real Estate

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

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

Advertising Costs

The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 2002, 2001 and 2000 was $332,570, $246,333 and $184,806, respectively.

                   Notes to Consolidated Financial Statements

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Note 2.  Securities

Amortized costs and fair values of securities available for sale as of December 31, 2002 and 2001, are as follows:




                                                       2002
                              -----------------------------------------------------
                                               Gross         Gross
                               Amortized     Unrealized    Unrealized      Fair
                                 Cost          Gains        (Losses)       Value
                              -----------   -----------   -----------   -----------
U.S. Agency and mortgage-
  backed securities           $44,419,577   $ 1,482,950   $    --       $45,902,527
Obligations of states and
  political subdivisions        6,001,645       234,658        --         6,236,303
Corporate equity securities         3,916        71,294        --            75,210
Restricted securities           1,745,500          --          --         1,745,500
Other                             525,542          --          --           525,542
                              -----------   -----------   -----------   -----------
                              $52,696,180   $ 1,788,902   $    --       $54,485,082
                              ===========   ===========   ===========   ===========


                                                       2001
                              -----------------------------------------------------
                                               Gross         Gross
                               Amortized     Unrealized    Unrealized      Fair
                                 Cost          Gains        (Losses)       Value
                              -----------   -----------   -----------   -----------
U.S. Agency and mortgage-
  backed securities           $33,366,985   $   568,263   $    (6,229)  $33,929,019
Obligations of states and
  political subdivisions        6,715,149        79,919       (68,804)    6,726,264
Corporate equity securities         2,831        56,750          --          59,581
Restricted securities           2,083,100          --            --       2,083,100
Other                             557,072          --            --         557,072
                              -----------   -----------   -----------   -----------
                              $42,725,137   $   704,932   $   (75,033)  $43,355,036
                              ===========   ===========   ===========   ===========


The Corporation had no securities classified as held to maturity at December 31, 2002 or 2001.

                   Notes to Consolidated Financial Statements

The amortized cost and fair value of securities available for sale as of December 31, 2002, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities in corporate securities because they may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                           Amortized        Fair
                                                              Cost          Value
                                                         ------------   ------------

 Due within one year                                     $  1,225,066   $  1,254,400
 Due after one year through five years                     10,810,752     11,430,394
 Due after five years through ten years                    11,148,140     11,446,831
 Due after ten years                                       27,237,264     28,007,205
 Corporate equity securities                                    3,916         75,210
 Other                                                      2,271,042      2,271,042
                                                         ------------   ------------
                                                         $ 52,696,180   $ 54,485,082

Proceeds from sales of securities available for sale during 2002 and 2001 were $10,355,010 and $757,901, respectively. There were no sales of securities available for sale during 2000. Gross gains of $171,627 were realized on those sales during 2002, and gross losses of $3,689 were realized on those sales during 2001.

Securities having a book value of $13,620,682 and $15,935,537 at December 31, 2002 and 2001, were pledged to secure public deposits and for other purposes required by law.

Note 3.  Loans

Loans at December 31, 2002 and 2001, are summarized as follows:


                                                     2002       2001
                                                   --------   --------
                                                     (in thousands)
Mortgage loans on real estate:
  Construction                                     $ 12,172   $  9,648
  Secured by farm land                                2,112      2,094
  Secured by 1-4 family residential                  58,705     35,999
  Other real estate loans                            67,680     57,761
Loans to farmers (except those
  secured by real estate)                               852        565
Commercial and industrial loans
  (except those secured by real estate)              28,606     41,536
Consumer installment loans                           36,828     35,248
Deposit overdrafts                                      236         87
All other loans                                       5,412      3,806
                                                   --------   --------
       Total loans                                 $212,603   $186,744
Less:  Unearned income                                 --            3
   Allowance for loan losses                          2,162      1,976
                                                   --------   --------
       Loans, net                                  $210,441   $184,765
                                                   ========   ========

                   Notes to Consolidated Financial Statements

Note 4.  Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000, were as follows:

                                     2002          2001           2000
                                 -----------    -----------    -----------

Balance at beginning of year     $ 1,975,916    $ 1,702,856    $ 1,447,011
Provision charged to operating
  expense                            405,000        420,000        369,000
Loan recoveries                       30,693         34,683         51,980
Loan charge-offs                    (249,987)      (181,623)      (165,135)
                                 -----------    -----------    -----------
Balance at end of year           $ 2,161,622    $ 1,975,916    $ 1,702,856
                                 ===========    ===========    ===========


Impairment of loans having recorded investments of $26,294 at December 31, 2002 and $80,783 at December 31, 2001 have been recognized in conformity with SFAS Statement No. 114. All of these loans had a related allowance for loan losses. The total allowance for loan losses related to these loans was $13,147 and $40,392. The average recorded investment in impaired loans during 2002, 2001 and 2000 was $47,520, $58,722 and $21,804, respectively. Interest income on impaired loans recognized for cash payments received in 2001 and 2000 totaled $3,136 and $3,981, respectively. There were no cash payments received on impaired loans in 2002 that were recognized as interest income. Loans that were past due ninety days and still accruing at December 31, 2002, 2001 and 2000 totaled $1,397,000, $988,000 and $282,000, respectively.

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $165,560, $37,330 and $207,989 at December 31, 2002, 2001 and 2000,
respectively. If interest on these loans had been accrued, such income would have approximated $4,511, $500 and $2,679 for 2002, 2001 and 2000, respectively.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows at December 31, 2002 and 2001:

                                                        2002          2001
                                                   -----------   -----------

Land                                               $ 1,655,546   $   865,039
Buildings and leasehold improvements                 4,734,854     4,262,577
Furniture and equipment                              5,944,937     4,989,827
Construction in process                              1,954,841       566,369
                                                   -----------   -----------
                                                   $14,290,178   $10,683,812
Less accumulated depreciation                        5,865,932     5,423,361
                                                   -----------   -----------
                                                   $ 8,424,246   $ 5,260,451
                                                   ===========   ===========


Depreciation expense included in operating expenses for 2002, 2001 and 2000 was $471,999, $397,328 and $406,045, respectively.

                   Notes to Consolidated Financial Statements

Note 6.  Deposits

The aggregate amount of time deposits, in denominations of $100,000 or more, was $32,420,612 and $29,249,789 at December 31, 2002 and 2001, respectively.

At December 31, 2002, the scheduled maturities of time deposits were as follows:

        2003                                              $46,343,463
        2004                                               37,848,923
        2005                                                4,035,185
        2006                                                5,209,237
        2007                                                5,875,227
                                                          -----------
                                                          $99,312,035
                                                          ===========


Note 7.  Borrowing Arrangements

The Corporation had unused lines of credit totaling $46,732,406 available with non-affiliated banks at December 31, 2002. This amount primarily consists of a blanket floating lien agreement with the Federal Home Loan Bank of Atlanta in which the Bank can borrow up to 19% of its assets.

At December 31, 2002, the Corporation had borrowings from the Federal Home Loan Bank system totaling $26,330,775 which mature through March 17, 2008. The interest rate on these notes payable ranged from 5.52% to 6.57%. The Corporation had pledged real estate loans totaling $45,261,039 at December 31, 2002, Federal Home Loan Bank stock and securities with a book value of $5,043,672 at December 31, 2002 as collateral on these borrowings.

The Bank had a $273,806 note payable, secured by a deed of trust, which requires monthly payments of $2,254, and matures January 3, 2016. The interest rate on this loan is 4%.

The contractual maturities of long-term debt were as follows:

        2003                                              $    49,597
        2004                                                   53,148
        2005                                               16,279,064
        2006                                                   18,416
        2007                                                   19,164
        Later years                                        10,185,192
                                                          -----------
                                                          $26,604,581

                   Notes to Consolidated Financial Statements

Note 8.  Income Taxes

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2002 and 2001:

                                                     2002         2001
                                                   ---------    ---------
 Deferred tax assets:
   Allowance for loan losses                         648,560    $ 585,419
   Pension payable                                   102,070      137,391
   Interest on nonaccrual loans                        1,794          917
                                                                ---------
                                                   $ 752,424    $ 723,727
                                                   ---------    ---------
Deferred tax liabilities:
    Depreciation                                     243,709    $ 111,536
    Bond accretion                                     4,607        3,810
    Loan origination costs                           126,152       99,563
    Securities available for sale                    608,227      214,166
                                                                ---------
                                                   $ 982,695    $ 429,075
                                                   ---------    ---------

Net deferred tax asset (liability)                 $(230,271)   $ 294,652
                                                   =========    =========


The provision for income taxes charged to operations for the years ended December 31, 2002, 2001 and 2000, consists of the following:


                                              2002             2001              2000
                                          -----------      ------------      ------------

 Current tax expense                      $ 1,216,305      $  1,173,528      $    963,007
 Deferred tax expense (benefit)               130,862           (34,000)          (58,521)
                                          -----------      ------------      ------------
                                          $ 1,347,167      $  1,139,528      $    904,486
                                          ===========      ============      ============



The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2002, 2001 and 2000, due to the following:


                                             2002             2001                2000
                                         ------------     ------------        ------------

 Computed "expected" tax expense          $ 1,470,970     $  1,269,853        $  1,034,416
 (Decrease) in income taxes
   resulting from:
     Tax-exempt interest income              (111,652)        (111,925)           (111,323)
     Other                                    (12,151)         (18,400)            (18,607)
                                         ------------     ------------        ------------
                                         $  1,347,167     $  1,139,528        $    904,486
                                         ============     ============        ============

Low income housing credits totaled $9,588 for the year ended December 31, 2002, and $31,923 for the years ended December 31, 2001 and 2000.

                   Notes to Consolidated Financial Statements


Note 9.  Fund Restrictions and Reserve Balance

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2002, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $4,592,637.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2002 and 2001, the aggregate amounts of daily average required balances were approximately $5,803,000 and $1,013,000, respectively.

Note 10.  Benefit Plans

The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with one year of service. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank's funding policy is to make the maximum annual contribution permitted by the Employee Retirement Income Security Act. The following table provides a reconciliation of the changes in the plan benefit obligation and the fair value of assets over the three periods ended December 31, 2002 computed as of October 1 of each respective year.

                   Notes to Consolidated Financial Statements

                                                  2002            2001            2000
                                               -----------     -----------     -----------
Change in Benefit Obligation
  Benefit obligation, beginning of year        $ 1,980,110     $ 1,955,417     $ 1,689,449
  Service cost                                      58,010          40,397         168,658
  Interest cost                                    148,508         146,656         126,575
  Actuarial (gain) loss                            409,607         (62,709)        111,787
  Benefits paid                                    (97,149)        (99,651)       (141,052)
                                               -----------     -----------     -----------
  Benefit obligation, end of year              $ 2,499,086     $ 1,980,110     $ 1,955,417
                                               -----------     -----------     -----------

Changes in Plan Assets
  Fair value of plan assets,
   beginning of year                           $ 1,434,156     $ 1,615,804     $ 1,537,774
  Actual return on plan assets                     (69,194)       (176,302)        219,082
  Employer contributions                           182,931          94,305            --
  Benefits paid                                    (97,149)        (99,651)       (141,052)
                                               -----------     -----------     -----------
  Fair value of assets, end of year            $ 1,450,744     $ 1,434,156     $ 1,615,804
                                               -----------     -----------     -----------

  Funded status                                $(1,048,342)    $  (545,954)    $  (339,613)
  Unrecognized net actuarial (gain) loss           760,448         156,530        (102,485)
  Unrecognized net obligation at transition        (45,003)        (50,629)        (56,255)
  Unrecognized prior service cost                   32,691          35,961          39,231
                                               -----------     -----------     -----------
  Accrued cost included in other liabilities   $  (300,206)    $  (404,092)    $  (459,122)
                                               ===========     ===========     ===========

Components of Net Periodic Benefit Cost
  Service cost                                 $    58,010     $    40,397     $   168,658
  Interest cost                                    148,508         146,656         126,575
  Expected return on plan assets                  (125,117)       (145,422)       (121,950)
  Amortization of prior service cost                 3,270           3,270           3,270
  Amortization of net obligation at
   transition                                       (5,626)         (5,626)         (5,626)
                                               -----------     -----------     -----------
  Net periodic benefit cost                    $    79,045     $    39,275     $   170,927
                                               ===========     ===========     ===========

Weighted-Average Assumptions as
  of December 31
   Discount rate                                    7.00%           7.50%           7.50%
   Expected return on plan assets                   9.00%           9.00%           9.00%
   Rate of compensation increase                    5.00%           5.00%           5.00%

                   Notes to Consolidated Financial Statements

The Corporation provides a 401(k) plan for all eligible employees. Participating employees may elect to contribute up to 21% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to one-half of the first six percent of an employee's compensation contributed to the Plan. Both employee and employer contributions vest immediately. The Corporation has the discretion to make a profit sharing contribution to the Plan each year based on overall performance, profitability, and other economic factors. For the years ended December 31, 2002, 2001 and 2000, expense attributable to the Plan amounted to $61,439, $57,004 and $57,978, respectively.

Effective January 1, 2000, the Corporation established an employee stock ownership plan (ESOP). The ESOP provides an opportunity for the Corporation to award shares of First National Corporation stock to employees at its discretion. During the years ended December 31, 2002 and 2001, the Corporation contributed $79,000 and $75,385 to the ESOP. There were no contributions made to the ESOP during the year ended December 31, 2000.

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

Note 11.  Commitments and Unfunded Credits

The Corporation is a party to credit related financial instruments with risk not reflected in the consolidated financial statements in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                        2002            2001
                                                   -------------   -------------
         Financial instruments whose
           contract amounts represent credit risk:
              Commitments to extend credit         $  33,899,031   $  27,265,000
              Standby letters of credit            $   2,068,924   $   2,361,525

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

                   Notes to Consolidated Financial Statements


Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized as deemed necessary and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.

The Corporation has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2002, exceeded the insurance limits of the Federal Deposit Insurance Corporation by approximately $580,706.

Note 12.  Transactions With Related Parties

During the year, employees, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Corporation in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers.

At December 31, 2002 and 2001, these loans, which in the aggregate exceeded $60,000 to the borrower, totaled $2,250,475 and $2,261,951, respectively. During 2002, total principal additions were $2,796,205 and total principal payments were $2,807,681.

Note 13.  Lease Commitments

The Corporation was obligated under noncancelable leases for banking premises. Total rental expense for operating leases for 2002, 2001 and 2000 was $101,350, $95,828 and $51,099, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 2002 were as follows:

                                                            Operating
             Year                                             Leases
  -----------------------                                   ----------

             2003                                           $   33,670
             2004                                               26,600
             2005                                               23,400
             2006                                               13,400
             2007                                                3,600
                                                            ----------
  Total minimum payments                                    $  100,670
                                                            ==========

                   Notes to Consolidated Financial Statements

Note 14.  Dividend Reinvestment Plan

The Corporation has in effect a Dividend Reinvestment Plan (DRIP) which provides an automatic conversion of dividends into common stock for enrolled shareholders. Stock is purchased on the open market on each dividend record date.

Shares of common stock can be issued by the Corporation or purchased in the open market for the additional shares required for the DRIP. Prior to 2000, the Corporation issued common shares for the reinvestment of dividends. The Corporation purchased common stock in the open market for the years ended December 31, 2002 and 2001.

Note 15.  Fair Value of Financial Instruments and Interest Rate Risk

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Securities

For securities available for sale and held for investment purposes, fair values are based on quoted market prices or dealer quotes.

Loans Held for Sale

Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

Loan Receivables

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing

                   Notes to Consolidated Financial Statements

loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities

The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market account) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregate expected monthly maturities on time deposits.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Commitments and Unfunded Credits

Fair values of commitments and unfunded credits that are credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The estimated fair values, and related carrying amounts, of the Corporation's financial instruments are as follows:

                                                                         2002                       2001
                                                            ------------------------------------------------------
                                                               Carrying       Fair        Carrying         Fair
                                                                Amount       Value         Amount          Value
                                                            -----------   ------------   -----------   -----------
                                                                  (In thousands)                (In thousands)
     Financial assets:
       Cash and short-term investments                      $    17,711   $     17,711   $    12,139   $    12,139
       Securities                                                54,485         54,485        43,355        43,355
       Loans                                                    211,789        216,958       185,650       187,954
       Accrued interest receivable                                1,403          1,403         1,299         1,299


     Financial liabilities:
       Deposits                                             $   243,012   $    245,699    $  197,479   $   200,409
       Long-term debt                                            26,605         28,741        28,705        31,093
       Accrued interest payable                                     612            612           693           693


                   Notes to Consolidated Financial Statements

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

Note 16.  Regulatory Matters

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total (as defined in the regulations) and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets. Management believes, as of December 31, 2002 and 2001, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank's actual capital amounts and ratios are also presented in the following table.


                                                                                                           Minimum
                                                                                                          To Be Well
                                                                                                     Capitalized Under
                                                                      Minimum Capital                 Prompt Corrective
                                           Actual                       Requirement                   Action Provisions
                                --------------------------      ---------------------------        ------------------------
                                   Amount           Ratio           Amount            Ratio           Amount         Ratio
                                ------------        ------      -------------          ----        -----------        -----
                                                                      (Amount in Thousands)
As of December 31, 2002:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $     25,236        11.42%      $      17,698          8.0%             N/A            N/A
      First Bank                $     25,040        11.33%      $      17,684          8.0%        $    22,105        10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated              $     23,074        10.43%      $       8,849          4.0%             N/A            N/A
      First Bank                $     22,878        10.35%      $       8,842          4.0%        $    13,263        6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated              $     23,074         7.88%      $      11,712          4.0%             N/A            N/A
      First Bank                $     22,878         7.81%      $      11,710          4.0%        $    14,638        5.0%

As of December 31, 2001:
  Total Capital (to Risk
    Weighted Assets):
      Consolidated              $    23,161         11.31%      $      16,387          8.0%             N/A            N/A
      First Bank                $    22,771         11.13%      $      16,364          8.0%        $    20,455        10.0%
  Tier 1 Capital (to Risk
    Weighted Assets):
      Consolidated              $    21,185         10.34%      $       8,194          4.0%             N/A            N/A
      First Bank                $    20,795         10.17%      $       8,182          4.0%        $    12,273        6.0%
  Tier 1 Capital (to
    Average Assets):
      Consolidated              $    21,185          8.97%      $       9,451          4.0%             N/A            N/A
      First Bank                $    20,795          8.45%      $       9,849          4.0%        $    12,311        5.0%


                   Notes to Consolidated Financial Statements

Note 17.  Incentive Stock Option Plan

The Corporation had an incentive stock option plan for all full-time employees, which expired in 1995. Options previously granted may be exercised by the participants until the options expire, which is five years after the date of the original option grant. All options expired during the year ended December 31, 2000.

The status of the stock option plan during 2000 is as follows:

                                               2000
                                        -------------------
                                         Weighted
                                          Average
                                          Number   Exercise
                                        of Shares    Price
                                        ---------  --------

                 Outstanding at
                   January 1              3,560    $ 23.00
                 Exercised                 (640)     23.00
                 Forfeited               (2,920)     23.00
                                         -------
                 Outstanding and
                   exercisable at
                   year end                - -         - -
                                         =======



Note 18.  Earnings Per Share

The following table presents the weighted average number of shares used in computing earnings per share and the effect on the weighted average number of shares of dilutive potential common stock. Potential dilutive common stock had no effect on income available to common stockholders.


                                2002                  2001                  2000
                       ----------------------------------------------------------------
                                  Per Share             Per Share             Per Share
                        Shares      Amount    Shares      Amount     Shares     Amount
                        ------      ------    ------      ------     ------     ------

 Basic EPS              790,031    $  3.77    790,031     $  3.29    793,724    $  2.69
                                   =======                =======               =======

 Effect of dilutive
  securities, stock
  options                  - -                   - -                      34
                       --------              --------               --------

 Diluted EPS            790,031    $  3.77    790,031     $  3.29    793,758    $  2.69
                       ========    =======   ========     =======   ========    =======


                   Notes to Consolidated Financial Statements


Note 19.  Parent Corporation Only Financial Statements

                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 Balance Sheets
                           December 31, 2002 and 2001



           Assets                                         2002         2001
                                                      -----------   -----------
Cash                                                  $    63,687   $    26,599
Investment in subsidiaries, at cost, plus
  undistributed net income                             24,011,626    21,212,266
Other assets                                              203,071       361,365
                                                      -----------   -----------

         Total assets                                 $24,278,384   $21,600,230
                                                      ===========   ===========

  Liabilities and Stockholders' Equity


Liabilities
  Deferred income tax liability                       $    24,241         $ - -
                                                      -----------   -----------

Stockholders' Equity
  Common stock                                        $ 3,950,155   $ 3,950,155
  Surplus                                               1,464,642     1,464,642
  Retained earnings                                    17,658,670    15,769,700
  Accumulated other comprehensive income                1,180,676       415,733
                                                      -----------   -----------

         Total stockholders' equity                   $24,254,143   $21,600,230
                                                      -----------   -----------

         Total liabilities and stockholders' equity   $24,278,384   $21,600,230
                                                      ===========   ===========

                   Notes to Consolidated Financial Statements


                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                              Statements of Income
                       Three Years Ended December 31, 2002



                                          2002          2001        2000
                                        ----------   ----------   ----------
 Income, dividends from subsidiary
  Dividends from subsidiary             $  925,000   $1,231,000   $1,076,513

  Other                                     55,595         --           --
                                        ----------   ----------   ----------
                                        $  980,595   $1,231,000   $1,076,513
                                        ----------   ----------   ----------

Expenses:
  Registration fees                     $      850   $      850   $      850
  Stationery and supplies                   21,565       16,095       19,218
  Legal and professional fees               70,806       65,868       60,191
  Other                                     18,606       28,407       34,883
                                        ----------   ----------   ----------
         Total expenses                 $  111,827   $  111,220   $  115,142
                                        ----------   ----------   ----------

         Income before allocated tax
           benefits and undistributed
           income of subsidiary         $  868,768   $1,119,780   $  961,371

Allocated income tax benefits               28,975       69,162       70,642
                                        ----------   ----------   ----------

         Income before equity in
           undistributed income
           of subsidiary                $  897,743   $1,188,942   $1,032,013

Equity in undistributed income of
  subsidiary                             2,081,471    1,406,392    1,104,774
                                        ----------   ----------   ----------

         Net income                     $2,979,214   $2,595,334   $2,136,787
                                        ==========   ==========   ==========

                   Notes to Consolidated Financial Statements


                           FIRST NATIONAL CORPORATION
                            (Parent Corporation Only)

                            Statements of Cash Flows
                       Three Years Ended December 31, 2002




                                                  2002           2001            2000
                                               -----------    -----------    -----------
 Cash Flows from Operating Activities
  Net income                                   $ 2,979,214    $ 2,595,334    $ 2,136,787
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Undistributed earnings of subsidiaries    (2,081,471)    (1,406,392)    (1,104,774)
      (Increase) decrease in other assets          229,589       (162,962)       (28,053)
                                               -----------    -----------    -----------
        Net cash provided by operating
         activities                            $ 1,127,332    $ 1,025,980    $ 1,003,960
                                               -----------    -----------    -----------

Cash Flows from Financing Activities
  Net proceeds from issuance of common
    stock                                      $       - -    $       - -    $    14,720
  Cash dividends paid                           (1,090,244)    (1,027,040)      (952,224)

  Acquisition of common stock                          - -            - -       (101,512)
                                               -----------    -----------    -----------
      Net cash used in financing
       activities                              $(1,090,244)   $(1,027,040)   $(1,039,016)
                                               -----------    -----------    -----------

      Increase (decrease) in cash and
       cash equivalents                        $    37,088    $    (1,060)   $   (35,056)

Cash and Cash Equivalents
  Beginning                                         26,599         27,659         62,715
                                               -----------    -----------    -----------

  Ending                                       $    63,687    $    26,599    $    27,659
                                               ===========    ===========    ===========

Supplemental Disclosures of Noncash
  Investing and Financing Activities

    Unrealized gain on securities
      available for sale                       $    71,294    $       - -    $       - -
                                               ===========    ===========    ===========

                                       27