Form 10KSB/A, Exhibit 13
period 2003-12-31
FIRST NATIONAL CORP /VA/
filed 2004-03-31
CIK 719402

Exhibit 13.1

[EXCERPT FROM 2003 ANNUAL REPORT]

INDEPENDENT AUDITOR’S REPORT

To the Shareholders and Directors

First National Corporation

Strasburg, Virginia

We have audited the accompanying consolidated balance sheets of First National Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2003.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the three years ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 19, 2004

FIRST NATIONAL CORPORATION

Consolidated Balance Sheets
December 31, 2003 and 2002

Assets	2003	2002
Cash and due from banks	$ 10,657,518	$ 13,782,175
Federal funds sold	- -	2,791,000
Interest-bearing deposits in banks	261,183	1,137,508
Securities available for sale, at fair value	70,895,317	53,959,540
Loans held for sale	118,000	1,348,000
Loans, net of allowance for loan losses, 2003, $2,546,953
2002, $2,161,622	245,590,744	210,440,535
Bank premises and equipment, net	11,485,491	8,424,246
Interest receivable	1,389,586	1,402,630
Other assets	3,158,838	2,650,453

Total assets	$ 343,556,677	$ 295,936,087

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest-bearing demand deposits	$ 55,958,084	$ 36,581,399
Savings and interest-bearing demand deposits	115,587,740	107,119,027
Time deposits	106,281,751	99,312,035
Total deposits	$ 277,827,575	$ 243,012,461
Federal funds purchased	507,000	- -
Other borrowings	36,554,930	26,604,581
Company obligated manditorily
redeemable capital securities	3,000,000	- -
Accrued expenses and other liabilities	2,164,440	2,064,902
Commitments and contingent liabilities	- -	- -
Total liabilities	$ 320,053,945	$ 271,681,944

Shareholders' Equity
Common stock, par value $2.50 per share and $5.00 per share;
authorized 4,000,000 and 2,000,000 shares; issued and	$ 3,655,155	$ 3,950,155
outstanding 1,462,062 shares and 790,031 shares at
December 31, 2003 and 2002, respectively
Surplus	1,464,642	1,464,642
Retained earnings	17,680,249	17,658,670
Accumulated other comprehensive income, net	702,686	1,180,676
Total shareholders' equity	$ 23,502,732	$ 24,254,143

Total liabilities and shareholders' equity	$ 343,556,677	$ 295,936,087

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Income
Three Years Ended December 31, 2003

	2003	2002	2001
Interest and Dividend Income:
Interest and fees on loans	$ 15,308,689	$ 14,415,620	$ 14,739,696
Interest on federal funds sold	46,576	76,890	178,754
Interest on deposits in banks	31,098	44,902	73,164
Interest and dividends on securities
available for sale:
Taxable interest	1,944,217	2,111,859	1,848,738
Nontaxable interest	341,125	303,180	328,531
Dividends	66,134	105,716	156,784
Total interest and dividend income	$ 17,737,839	$ 17,058,167	$ 17,325,667

Interest Expense:
Interest on deposits	$ 5,008,396	$ 5,973,941	$ 6,807,000
Interest on federal funds purchased	2,169	6,455	3,981
Interest on company obligated
manditorily redeemable securities	100,031	- -	- -
Interest on other borrowings	1,658,158	1,672,341	1,863,552
Total interest expense	$ 6,768,754	$ 7,652,737	$ 8,674,533

Net interest income	$ 10,969,085	$ 9,405,430	$ 8,651,134

Provision for loan losses	705,000	405,000	420,000

Net interest income after
provision for loan losses	$ 10,264,085	$ 9,000,430	$ 8,231,134

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Income
(Continued)
Three Years Ended December 31, 2003

	2003	2002	2001
Noninterest Income:
Service charges	$ 2,322,707	$ 1,312,609	$ 920,469
Fees for other customer services	769,480	631,633	453,469
Gains (losses) on sale of securities
available for sale	69,302	171,627	(3,689)
Gains (losses) on sale of premises
and equipment	(49,183)	4,250	- -
Gains on sale of loans	372,149	198,165	70,920
Other	140,817	226,283	126,485
Total noninterest income	$ 3,625,272	$ 2,544,567	$ 1,567,654

Noninterest Expense:
Salaries and employee benefits	$ 4,538,391	$ 3,508,845	$ 3,092,159
Occupancy	518,541	469,457	399,314
Equipment	770,783	619,754	520,094
Advertising	340,100	332,570	246,333
Stationery and supplies	323,811	266,898	180,782
Telecommunications	217,007	183,066	146,028
Other	2,376,555	1,838,026	1,479,216
Total noninterest expense	$ 9,085,188	$ 7,218,616	$ 6,063,926

Income before income taxes	$ 4,804,169	$ 4,326,381	$ 3,734,862

Provision for income taxes	1,503,303	1,347,167	1,139,528

Net income	$ 3,300,866	$ 2,979,214	$ 2,595,334

Earnings Per Common Share,
basic and diluted	$ 2.23	$ 1.89	$ 1.64

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Cash Flows
Three Years Ended December 31, 2003

	2003	2002	2001
Cash Flows from Operating Activities
Net income	$ 3,300,866	$ 2,979,214	$ 2,595,334
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	596,148	471,999	397,328
Origination of loans available for sale	(28,526,540)	(14,278,802)	(5,304,635)
Proceeds from sale of loans available for sale	30,128,689	14,013,201	5,033,651
Provision for loan losses	705,000	405,000	420,000
(Gains) losses on sale of securities
available for sale	(69,302)	(171,627)	3,689
(Gains) losses on sale of premises
and equipment	49,183	(4,250)	- -
(Gains) on sale of loans	(372,149)	(198,165)	(70,920)
Accretion of security discounts	(25,338)	(14,868)	(16,930)
Amortization of security premiums	564,306	377,352	143,029
Deferred tax expense (benefit)	26,067	130,862	(34,000)
Changes in assets and liabilities:
(Increase) decrease in accrued interest
receivable	13,044	(103,285)	72,598
(Increase) decrease in other assets	(508,386)	(604,183)	85,435
Increase (decrease) in accrued expenses
other liabilities	319,809	100,154	(73,070)
Net cash provided by operating activities	$ 6,201,397	$ 3,102,602	$ 3,251,509

Cash Flows from Investing Activities
Proceeds from sale of securities available
for sale	$ 4,118,075	$ 10,355,010	$ 757,901
Proceeds from sale of premises and equipment	330,317	4,250	- -
Proceeds from maturities, calls, and principal
payments of securities available for sale	19,450,421	11,814,076	9,631,095
Purchase of securities available for sale	(41,698,266)	(32,330,985)	(7,978,537)
(Increase) decrease in federal funds sold	2,791,000	2,593,000	(69,000)
Purchase of bank premises and equipment	(4,036,893)	(3,635,794)	(1,002,500)
Net (increase) in loans	(35,855,209)	(26,080,225)	(20,582,324)
Net cash (used in) investing activities	$ (54,900,555)	$ (37,280,668)	$ (19,243,365)

See Notes to Consolidated Financial Statements

FIRST NATIONAL CORPORATION

Consolidated Statements of Cash Flows
(Continued)
Three Years Ended December 31, 2003

	2003	2002	2001
Cash Flows from Financing Activities
Net increase in demand deposits and
savings accounts	$ 27,845,398	$ 36,359,044	$ 4,164,700
Net increase in time deposits	6,969,716	9,174,599	18,119,754
Proceeds from other borrowings	10,000,000	- -	- -
Principals payments on other borrowings	(49,651)	(2,100,180)	(4,818,403)
Proceeds from issuance of company obligated
manditorily redeemable capital securities	3,000,000	- -	- -
Cash dividends paid	(1,125,787)	(1,090,244)	(1,027,040)
Acquisition of common stock	(2,448,500)	- -	- -
Increase in federal funds purchased	507,000	- -	- -
Net cash provided by financing activities	$ 44,698,176	$ 42,343,219	$ 16,439,011

Increase (decrease) in cash and
cash equivalents	$ (4,000,982)	$ 8,165,153	$ 447,155

Cash and cash equivalents
Beginning	14,919,683	6,754,530	6,307,375

Ending	$ 10,918,701	$ 14,919,683	$ 6,754,530

Supplemental Disclosures of Cash Flow
Information
Cash payments for:
Interest	$ 6,832,913	$ 7,733,804	$ 8,538,048

Income taxes	$ 1,583,906	$ 1,274,459	$ 1,210,185

Supplemental Disclosures of Noncash
Investing Activities
Unrealized gain (loss) on securities
available for sale	$ (724,227)	$ 1,159,004	$ 1,064,374

Transfer of real estate from other assets
to bank premises and equipment	$ - -	$ - -	$ 342,374

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Consolidated Statements of Changes in Shareholders' Equity
Three Years Ended December 31, 2003

				Accumulated
				Other
	Common		Retained	Comprehensive	Comprehensive
	Stock	Surplus	Earnings	Income (Loss)	Income	Total

Balance, December 31, 2000	$ 3,950,155	$ 1,464,642	$ 14,201,406	$ (286,754)		$ 19,329,449
Comprehensive income:
Net income	- -	- -	2,595,334	- -	$ 2,595,334	2,595,334
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $360,633)	- -	- -	- -	- -	700,052	- -

Reclassification adjustment (net of tax, $1,254)	- -	- -	- -	- -	2,435	- -
Other comprehensive income (net of tax, $361,887)	- -	- -	- -	702,487	$ 702,487	702,487
Total comprehensive income					$ 3,297,821
Cash dividends - $0.65 per share	- -	- -	(1,027,040)	- -		(1,027,040)
Balance, December 31, 2001	$ 3,950,155	$ 1,464,642	$ 15,769,700	$ 415,733		$ 21,600,230
Comprehensive income:
Net income	- -	- -	2,979,214		$ 2,979,214	2,979,214
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $452,413)	- -	- -	- -	- -	878,217	- -
Reclassification adjustment (net of tax, $58,353)	- -	- -	- -	- -	(113,274)	- -
Other comprehensive income (net of tax, $394,060)	- -	- -	- -	764,943	$ 764,943	764,943
Total comprehensive income					$ 3,744,157
Cash dividends - $0.69 per share	- -	- -	(1,090,244)	- -		(1,090,244)
Balance, December 31, 2002	$ 3,950,155	$ 1,464,642	$ 17,658,670	$ 1,180,676		$ 24,254,143
Comprehensive income:
Net income	- -	- -	3,300,866		$ 3,300,866	3,300,866
Other comprehensive income net of tax, unrealized
holding losses arising during the period (net of
tax, $222,674)	- -	- -	- -		(432,251)
Reclassification adjustment (net of tax, $23,563)	- -	- -	- -		(45,739)
Other comprehensive income (net of tax, $246,237)	- -	- -	- -	(477,990)	$ (477,990)	(477,990)
Total comprehensive income					$ 2,822,876
Cash dividends - $0.77 per share	- -	- -	(1,125,787)	- -		(1,125,787)
Acquisition of 118,000 shares of common stock	(295,000)	- -	(2,153,500)	- -		(2,448,500)
Balance, December 31, 2003	$ 3,655,155	$ 1,464,642	$ 17,680,249	$ 702,686		$ 23,502,732

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

Notes to Consolidated Financial Statements

Note 1.  Nature of Banking Activities and Significant Accounting Policies

First National Corporation (the Corporation) is the financial holding company of First Bank (the Bank).  First Bank owns First Bank Financial Services, Inc., which invests in partnerships that provide title insurance and investment services.  The Bank provides commercial, residential and consumer loans, and a variety of deposit products to its customers in the Shenandoah Valley Region of Virginia.

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

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost.  Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  As of December 31, 2003 and 2002, all of the Corporation’s securities were classified as available for sale.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.  Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.  Gains and losses on the sale of securities are recorded on the settlement date and are determined using the specific identification method.

Notes to Consolidated Financial Statements

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

The Corporation enters into commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments).  Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives.  The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 60 days.  The Corporation protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Corporation commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan.  As a result, The Corporation is not exposed to losses nor will it realize significant gains related to its rate lock commitments due to changes in interest rates.  The correlation between the rate lock commitments and the best efforts contracts is very high due to their similarity.

The market value of rate lock commitments and best efforts contracts is not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded in stand-alone markets.  The Corporation determines the fair value of rate lock commitments and best efforts contracts by measuring the change in the value of the underlying asset while taking into consideration the probability that the rate lock commitments will close.  Because of the high correlation between rate lock commitments and best efforts contracts, no gain or loss occurs on the rate lock commitments.

Loans

The Corporation, through its banking subsidiary, grants mortgage, commercial and consumer loans to customers.  A substantial portion of the loan portfolio is represented by residential and commercial loans secured by real estate throughout the Shenandoah Valley Region of Virginia. The ability of the Corporation’s debtors to honor their contracts is subject to the real estate and general economic conditions in this area.

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

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio.  The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (SFAS) No. 5 "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

Our allowance for loan losses has two basic components: the specific allowance and the formula allowance.  Both of these components are determined based upon estimates that can and do change when the actual events occur.

The specific allowance is used to individually allocate an allowance for larger balance, non-homogeneous loans.  The specific allowance uses various techniques to arrive at an estimate of loss.  First, analysis of the borrower's overall financial condition, resources and payment record; the prospects for support from financial guarantors; and the fair market value of collateral are used to estimate the probability and severity of inherent losses.  Additionally, historical default rates and loss severities, internal risk ratings, industry and market conditions and trends, and other environmental factors are considered. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.

The formula allowance is used for estimating the loss on pools of smaller-balance, homogeneous loans; including residential mortgage loans, installment loans, other consumer loans, as well as outstanding loan commitments.  Also, a formula allowance is used for the remaining pool of larger balance, non-homogeneous loans which were not allocated a specific allowance upon their review. The formula allowance begins with estimates of probable losses inherent in the homogeneous portfolio based upon various statistical analyses. These include analysis of historical delinquency and loss experience, together with analyses that reflect current economic trends and conditions.  The formula allowance uses a historical loss view as an indicator of future losses.  As a result, even though this history is regularly updated with the most recent loss information, it could differ from the loss incurred in the future.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.  Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Bank Premises and Equipment

Land is carried at cost.  Premises and equipment are stated at cost less accumulated depreciation and amortization.  Premises and equipment are depreciated over their estimated useful lives ranging from three years to forty years; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less.  Software is amortized over its estimated useful life ranging from three to seven years.  Depreciation and amortization are recorded on the straight-line method.

Costs of maintenance and repairs are charged to expense as incurred.  Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.  Gains and losses on routine dispositions are reflected in current operations.

Other Real Estate

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.  The Corporation had no foreclosed real estate at December 31, 2003 and 2002.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance.  There are no potential common shares that would have a dilutive effect.  Earnings per share for prior periods has been restated to give retroactive effect of the Corporation's two-for-one stock split declared April 16, 2003.  The stock split was payable on May 30, 2003 to shareholders of record April 30, 2003.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks and interest-bearing deposits in banks."

Advertising Costs

The Corporation follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 2003, 2002 and 2001 was $340,100, $332,570 and $246,333, respectively.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Recent Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” which amends SFAS No. 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.  The provisions of the Statement were effective December 31, 2002.  The Corporation did not have stock-based compensation plans as of December 31, 2003, 2002 and 2001.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).  The Interpretation elaborates on the disclosures to be made by a guarantor in its financial statements under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The recognition requirements of the Interpretation were effective beginning January 1, 2003.  The initial adoption of the Interpretation did not materially affect the Corporation, and management does not anticipate that the recognition requirements of this Interpretation will have a materially adverse impact on either the Corporation’s consolidated financial position or consolidated results of operations in the future.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This Interpretation provides guidance with respect to the identification of variable interest entities and when the assets, liabilities, noncontrolling interests, and results of operations of a variable interest entity need to be included in a company’s consolidated financial statements.  The Interpretation requires consolidation by business enterprises of variable interest entities in cases where (a) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity, or (b) in cases where the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur.  Management has evaluated the Corporation’s investments in variable interest entities and potential variable interest entities or transactions, particularly in limited liability partnerships involved in low-income housing development and trust preferred securities structures.  The implementation of FIN 46 did not have a significant impact on either the Corporation’s consolidated financial position or consolidated results of operations.  Interpretive guidance relating to FIN 46 is continuing to evolve and the Corporation’s management will continue to assess various aspects of consolidations and variable interest entity accounting as additional guidance becomes available.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  The Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003 and did not have an impact on the Corporation’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”  This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of these instruments were previously classified as equity.  This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities.  Adoption of the Statement did not have an impact on the Corporation’s consolidated financial statements.

In November 2003, the FASB’s Emerging Issues Task Force (EITF) reached a consensus on a new disclosure requirement related to unrealized losses on investment securities.  The new disclosure requires a table of securities which have unrealized losses as of the reporting date.  The table must distinguish between those securities which have been in a continuous unrealized loss position for twelve months or more and those securities which have been in a continuous unrealized loss position for less than twelve months.  The table is to include the aggregate unrealized losses of securities whose fair values are below book values as of the reporting date, and the aggregate fair value of securities whose fair values are below book values as of the reporting date.  In addition to the quantitative disclosure, FASB requires a narrative discussion that provides sufficient information to allow financial statement users to understand the quantitative disclosures and the information that was considered in determining whether impairment was not other-than-temporary.  The new disclosure requirements apply to fiscal years ending after December 15, 2003.  The Corporation has included the required disclosures in their consolidated financial statements.

In December 2003, the FASB issued a revised version of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88 and 106.”  This Statement revises employers’ disclosures about pension plans and other postretirement benefits.  It does not change the measurement or recognition of those plans required by FASB Statements No. 87, No. 88, and No. 106.  This Statement retains the disclosure requirements contained in the original FASB Statement No. 132, which it replaces.  However, it requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit costs of defined benefit pension plans and other defined benefit postretirement plans.  The required information should be provided separately for pension plans and for other postretirement benefit plans.  The disclosures for earlier annual periods presented for comparative purposes are required to be restated for (a) the percentages of each major category of plan assets held, (b) the accumulated benefit obligation, and (c) the assumptions used in the accounting for the plans.  This Statement is effective for financial statements with fiscal years ending after December 15, 2003.  The interim-period disclosures required by this Statement are effective for interim periods beginning after December 15, 2003.  The Corporation has included the required disclosures in its consolidated financial statements.

Note 2.  Securities

Amortized costs and fair values of securities available for sale as of December 31, 2003 and 2002, are as follows:

	2003
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. Agency and mortgage-
backed securities	$ 58,759,947	$ 1,003,621	$ (228,508)	$ 59,535,060
Obligations of states and
political subdivisions	8,983,124	260,600	(26,618)	9,217,106
Corporate equity securities	3,916	55,580	- -	59,496
Restricted securities	2,083,655	- -	- -	2,083,655
	$ 69,830,642	$ 1,319,801	$ (255,126)	$ 70,895,317

	2002
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
U.S. Agency and mortgage-
backed securities	$ 44,419,577	$ 1,482,950	$ - -	$ 45,902,527
Obligations of states and
political subdivisions	6,001,645	234,658	- -	6,236,303
Corporate equity securities	3,916	71,294	- -	75,210
Restricted securities	1,745,500	- -	- -	1,745,500
	$ 52,170,638	$ 1,788,902	$ - -	$ 53,959,540

The Corporation had no securities classified as held to maturity at December 31, 2003 or 2002.

At December 31, 2003, investments in an unrealized loss position that are temporarily impaired are as follows:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	(Loss)	Fair Value	(Loss)	Fair Value	(Loss)
U. S. Agency and mortgage-backed securities	$11,721,597	$(228,508)	$ - -	$ - -	$11,721,597	$(228,508)
Obligations of states and political subdivisions	1,437,445	(26,618)	- -	- -	1,437,445	(26,618)
Corporate equity securities	- -	- -	- -	- -	- -	- -
Restricted securities	- -	- -	- -	- -	- -	- -
	$13,159,042	$(255,126)	$ - -	$ - -	$13,159,042	$(255,126)

The table above provides information about securities that have been in an unrealized loss position for less than twelve consecutive months, and also those securities that have been in an unrealized loss position for more than twelve consecutive months.  At December 31, 2003, there were no securities in an unrealized loss position for twelve consecutive months or more.  The Corporation invests in U.S Agency and mortgage-backed securities, obligations of state and political subdivisions, corporate equity securities and restricted securities.  Restricted securities include required equity investments in certain correspondent banks.  We consider all of the securities with unrealized losses to be temporarily impaired. At December 31, 2003, there were eight U.S. agency mortgage-backed securities and five obligations of state and political subdivisions in an unrealized loss position.  Ninety-eight percent of the Corporation’s investment securities have credit ratings of AAA and the weighted-average repricing term of the investment portfolio was 3.5 years as of December 31, 2003.

The amortized cost and fair value of securities available for sale as of December 31, 2003, by contractual maturity, are shown below.  Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties.  Actual maturities may differ from contractual maturities in corporate securities because they may be called or repaid without any penalties.  Corporate securities are not included in the maturity categories in the following maturity summary.

	Amortized	Fair
	Cost	Value

Due within one year	$ 2,521,309	$ 2,577,202
Due after one year through five years	11,196,889	11,529,176
Due after five years through ten years	25,843,570	26,258,792
Due after ten years	28,181,303	28,386,996
Corporate equity securities	3,916	59,496
Restricted securities	2,083,655	2,083,655
	$ 69,830,642	$ 70,895,317

Proceeds from sales of securities available for sale during 2003, 2002 and 2001 were $4,118,075, $10,355,010 and $757,901, respectively.  Gross gains of $69,302 and $171,627 were realized on those sales during 2003 and 2002, respectively.  Gross losses of $3,689 were realized on sales during 2001.

Securities having a book value of $12,320,617 and $13,620,682 at December 31, 2003 and 2002, were pledged to secure public deposits and for other purposes required by law.

Note 3.  Loans

Loans at December 31, 2003 and 2002, are summarized as follows:

	2003	2002
	(in thousands)
Mortgage loans on real estate:
Construction	$ 23,586	$ 12,172
Secured by farm land	2,602	2,112
Secured by 1-4 family residential	71,657	58,705
Other real estate loans	85,509	67,680
Loans to farmers (except those secured by real estate)	395	852
Commercial and industrial loans (except those secured by real estate)	31,350	28,606
Consumer installment loans	31,820	36,828
Deposit overdrafts	296	236
All other loans	923	5,412
Total loans	$ 248,138	$ 212,603
Allowance for loan losses	2,547	2,162
Loans, net	$ 245,591	$ 210,441

Note 4.  Allowance for Loan Losses

Transactions in the allowance for loan losses for the years ended December 31, 2003, 2002 and 2001, were as follows:

	2003	2002	2001

Balance at beginning of year	$ 2,161,622	$ 1,975,916	$ 1,702,856
Provision charged to operating expense	705,000	405,000	420,000
Loan recoveries	50,369	30,693	34,683
Loan charge-offs	(370,038)	(249,987)	(181,623)
Balance at end of year	$ 2,546,953	$ 2,161,622	$ 1,975,916

Information about impaired loans as of and for the years ended December 31, 2003, 2002 and 2001, is as follows:

	2003	2002	2001

Impaired loans for which an allowance
has been provided	$ - -	$ 26,294	$ 80,783
Impaired loans for which no allowance
has been provided	- -	- -	- -
Total impaired loans	$ - -	$ 26,294	$ 80,783

Allowance provided for impaired loans,
included in the allowance for loan losses	$ - -	$ 13,147	$ 40,392

Average balance in impaired loans	$ 89,614	$ 47,520	$ 58,722

Interest income recognized on
a cash basis on impaired loans	$ - -	$ - -	$ 3,136

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $170,676, $165,560 and $37,330 at December 31, 2003, 2002 and 2001, respectively.  If interest on these loans had been accrued, such income would have approximated $11,811, $4,511 and $500 for 2003, 2002 and 2001, respectively.

Loans past due greater than ninety days and still accruing interest at December 31, 2003, 2002 and 2001 totaled $463,817, $1,397,000 and $988,000, respectively.

Note 5.  Bank Premises and Equipment

Bank premises and equipment are summarized as follows at December 31, 2003 and 2002:

	2003	2002

Land	$ 2,583,154	$ 1,655,546
Buildings and leasehold improvements	7,440,408	4,734,854
Furniture and equipment	7,047,740	5,944,937
Construction in process	709,392	1,954,841
	$ 17,780,694	$ 14,290,178
Less accumulated depreciation	6,295,203	5,865,932
	$ 11,485,491	$ 8,424,246

Depreciation expense included in operating expenses for 2003, 2002 and 2001 was $596,148, $471,999 and $397,328, respectively.

Note 6.  Deposits

The aggregate amount of time deposits, in denominations of $100,000 or more, was $38,097,250 and $32,420,612 at December 31, 2003 and 2002, respectively.

At December 31, 2003, the scheduled maturities of time deposits were as follows:

2004	$ 60,713,602
2005	8,261,698
2006	13,206,585
2007	6,822,813
2008	17,277,053
$ 106,281,751

Note 7.  Other Borrowings

The Corporation had unused lines of credit totaling $45,685,642 available with non-affiliated banks at December 31, 2003.  This amount primarily consists of a blanket floating lien agreement with the Federal Home Loan Bank of Atlanta in which the Bank can borrow up to 19% of its assets.

At December 31, 2003, the Corporation had borrowings from the Federal Home Loan Bank system totaling $36,297,515 which mature through March 17, 2008.  Fixed rate advances totaled $31,297,515 and adjustable rate advances totaled $5,000,000 at December 31, 2003.  The interest rate on these notes payable ranged from 1.22% to 6.57% and the weighted average rate was 5.05%.  The Corporation had collateral pledged on these borrowings at December 31, 2003 including real estate loans totaling $52,449,779, and Federal Home Loan Bank stock and securities with a book value of $3,289,799.

The Bank had a $257,415 note payable, secured by a deed of trust, which requires monthly payments of $2,254, and matures January 3, 2016.  The fixed interest rate on this loan is 4.00%.

The contractual maturities of other borrowings were as follows:

2004	$ 5,053,148
2005	16,279,064
2006	5,018,416
2007	19,166
2008	10,019,947
Later years	165,189
$ 36,554,930

Note 8.  Company Obligated Manditorily Redeemable Capital Securities

On March 11, 2003, First National (VA) Statutory Trust I ("the Trust"), a wholly-owned subsidiary of the Corporation, was formed for the purpose of issuing redeemable capital securities, commonly called trust preferred securities.  On March 26, 2003, $3,000,000 of trust preferred securities were issued through a pooled underwriting.  The securities have a LIBOR-indexed floating rate of interest.  The interest rate at December 31, 2003 was 4.32%.  The securities have a mandatory redemption date of March 26, 2033, and are subject to varying call provisions beginning March 26, 2008.  The principal asset of the Trust is $3,000,000 of the Corporation's junior subordinated debt securities with maturities and interest rates like the capital securities.

While these securities are debt obligations of the Corporation, they are included in capital for regulatory capital ratio calculations.  Under present regulations, the trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as long as their amount does not exceed 25% of Tier 1 capital, including total trust preferred securities.  The portion of the trust preferred securities not considered as Tier 1 capital, if any, may be included in Tier 2 capital.  As of December 31, 2003, the total amount of trust preferred securities issued by the Trust was included in the Corporation's Tier 1 capital.

Note 9.  Income Taxes

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Allowance for loan losses	$ 779,572	$ 648,560
Pension payable	100,210	102,070
Interest on nonaccrual loans	6,684	1,794
Other	186	- -
	$ 886,652	$ 752,424
Deferred tax liabilities:
Depreciation	$ 412,867	$ 243,709
Bond accretion	6,155	4,607
Loan origination costs	115,741	126,152
Securities available for sale	361,990	608,227
	$ 896,753	$ 982,695
Net deferred tax (liability)	$ 10,101)	$ (230,271)

The provision for income taxes charged to operations for the years ended December 31, 2003, 2002 and 2001, consists of the following:

	2003	2002	2001

Current tax expense	$ 1,477,236	$ 1,216,305	$ 1,173,528
Deferred tax expense (benefit)	26,067	130,862	(34,000)
	$ 1,503,303	$ 1,347,167	$ 1,139,528

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2003, 2002 and 2001, due to the following:

	2003	2002	2001

Computed tax expense at	$ 1,633,417	$ 1,470,970	$ 1,269,853
statutory federal rate
Increase (decrease) in income
taxes resulting from:
Tax-exempt interest income	(133,889)	(111,652)	(111,925)
Other	3,774	(12,151)	(18,400)
	$ 1,503,303	$ 1,347,167	$ 1,139,528

Low income housing credits totaled $9,588 for the year ended December 31, 2002, and $31,923 for the year ended December 31, 2001.  There were no low income housing credits for the year ended December 31, 2003.

Note 10.  Fund Restrictions and Reserve Balance

Transfers of funds from the banking subsidiary to the parent corporation in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2003, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent corporation, without prior regulatory approval, totaled $3,080,117.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act.  For the final weekly reporting period in the years ended December 31, 2003 and 2002, the aggregate amounts of daily average required balances were approximately $263,000 and $5,803,000, respectively.

Note 11.  Benefit Plans

The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with at least one year of credited service.  Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service.  The Bank’s funding policy is to make the minimum required annual contribution permitted by the Employee Retirement Income Security Act and the Internal Revenue Code.  The following table provides a reconciliation of the changes in the plan benefit obligation and the fair value of assets for the periods ended December 31, 2003 and 2002, computed as of October 1 of each respective year.

	2003	2002
Change in Benefit Obligation
Benefit obligation, beginning of year	$ 2,499,086	$ 1,980,110
Service cost	113,456	58,010
Interest cost	174,936	148,508
Actuarial (gain) loss	390,701	409,607
Benefits paid	(173,211)	(97,149)
Benefit obligation, end of year	$ 3,004,968	$ 2,499,086

Changes in Plan Assets
Fair value of plan assets, beginning of year	$ 1,450,744	$ 1,434,156
Actual return on plan assets	195,638	(69,194)
Employer contributions	- -	182,931
Benefits paid	(173,211)	(97,149)
Fair value of assets, end of year	$ 1,473,171	$ 1,450,744
Funded status	$ (1,531,797)	$ (1,048,342)
Unrecognized net actuarial (gain) loss	1,053,710	760,448
Unrecognized net obligation at transition	(39,377)	(45,003)
Unrecognized prior service cost	29,421	32,691
Accrued cost included in other liabilities	$ (488,043)	$ (300,206)

Components of Net Periodic Benefit Cost
Service cost	$ 113,456	$ 58,010
Interest cost	174,936	148,508
Expected return on plan assets	(122,510)	(125,117)
Amortization of prior service cost	3,270	3,270
Amortization of net obligation at transition	(5,626)	(5,626)
Recognized net actuarial (loss)	24,311	- -
Net periodic benefit cost	$ 187,837	$ 79,045

Weighted-Average Assumptions used to determine
benefit obligations at December 31
Discount rate	6.50%	7.00%
Expected return on plan assets	8.50%	9.00%
Rate of compensation increase	5.00%	5.00%

Weighted-Average Assumptions used to determine
net periodic benefit cost for years ended
December 31
Discount rate	7.00%	7.50%
Expected return on plan assets	9.00%	9.00%
Rate of compensation increase	5.00%	5.00%

The plan sponsor selects the expected long-term rate of return on assets assumption in consultation with their investment advisors and actuary, and with concurrence from their auditors.  This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits.  Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself.  Undue weight is not given to recent experience, which may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes.  Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested.  However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimate within periodic cost.)

The pension plan’s weighted-average asset allocations at the end of the plan year for 2003 and 2002, by asset category are as follows:

	2003	2002
Asset Category
Mutual funds - fixed income	48%	50%
Mutual funds - equity	52%	50%
Other	0%	0%
Total	100%	100%

The trust fund is sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return, with a targeted asset allocation of 50% fixed income and 50% equities.  The Investment Manager selects investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance for the implementation of the Plan’s investment strategy.  The Investment Manager will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.

It is the responsibility of the Trustee to administer the investments of the Trust within reasonable costs, being careful to avoid sacrificing quality.  These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

The Corporation made cash contributions for the 2003 plan year totaling $193,307 subsequent to December 31, 2003, and expects to contribute $247,834 for the 2004 plan year.  The accumulated benefit obligation for the defined benefit pension plan was $1,332,275 and $1,134,339 at December 31, 2003 and 2002, respectively.

The Corporation maintains a 401(k) plan for all eligible employees.  Participating employees may elect to contribute up to 21% of their compensation subject to certain limits based on federal tax laws.  The Corporation makes matching contributions equal to one-half of the first six percent of an employee’s compensation contributed to the Plan.  Full-time employees who have completed six months of credited service are eligible.  Both employee and employer contributions vest immediately.  The Corporation has the discretion to make a profit sharing contribution to the Plan each year based on overall performance, profitability, and other economic factors.  For the years ended December 31, 2003, 2002 and 2001, expense attributable to the Plan amounted to $68,698, $61,439 and $57,004, respectively.

Effective January 1, 2000, the Corporation established an employee stock ownership plan (ESOP).  The ESOP provides an opportunity for the Corporation to award shares of First National Corporation stock to employees at its discretion.  Full-time employees who have completed six months of credited service are eligible.  Participants become 100% vested after five years of credited service.  Contributions each year are at the discretion of the board of directors, within certain limitations prescribed by Federal tax regulations.  The Corporation made cash contributions to the plan of $79,823, $79,000 and $75,385 during the years ended December 31, 2003, 2002 and 2001, respectively. These contributions are included in salaries and benefits in the accompanying statements of income.

On January 6, 1999, the Bank adopted a Director Split Dollar Life Insurance Plan.  This Plan provides life insurance coverage to insurable directors of the Bank.  The Bank owns the policies and is entitled to all values and proceeds.  The Plan provides retirement benefits and the payment of benefits at the death of the insured director.  The amount of benefits will be determined by the performance of the policies over the director’s life.

Note 12.  Commitments and Unfunded Credits

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

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments.  The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2003	2002
Financial instruments whose contract
amounts represent credit risk:
Commitments to extend credit	$ 39,760,000	$ 33,519,000
Stand-by letters of credit	4,099,000	2,069,000
Rate lock commitments	1,613,700	2,178,790

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

At December 31, 2003, the Corporation had locked-rate commitments to originate mortgage loans amounting to $1,613,700 and loans held for sale of $118,000.  The Corporation has entered into commitments, on a best-effort basis to sell loans of approximately $1,731,700.  Risks arise from the possible inability of counterparties to meet the terms of their contracts.  The Corporation does not expect any counterparty to fail to meet its obligations.

The Corporation has cash accounts in other commercial banks.  The amount on deposit at these banks at December 31, 2003, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $602,107.

Note 13.  Transactions With Related Parties

During the year, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Corporation in the normal course of business.  These transactions were made on substantially the same terms as those prevailing for other customers.

At December 31, 2003 and 2002, these loans, which in the aggregate exceeded $60,000 to the borrower, totaled $3,570,620 and $1,584,953, respectively.  During 2003, total principal additions were $4,289,005 and total principal payments were $2,303,338.

Note 14.  Lease Commitments

The Corporation was obligated under noncancelable leases for banking premises.  Total rental expense for operating leases for 2003, 2002 and 2001 was $71,914, $101,350 and $95,828, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 2003 were as follows:

Year	Operating Leases

2004	$ 32,956
2005	27,000
2006	17,000
2007	7,200
2008	2,200
Total minimum payments	$ 86,356

Note 15.  Dividend Reinvestment Plan

The Corporation has in effect a Dividend Reinvestment Plan (DRIP) which provides an automatic conversion of dividends into common stock for enrolled shareholders.  Stock is purchased on the open market on each dividend payable date.

Shares of common stock can be issued by the Corporation or purchased in the open market for the additional shares required for the DRIP.  Prior to 2000, the Corporation issued common shares for the reinvestment of dividends.  The Corporation purchased common stock on the open market for the years ended December 31, 2003, 2002 and 2001.

Note 16.  Fair Value of Financial Instruments and Interest Rate Risk

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation.  Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

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

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.  Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.  Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities

The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date.  The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.  Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Commitments and Unfunded Credits

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  At December 31, 2003 and 2002, the carrying amounts of loan commitments and stand-by letters of credit approximate fair value.

The estimated fair values of the Corporation’s financial instruments are as follows:

	2003		2002
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(In thousands)		(In thousands)
Financial assets:
Cash and short-term investments	$ 10,919	$ 10,919	$ 17,711	$ 17,711
Securities	70,895	70,895	53,960	53,960
Loans, net	245,709	243,984	211,789	216,958
Accrued interest receivable	1,390	1,390	1,403	1,403

Financial liabilities:
Deposits	$ 277,828	$ 280,251	$ 243,012	$ 245,699
Federal funds purchased	507	507	- -	- -
Other borrowings	36,555	38,302	26,605	28,741
Company obligated manditorily
redeemable capital securities	3,000	3,022	- -	- -
Accrued interest payable	548	548	612	612

Commitments and Unfunded Credits:
Commitments to extend credit	$ - -	$ 39,760	$ - -	$ 33,519
Stand-by letters of credit	- -	4,099	- -	2,069
Rate lock commitments	- -	1,614	- -	2,179

The Corporation assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations.  As a result, the fair values of the Corporation’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Corporation.  Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk.  However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment.  Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment.  Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Corporation's overall interest rate risk.

Note 17.  Regulatory Matters

The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total (as defined in the regulations) and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets.  Management believes, as of December 31, 2003 and 2002, that the Corporation and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2003, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the institution's category.

The Corporation's and the Bank’s actual capital amounts and ratios are also presented in the following table.

					Minimum
					To Be Well
					Capitalized Under
			Minimum Capital		Prompt Corrective
	Actual		Requirement		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Amount in Thousands)
As of December 31, 2003:
Total Capital (to Risk
Weighted Assets):
Consolidated	$28,347	10.88%	$20,849	8.00%	N/A	N/A
First Bank	$28,017	10.76%	$20,831	8.00%	$26,038	10.00%
Tier 1 Capital (to Risk
Weighted Assets):
Consolidated	$25,800	9.90%	$10,424	4.00%	N/A	N/A
First Bank	$25,470	9.78%	$10,415	4.00%	$15,623	6.00%
Tier 1 Capital (to
Average Assets):
Consolidated	$25,800	7.77%	$13,275	4.00%	N/A	N/A
First Bank	$25,470	7.68%	$13,266	4.00%	$16,583	5.00%

As of December 31, 2002:
Total Capital (to Risk
Weighted Assets):
Consolidated	$25,236	11.42%	$17,698	8.00%	N/A	N/A
First Bank	$25,040	11.33%	$17,684	8.00%	$22,105	10.00%
Tier 1 Capital (to Risk
Weighted Assets):
Consolidated	$23,074	10.43%	$8,849	4.00%	N/A	N/A
First Bank	$22,878	10.35%	$8,842	4.00%	$13,263	6.00%
Tier 1 Capital (to
Average Assets):
Consolidated	$23,074	7.88%	$11,712	4.00%	N/A	N/A
First Bank	$22,878	7.81%	$11,710	4.00%	$14,638	5.00%

Note 18.  Parent Corporation Only Financial Statements

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Balance Sheets
December 31, 2003 and 2002

Assets	2003	2002

Cash	$ 142,798	$ 63,687
Investment in subsidiaries, at cost, plus
undistributed net income	26,136,260	24,011,626
Other assets	244,371	203,071

Total assets	$ 26,523,429	$ 24,278,384

Liabilities and Shareholders' Equity

Liabilities
Deferred income tax liability	$ 18,897	$ 24,241
Company obligated manditorily
redeemable capital securities	3,000,000	- -
Other liabilities	1,800	- -
	$ 3,020,697	$ 24,241
Shareholders' Equity
Common stock	$ 3,655,155	$ 3,950,155
Surplus	1,464,642	1,464,642
Retained earnings, which are substantially
undistributed earnings of subsidiaries	17,680,249	17,658,670
Accumulated other comprehensive income	702,686	1,180,676

Total shareholders' equity	$ 23,502,732	$ 24,254,143

Total liabilities and shareholders' equity	$ 26,523,429	$ 24,278,384

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Statements of Income
Three Years Ended December 31, 2003

	2003	2002	2001

Income:
Dividends from subsidiary	$ 3,848,500	$ 925,000	$ 1,231,000
Other	- -	55,595	- -
	$ 3,848,500	$ 980,595	$ 1,231,000

Expense:
Interest expense	$ 100,031	$ - -	$ - -
Stationery and supplies	23,209	21,565	16,095
Legal and professional fees	28,574	70,806	65,868
Other	60,137	19,456	29,257
Total expense	$ 211,951	$ 111,827	$ 111,220

Income before allocated tax
benefits and undistributed
income of subsidiary	$ 3,636,549	$ 868,768	$ 1,119,780

Allocated income tax benefits	72,063	28,975	69,162

Income before equity in
undistributed income
of subsidiary	$ 3,708,612	$ 897,743	$ 1,188,942

Equity in undistributed (distributed)
income of subsidiary	(407,746)	2,081,471	1,406,392

Net income	$ 3,300,866	$ 2,979,214	$ 2,595,334

FIRST NATIONAL CORPORATION
(Parent Corporation Only)

Statements of Cash Flows
Three Years Ended December 31, 2003

	2003	2002	2001

Cash Flows from Operating Activities
Net income	$ 3,300,866	$ 2,979,214	$ 2,595,334
Adjustments to reconcile net income
to net cash provided by operating
activities:
Undistributed earnings of subsidiaries	407,746	(2,081,471)	(1,406,392)
(Increase) decrease in other assets	(41,300)	229,589	(162,962)
(Decrease) in other liabilities	(13,914)	- -	- -
Net cash provided by operating
activities	$ 3,653,398	$ 1,127,332	$ 1,025,980

Cash Flows from Financing Activities
Proceeds from issuance of company
obligated manditorily redeemable
capital securities	$ 3,000,000	$ - -	$ - -
Distribution of capital to subsidiary	(3,000,000)	- -	- -
Cash dividends paid	(1,125,787)	(1,090,244)	(1,027,040)
Acquisition of common stock	(2,448,500)	- -	- -
Net cash used in financing
activities	$ (3,574,287)	$ (1,090,244)	$ (1,027,040)

Increase (decrease) in cash and
cash equivalents	$ 79,111	$ 37,088	$ (1,060)

Cash and Cash Equivalents
Beginning	63,687	26,599	27,659

Ending	$ 142,798	$ 63,687	$ 26,599

Supplemental Disclosures of Noncash
Investing Activities, unrealized gain (loss)
on securities available for sale	$ (15,714)	$ 71,294	$ - -