Form 10-K, Exhibit 13
period 2004-12-31
FIRST NATIONAL CORP /VA/
filed 2005-03-31
CIK 719402

Exhibit 13.1

[EXCERPT FROM

2004 ANNUAL REPORT TO SHAREHOLDERS]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors

First National Corporation

Strasburg, Virginia

We have audited the accompanying consolidated balance sheets of First National Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the three years ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the three years ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

January 26, 2005

FIRST NATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of December 31,	2004	2003
ASSETS
Cash and due from banks	$7,654,780	$10,657,518
Interest-bearing deposits in banks	116,176	261,183
Securities available for sale, at fair value	63,366,492	70,895,317
Loans held for sale	190,000	118,000
Loans, net of allowance for loan losses, 2004, $2,876,523 2003, $2,546,953	320,197,122	245,590,744
Premises and equipment, net	12,175,215	11,485,491
Interest receivable	1,333,540	1,389,586
Other assets	3,791,772	3,251,838

Total assets	$408,825,097	$343,649,677

LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand deposits	$68,882,000	$55,958,084
Savings and interest-bearing demand deposits	135,880,402	115,587,740
Time deposits	116,182,195	106,281,751

Total deposits	320,944,597	277,827,575
Federal funds purchased	6,313,000	507,000
Other borrowings	45,240,357	36,554,930
Company obligated mandatorily redeemable capital securities	8,248,000	3,093,000
Accrued expenses and other liabilities	1,978,858	2,164,440
Commitments and contingent liabilities	—	—

Total liabilities	382,724,812	320,146,945

SHAREHOLDERS’ EQUITY
Common stock, par value $2.50 per share; authorized 4,000,000 shares; issued and outstanding 1,462,062 shares	3,655,155	3,655,155
Surplus	1,464,642	1,464,642
Retained earnings	20,687,132	17,680,249
Accumulated other comprehensive income, net	293,356	702,686

Total shareholders’ equity	26,100,285	23,502,732

Total liabilities and shareholders’ equity	$408,825,097	$343,649,677

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,	2004	2003	2002
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$17,875,278	$15,308,689	$14,415,620
Interest on federal funds sold	28,801	46,576	76,890
Interest on deposits in banks	33,113	31,098	44,902
Interest and dividends on securities available for sale:
Taxable interest	2,096,429	1,944,217	2,111,859
Nontaxable interest	394,633	341,125	303,180
Dividends	91,489	66,134	105,716

Total interest and dividend income	20,519,743	17,737,839	17,058,167

INTEREST EXPENSE
Interest on deposits	4,948,539	5,008,396	5,973,941
Interest on federal funds purchased	38,194	2,169	6,455
Interest on company obligated mandatorily redeemable securities	260,696	100,031	—
Interest on other borrowings	1,972,678	1,658,158	1,672,341

Total interest expense	7,220,107	6,768,754	7,652,737

Net interest income	13,299,636	10,969,085	9,405,430
Provision for loan losses	809,500	705,000	405,000

Net interest income after provision for loan losses	$12,490,136	$10,264,085	$9,000,430

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(continued)

Years Ended December 31,	2004	2003	2002
NONINTEREST INCOME
Service charges	$2,664,420	$2,322,707	$1,312,609
Fees for other customer services	1,080,776	769,480	631,633
Gains on sale of securities available for sale	—	69,302	171,627
Gains (losses) on sale of premises and equipment	387,229	(49,183)	4,250
Gains on sale of loans	172,261	372,149	198,165
Other	126,159	140,817	226,283

Total noninterest income	4,430,845	3,625,272	2,544,567

NONINTEREST EXPENSE
Salaries and employee benefits	5,223,852	4,538,391	3,508,845
Occupancy	713,812	518,541	469,457
Equipment	888,411	770,783	619,754
Advertising	380,035	340,100	332,570
Stationery and supplies	367,474	323,811	266,898
Telecommunications	234,518	217,007	183,066
Legal and professional fees	395,003	215,998	264,411
Other	2,580,390	2,160,557	1,573,615

Total noninterest expense	10,783,495	9,085,188	7,218,616

Income before income taxes	6,137,486	4,804,169	4,326,381
Provision for income taxes	1,931,712	1,503,303	1,347,167

Net income	$4,205,774	$3,300,866	$2,979,214

Earnings Per Common Share, basic and diluted	$2.88	$2.23	$1.89

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,205,774	$3,300,866	$2,979,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	704,371	596,148	471,999
Origination of loans held for sale	(15,210,371)	(28,526,540)	(14,278,802)
Proceeds from sale of loans held for sale	15,310,632	30,128,689	14,013,201
Provision for loan losses	809,500	705,000	405,000
(Gains) on sale of securities available for sale	—	(69,302)	(171,627)
(Gains) losses on sale of premises and equipment	(387,229)	49,183	(4,250)
(Gains) on sale of loans	(172,261)	(372,149)	(198,165)
Accretion of security discounts	(23,713)	(25,338)	(14,868)
Amortization of security premiums	357,241	564,306	377,352
Deferred tax expense	264,091	26,067	130,862
Changes in assets and liabilities:
(Increase) decrease in interest receivable	56,046	13,044	(103,285)
(Increase) in other assets	(534,025)	(601,386)	(604,183)
Increase in accrued expenses and other liabilities	25,284	319,809	100,154

Net cash provided by operating activities	5,405,340	6,108,397	3,102,602

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of securities available for sale	565,000	4,118,075	10,355,010
Proceeds from sale of premises and equipment	815,790	330,317	4,250
Proceeds from maturities, calls, and principal payments of securities available for sale	17,467,033	19,450,421	11,814,076
Purchase of securities available for sale	(11,456,932)	(41,698,266)	(32,330,985)
Decrease in federal funds sold	—	2,791,000	2,593,000
Purchase of premises and equipment	(1,822,656)	(4,036,893)	(3,635,794)
Net increase in loans	(75,685,878)	(35,855,209)	(26,080,225)

Net cash used in investing activities	(70,117,643)	(54,900,555)	(37,280,668)

See Notes to Consolidated Financial Statements

FIRST NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

Years Ended December 31,	2004	2003	2002
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits and savings accounts	$33,216,578	$27,845,398	$36,359,044
Net increase in time deposits	9,900,444	6,969,716	9,174,599
Proceeds from other borrowings	41,000,000	10,000,000	—
Principals payments on other borrowings	(32,314,573)	(49,651)	(2,100,180)
Proceeds from issuance of company obligated mandatorily redeemable capital securities	5,155,000	3,093,000	—
Cash dividends paid	(1,198,891)	(1,125,787)	(1,090,244)
Acquisition of common stock	—	(2,448,500)	—
Increase in federal funds purchased	5,806,000	507,000	—

Net cash provided by financing activities	61,564,558	44,791,176	42,343,219

Increase (decrease) in cash and cash equivalents	(3,147,745)	(4,000,982)	8,165,153
Cash and cash equivalents, beginning of year	10,918,701	14,919,683	6,754,530

Cash and cash equivalents,end of year	$7,770,956	$10,918,701	$14,919,683

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
Interest	$7,189,837	$6,832,913	$7,733,804

Income taxes	$1,449,992	$1,583,906	$1,274,459

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES
Unrealized gain (loss) on securities available for sale	$(620,196)	$(724,227)	$1,159,004

Transfer from loans to other real estate	$270,000	$—	$—

See Notes to Consolidated Financial Statements

FIRST NATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
BALANCE, DECEMBER 31, 2001	$3,950,155	$1,464,642	$15,769,700	$415,733		$21,600,230
Comprehensive income:
Net income	—	—	2,979,214	—	$2,979,214	2,979,214
Other comprehensive income net of tax, unrealized holding gains arising during the period (net of tax, $452,413)	—	—	—	—	878,217	—
Reclassification adjustment (net of tax, $58,353)	—	—	—	—	(113,274)	—

Other comprehensive income (net of tax, $394,060)	—	—	—	764,943	764,943	764,943

Total comprehensive income					$3,744,157

Cash dividends - $0.69 per share	—	—	(1,090,244)	—		(1,090,244)

BALANCE, DECEMBER 31, 2002	3,950,155	1,464,642	17,658,670	1,180,676		24,254,143
Comprehensive income:
Net income	—	—	3,300,866		$3,300,866	3,300,866
Other comprehensive loss net of tax, unrealized holding losses arising during the period (net of tax, $222,674)	—	—	—	—	(432,251)	—
Reclassification adjustment (net of tax, $23,563)	—	—	—	—	(45,739)	—

Other comprehensive income (net of tax, $246,237)	—	—	—	(477,990)	(477,990)	(477,990)

Total comprehensive income					$2,822,876

Cash dividends - $0.77 per share	—	—	(1,125,787)	—		(1,125,787)
Acquisition of 118,000 shares of common stock	(295,000)	—	(2,153,500)	—		(2,448,500)

BALANCE, DECEMBER 31, 2003	3,655,155	1,464,642	17,680,249	702,686		23,502,732
Comprehensive income:
Net income	—	—	4,205,774		$4,205,774	4,205,774
Other comprehensive loss, net of tax, unrealized holding losses arising during the period (net of tax, $210,866)			—	(409,330)	(409,330)	(409,330)

Total comprehensive income					$3,796,444

Cash dividends - $0.82 per share	—	—	(1,198,891)	—		(1,198,891)

BALANCE, DECEMBER 31, 2004	$3,655,155	$1,464,642	$20,687,132	$293,356		$26,100,285

See Notes to Consolidated Financial Statements.

FIRST NATIONAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

First National Corporation (the Company) is the financial holding company of First Bank (the Bank), First National (VA) Statutory Trust I (Trust I) and First National (VA) Statutory Trust II (Trust II). Trust I and Trust II were formed for the purpose of issuing redeemable capital securities, commonly known as trust preferred securities. First Bank owns First Bank Financial Services, Inc., which invests in partnerships that provide title insurance and investment services. The Bank provides commercial, residential and consumer loans, a variety of deposit products, and investment services to its customers in the Shenandoah Valley Region of Virginia.

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to accepted practices within the banking industry.

Principles of Consolidation

The consolidated financial statements of First National Corporation include the accounts of all five companies. All material intercompany balances and transactions have been eliminated in consolidation, except for balances and transactions related to Trust I and Trust II. FASB Interpretation No. 46(R) requires that the Company no longer consolidate First National (VA) Statutory Trust I and First National (VA) Statutory Trust II. The subordinated debt of these trusts is reflected as a liability of the Company.

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

Securities

Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. As of December 31, 2004 and 2003, all of the Company’s securities were classified as available for sale.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. At December 31, 2004, there were no other than temporary declines in fair value. Gains and losses on the sale of securities are recorded on the settlement date and are determined using the specific identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. The Company, through its banking subsidiary, requires a firm purchase commitment from a permanent investor before a loan can be closed, thus limiting interest rate risk. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

The Bank enters into commitments to originate mortgage loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. The period of time between issuance of a loan commitment and closing and sale of the loan generally ranges from 30 to 60 days. The Bank protects itself from changes in interest rates through the use of best efforts forward delivery commitments, whereby the Bank commits to sell a loan at the time the borrower commits to an interest rate with the intent that the buyer has assumed interest rate risk on the loan. As a result, the Bank is not exposed to losses nor will it realize significant gains related to its rate lock commitments due to changes in interest rates. The correlation between the rate lock commitments and the best efforts contracts is very high due to their similarity.

The market value of rate lock commitments and best efforts contracts is not readily ascertainable with precision because rate lock commitments and best efforts contracts are not actively traded in stand-alone markets. The Bank determines the fair value of rate lock commitments and best efforts contracts by measuring the change in the value of the underlying asset while taking into consideration the probability that the rate lock commitments will close. Because of the high correlation between rate lock commitments and best efforts contracts, no gain or loss occurs on the rate lock commitments.

Loans

The Company, through its banking subsidiary, grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by residential and commercial loans secured by real estate throughout the Shenandoah Valley Region of Virginia. The ability of the Bank’s debtors to honor their contracts is subject to the real estate and general economic conditions in this area.

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

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Allowance for Loan Losses

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (SFAS) No. 5 “Accounting for Contingencies,” which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance. For further information about the Company’s loans and the allowance for loan losses, see Note 3 and 4.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses has two basic components: the specific allowance and the formula allowance. Both of these components are determined based upon estimates that can and do change when the actual events occur.

The specific allowance is used to individually allocate an allowance for larger balance, non-homogeneous loans. The specific allowance uses various techniques to arrive at an estimate of loss. First, analysis of the borrower’s overall financial condition, resources and payment record; the prospects for support from financial guarantors; and the fair market value of collateral net of selling costs, are used to estimate the probability and severity of inherent losses. Additionally, historical default rates and loss severities, internal risk ratings, industry trends and market conditions, and other environmental factors are considered. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, net collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral, net of selling costs, if the loan is collateral dependent.

The formula allowance is used for estimating the loss on pools of smaller-balance, homogeneous loans; including residential mortgage loans, installment loans, other consumer loans, as well as outstanding loan commitments. Also, the formula allowance is used for the remaining pool of larger balance, non-homogeneous loans which were not allocated a specific allowance upon their review. The formula allowance begins with estimates of probable losses inherent in the homogeneous portfolio based upon various statistical analyses. These include analysis of historical delinquency and loss experience, together with analyses that reflect current economic trends and conditions. As a result, even though historical loss data is regularly updated with the most recent information, it could differ from the loss incurred in the future.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

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

Other Real Estate

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets. The Company had $270,000 in foreclosed real estate at December 31, 2004 and no foreclosed real estate at December 31, 2003.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets have been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before maturity.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings Per Share

Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. There are no potential common shares that would have a dilutive effect. Earnings per share for prior periods has been restated to give retroactive effect of the Company’s two-for-one stock split declared April 16, 2003. The stock split was payable on May 30, 2003 to shareholders of record April 30, 2003. The average number of common shares outstanding used to calculate basic and diluted earnings per share were 1,462,062, 1,480,209 and 1,580,062 at December 31, 2004, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company has defined cash equivalents as those amounts included in the balance sheet captions “Cash and due from banks and interest-bearing deposits in banks.”

Advertising Costs

The Company follows the policy of charging the production costs of advertising to expense as incurred. Total advertising expense incurred for 2004, 2003 and 2002 was $380,035, $340,100, and $332,570, respectively.

Reclassifications

Certain reclassifications have been made to prior period balances to conform to the current year presentation.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This Interpretation provides guidance with respect to the identification of variable interest entities when the assets, liabilities, non-controlling interests, and results of operations of a variable interest entity need to be included in a Company’s consolidated financial statements. An entity is deemed a variable interest entity, subject to the interpretation, if the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, or in cases in which the equity investors lack one or more of the essential characteristics of a controlling financial interest, which include the ability to make decisions about the entity’s activities through voting rights, the obligations to absorb the expected losses of the entity if they occur, or the right to receive the expected residual returns of the entity if they occur. Due to significant implementation issues, the FASB modified the wording of FIN 46 and issued FIN 46R in December of 2003. FIN46R deferred the effective date for the provisions of FIN 46 to entities other than Special Purpose Entities (“SPEs”) until financial statements issued for periods ending after March 15, 2004. SPEs were subject to the provisions of either FIN 46 or FIN 46R as of December 15, 2003. Management has evaluated the Company’s investments in variable interest entities and potential variable interest entities or transactions, particularly in limited liability partnerships involved in trust preferred securities structures because these entities or transactions constitute the Company’s FIN 46 and FIN 46R exposure. The adoption of FIN 46 and FIN 46R did not have a material effect on the Company’s consolidated financial position or consolidated results of operations.

In December 2003, the Accounting Standards Executive Committee (“AcSEC”) of the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy “problem” loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP does not apply to loans originated by the Company. The Company adopted the provisions of SOP 03-3 effective January 1, 2005. There was no effect on the Company’s consolidated financial position or consolidated results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105. There was no impact on either the Company’s consolidated financial position or consolidated results of operations.

Emerging Issues Task Force Issue No. (EITF) 03-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued and is effective March 31, 2004. The EITF 03-1 provides guidance for determining the meaning of “other–than-temporarily impaired” and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS No. 115”) and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognition guidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in Issue 03-1 was not delayed. The Company has included the required disclosures in the consolidated financial statements.

EITF No. 03-16, “Accounting for Investments in Limited Liability Companies was ratified by the Board and is effective for reporting periods beginning after June 15, 2004.” APB Opinion No. 18, “The Equity Method of Accounting Investments in Common Stock,” prescribes the accounting for investments in common stock of corporations that are not consolidated. AICPA Accounting Interpretation 2, “Investments in Partnerships Ventures,” of Opinion 18, indicates that “many of the provisions of the Opinion would be appropriate in accounting” for partnerships. In EITF Abstracts, Topic No. D-46, “Accounting for Limited Partnership Investments,” the SEC staff clarified its view that investments of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for non-controlling investments in LLCs. The consensus reached was that an LLC should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a non-controlling investment should be accounted for using the cost method or the equity method of accounting.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is required to provide service in exchange for the award – the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This Statement is effective for public entities that do not file as small business issuers–as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers the effective date is as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either recognition or pro forma disclosures. For periods before the required effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123. This Statement did not have an effect on the Company’s consolidated financial statements.

NOTE 2. SECURITIES

Amortized costs and fair values of securities available for sale as of December 31, 2004 and 2003, are as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Agency and mortgage- backed securities	$50,048,708	$432,087	$(224,153)	$50,256,642
Obligations of states and political subdivisions	9,884,987	194,955	(45,849)	10,034,093
Corporate equity securities	6,468	87,439	—	93,907
Restricted securities	2,981,850	—	—	2,981,850

	$62,922,013	$714,481$	(270,002)	$63,366,492

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Agency and mortgage-backed securities	$58,759,947	$1,003,621	$(228,508)	$59,535,060
Obligations of states and political subdivisions	8,983,124	260,600	(26,618)	9,217,106
Corporate equity securities	3,916	55,580	—	59,496
Restricted securities	2,083,655	—	—	2,083,655

	$69,830,642	$1,319,801	$(255,126)	$70,895,317

The Company had no securities classified as held to maturity at December 31, 2004 or 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004 and 2003, investments in an unrealized loss position that are temporarily impaired are as follows:

	2004
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)
U.S. Agency and mortgage- backed securities	$12,226,023	$(61,370)	$5,816,395	$(162,783)	$18,042,418	$(224,153)
Obligations of states and political subdivisions	2,463,302	(28,861)	531,786	(16,988)	2,995,088	(45,849)

	$14,689,325	$(90,231)	$6,348,181	$(179,771)	$21,037,506	$(270,002)

	2003
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)	Fair Value	Unrealized (Loss)
U.S. Agency and mortgage- backed securities	$11,721,597	$(228,508)	$—	$—	$11,721,597	$(228,508)
Obligations of states and
political subdivisions	1,437,445	(26,618)	—	—	1,437,445	(26,618)
Corporate equity securities	—	—	—	—	—	—
Restricted securities	—	—	—	—	—	—

	$13,159,042	$(255,126)	$—	$—	$13,159,042	$(255,126)

The tables above provide information about securities that have been in an unrealized loss position for less than twelve consecutive months, and also those securities that have been in an unrealized loss position for more than twelve consecutive months. The Company invests in U.S Agency and mortgage-backed securities, obligations of state and political subdivisions, corporate equity securities and restricted securities. Restricted securities include required equity investments in certain correspondent banks. All of the securities with unrealized losses are considered temporarily impaired due to interest rate factors. These securities have not suffered credit deterioration and the Company has the ability to hold these issues until maturity. At December 31, 2004, there were thirteen U.S. agency mortgage-backed securities and eight obligations of state and political subdivisions in an unrealized loss position. Ninety-eight percent of the Company’s investment securities have credit ratings of AAA and the weighted-average repricing term of the investment portfolio was 3.2 years as of December 31, 2004.

The amortized cost and fair value of securities available for sale as of December 31, 2004, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without call or prepayment penalties. Corporate equity securities and restricted securities are not included in the maturity categories in the following maturity summary because they do not have a stated maturity date.

	Amortized Cost	Fair Value
Due within one year	$1,548,254	$1,566,198
Due after one year through five years	9,609,297	9,684,268
Due after five years through ten years	27,878,051	28,065,936
Due after ten years	20,898,093	20,974,333
Corporate equity securities	6,468	93,907
Restricted securities	2,981,850	2,981,850

	$62,922,013	$63,366,492

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Proceeds from sales of securities available for sale during 2004, 2003 and 2002 were $565,000, $4,118,075 and $10,355,010, respectively. Gross gains of $69,302 and $171,627 were realized on those sales during 2003 and 2002, respectively. There were no gains or losses on sales of securities during 2004.

Securities having a book value of $8,692,673 and $12,320,617 at December 31, 2004 and 2003, were pledged to secure public deposits and for other purposes required by law.

NOTE 3. LOANS

Loans at December 31, 2004 and 2003, are summarized as follows:

(in thousands)	2004	2003
Mortgage loans on real estate:
Construction	$42,538	$23,586
Secured by farm land	2,298	2,602
Secured by 1-4 family residential	94,960	71,657
Other real estate loans	111,506	85,509
Loans to farmers (except those secured by real estate)	449	395
Commercial and industrial loans (except those secured by real estate)	37,059	31,350
Consumer installment loans	31,075	31,820
Deposit overdrafts	338	296
All other loans	2,851	923

Total loans	$323,074	$248,138
Allowance for loan losses	2,877	2,547

Loans, net	$320,197	$245,591

Note 4. ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002, were as follows:

	2004	2003	2002
Balance at beginning of year	$2,546,953	$2,161,622	$1,975,916
Provision charged to operating expense	809,500	705,000	405,000
Loan recoveries	89,501	50,369	30,693
Loan charge-offs	(569,431)	(370,038)	(249,987)

Balance at end of year	$2,876,523	$2,546,953	$2,161,622

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information about impaired loans as of and for the years ended December 31, 2004, 2003 and 2002, is as follows:

	2004	2003
Impaired loans for which an allowance has been provided	$259,838	$—
Impaired loans for which no allowance has been provided	—	—

Total impaired loans	$259,838	$—

Allowance provided for impaired loans included in the allowance for loan losses	$27,695	$—

Average balance in impaired loans	$411,960	$89,614

Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $47,154, $170,676 and $165,560 at December 31, 2004, 2003 and 2002, respectively. If interest on these loans had been accrued, such income would have approximated $4,826, $11,811 and $4,511 for 2004, 2003 and 2002, respectively. Loans past due greater than ninety days and still accruing interest at December 31, 2004, 2003 and 2002 totaled $76,356, $463,817 and $1,397,000, respectively.

NOTE 5. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows at December 31, 2004 and 2003:

	2004	2003
Land	$2,279,933	$2,583,154
Buildings and leasehold improvements	8,323,504	7,440,408
Furniture and equipment	7,714,303	7,047,740
Construction in process	655,284	709,392

	18,973,024	17,780,694
Less accumulated depreciation	6,797,809	6,295,203

	$12,175,215	$11,485,491

Depreciation expense included in operating expenses for 2004, 2003 and 2002 was $704,371, $596,148 and $471,999, respectively.

NOTE 6. DEPOSITS

The aggregate amount of time deposits, in denominations of $100,000 or more, was $45,320,983 and $38,097,250 at December 31, 2004 and 2003, respectively.

At December 31, 2004, the scheduled maturities of time deposits were as follows:

2005	$41,703,706
2006	17,961,793
2007	21,816,140
2008	27,528,586
2009	7,171,970

$116,182,195

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. OTHER BORROWINGS

The Bank had unused lines of credit totaling $44,509,083 and $45,685,642 available with non-affiliated banks at December 31, 2004 and 2003, respectively. These amounts primarily consist of a blanket floating lien agreement with the Federal Home Loan Bank of Atlanta in which the Bank can borrow up to 19% of its assets.

At December 31, 2004 and 2003, the Bank had borrowings from the Federal Home Loan Bank system totaling $45,000,000 and $36,297,515, respectively, which mature through March 17, 2008. The interest rate on these borrowings ranged from 3.15% to 6.57% and the weighted average rate was 4.84% at December 31, 2004. The Bank had collateral pledged on these borrowings at December 31, 2004 including real estate loans totaling $69,413,849, and Federal Home Loan Bank stock and securities with a book value of $5,408,972.

The Bank had a $240,357 note payable, secured by a deed of trust, for land purchased to construct a banking office, which requires monthly payments of $2,254, and matures January 3, 2016. The fixed interest rate on this loan is 4.00%.

The contractual maturities of other borrowings were as follows:

2005	$20,017,754
2006	15,018,477
2007	19,229
2008	10,020,014
2009	20,829
Later years	144,054

$45,240,357

NOTE 8. COMPANY OBLIGATED MANDATORILY REDEEMABLE CAPITAL SECURITIES

On March 11, 2003, First National (VA) Statutory Trust I (Trust I), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities, commonly known as trust preferred securities. On March 26, 2003, $3,000,000 of trust preferred securities were issued through a pooled underwriting. The securities have a LIBOR-indexed floating rate of interest. The interest rate at December 31, 2004 was 5.70%. The securities have a mandatory redemption date of March 26, 2033, and are subject to varying call provisions beginning March 26, 2008. The principal asset of Trust I is $3,093,000 of the Company’s junior subordinated debt securities with maturities and interest rates like the capital securities.

On June 8, 2004, First National (VA) Statutory Trust II (Trust II), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On June 17, 2004, $5,000,000 of trust preferred securities were issued through a pooled underwriting. The securities have a LIBOR-indexed floating rate of interest. The interest rate at December 31, 2004 was 5.10%. The securities have a mandatory redemption date of June 17, 2034, and are subject to varying call provisions beginning June 17, 2009. The principal asset of Trust II is $5,155,000 of the Company’s junior subordinated debt securities with maturities and interest rates comparable to the trust preferred securities.

While these securities are debt obligations of the Company, they are included in capital for regulatory capital ratio calculations. Under present regulations, the trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy purposes as long as their amount does not exceed 25% of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Tier 1 capital, including total trust preferred securities. The portion of the trust preferred securities not considered as Tier 1 capital, if any, may be included in Tier 2 capital. As of December 31, 2004, the total amount of trust preferred securities issued by the Trusts was included in the Company’s Tier 1 capital.

NOTE 9. INCOME TAXES

Net deferred tax assets (liabilities) consist of the following components as of December 31, 2004 and 2003:

	2004	2003
DEFERRED TAX ASSETS
Allowance for loan losses	$843,215	$779,572
Pension payable	—	100,210
Interest on nonaccrual loans	3,267	6,684
Other	—	186

	846,482	886,652

DEFERRED TAX LIABILITIES
Depreciation	545,695	412,867
Pension payable	92,140	—
Bond accretion	7,532	6,155
Loan origination costs	113,317	115,741
Securities available for sale	151,123	361,990

	909,807	896,753

Net deferred tax (liability)	$(63,325)	$(10,101)

The provision for income taxes for the years ended December 31, 2004, 2003 and 2002, consists of the following:

	2004	2003	2002
Current tax expense	$1,667,621	$1,477,236	$1,216,305
Deferred tax expense	264,091	26,067	130,862

	$1,931,712	$1,503,303	$1,347,167

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2004, 2003 and 2002, due to the following:

	2004	2003	2002
Computed tax expense at statutory federal rate	$2,086,745	$1,633,417	$1,470,970
Increase (decrease) in income taxes resulting from:
Tax-exempt interest income	(163,709)	(133,889)	(111,652)
Other	8,676	3,775	(12,151)

	$1,931,712	$1,503,303	$1,347,167

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Low income housing credits totaled $9,588 for the year ended December 31, 2002. There were no low income housing credits for the years ended December 31, 2004 and 2003.

NOTE 10. FUND RESTRICTIONS AND RESERVE BALANCE

Transfers of funds from the banking subsidiary to the parent Company in the form of loans, advances and cash dividends are restricted by federal and state regulatory authorities. As of December 31, 2004, the aggregate amount of unrestricted funds which could be transferred from the banking subsidiary to the parent Company, without prior regulatory approval, totaled $4,431,707.

The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2004 and 2003, the aggregate amounts of daily average required balances were approximately $561,000 and $263,000, respectively.

NOTE 11. BENEFIT PLANS

The Bank has a noncontributory, defined benefit pension plan for all full-time employees over 21 years of age with at least one year of credited service. Benefits are generally based upon years of service and average compensation for the five highest-paid consecutive years of service. The Bank’s funding policy is to make at least the minimum required annual contribution permitted by the Employee Retirement Income Security Act and the Internal Revenue Code. The following table provides a reconciliation of the changes in the plan benefit obligation and the fair value of assets for the periods ended December 31, 2004 and 2003, computed as of October 1 of each respective year.

	2004	2003
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year	$3,004,968	$2,499,086
Service cost	150,054	113,456
Interest cost	195,323	174,936
Actuarial (gain) loss	381,329	390,701
Benefits paid	(49,244)	(173,211)

Benefit obligation, end of year	$3,682,430	$3,004,968

CHANGES IN PLAN ASSETS
Fair value of plan assets, beginning of year	$1,468,232	$1,271,370
Actual return on plan assets	151,581	195,638
Employer contributions	1,011,815	174,435
Benefits paid	(49,244)	(173,211)

Fair value of assets, end of year	$2,582,384	1,468,232

Funded status	$(1,100,046)	$(1,536,736)
Unrecognized net actuarial (gain) loss	1,378,645	1,053,710
Unrecognized net obligation at transition	(33,751)	(39,377)
Unrecognized prior service cost	26,151	29,421

Accrued cost included in other assets (liabilities)	$270,999	$(492,982)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004	2003
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost	$150,054	$113,456
Interest cost	195,323	174,936
Expected return on plan assets	(132,848)	(122,510)
Amortization of prior service cost	3,270	3,270
Amortization of net obligation at transition	(5,626)	(5,626)
Recognized net actuarial (loss)	37,661	24,311

Net periodic benefit cost	$247,834	$187,837

WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS AT DECEMBER 31
Discount rate	6.00%	6.50%
Expected return on plan assets	8.50%	8.50%
Rate of compensation increase	5.00%	5.00%
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST FOR YEARS ENDED DECEMBER 31
Discount rate	6.50%	7.00%
Expected return on plan assets	8.50%	9.00%
Rate of compensation increase	5.00%	5.00%

The plan sponsor selects the expected long-term rate of return on assets assumption in consultation with their investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed, especially with respect to real rates of return (net of inflation), for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience, which may not continue over the measurement period, with higher significance placed on current forecasts of future long-term economic conditions.

Because assets are held in a qualified trust, anticipated returns are not reduced for taxes. Further, solely for this purpose, the plan is assumed to continue in force and not terminate during the period during which assets are invested. However, consideration is given to the potential impact of current and future investment policy, cash flow into and out of the trust, and expenses (both investment and non-investment) typically paid from plan assets (to the extent such expenses are not explicitly estimated within periodic cost.)

The pension plan’s weighted-average asset allocations at the end of the plan year for 2004 and 2003, by asset category are as follows:

	2004	2003
ASSET CATEGORY
Mutual funds - fixed income	41%	48%
Mutual funds - equity	55%	52%
Other	4%	0%

Total	100%	100%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The Company made cash contributions for the 2004 plan year totaling $269,964, and expects to contribute $267,835 for the 2005 plan year. Cash contributions for the 2003 plan year, subsequent to December 31, 2003 totaled $739,781. The accumulated benefit obligation for the defined benefit pension plan was $1,757,123 and $1,332,275 at December 31, 2004 and 2003, respectively.

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:

2005	$—
2006	12,750
2007	19,054
2008	18,955
2009	26,812
Years 2010-2014	201,287

The Company maintains a 401(k) plan for all eligible employees. Participating employees may elect to contribute up to 21% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to one-half of the first six percent of an employee’s compensation contributed to the Plan. Full-time employees who have completed six months of credited service are eligible. Both employee and employer contributions vest immediately. The Company has the discretion to make a profit sharing contribution to the Plan each year based on overall performance, profitability, and other economic factors. For the years ended December 31, 2004, 2003 and 2002, expense attributable to the Plan amounted to $82,211, $68,698 and $61,439, respectively.

Effective January 1, 2000, the Company established an employee stock ownership plan (ESOP). The ESOP provides an opportunity for the Company to award shares of First National Corporation stock to employees at its discretion. Full-time employees who have completed six months of credited service are eligible. Participants become 100% vested after five years of credited service. The ESOP contains a put option which allows a withdrawing participant to require the Company or the ESOP to purchase his or her allocated shares if the shares are not readily tradable on an established market at the time of its distribution. Contributions each year are at the discretion of the Board of Directors, within certain limitations prescribed by Federal tax regulations. The Company made cash contributions to the Plan of $79,823 and $79,000 during the years ended December 31, 2003 and 2002, respectively. These contributions are included in salaries and benefits in the accompanying statements of income. No cash contributions were made to the Plan during the year ended December 31, 2004. The ESOP held 12,904 shares as of December 31, 2004.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. COMMITMENTS AND UNFUNDED CREDITS

The Company, through its banking subsidiary is a party to credit related financial instruments with risk not reflected in the consolidated financial statements in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	2004	2003
Commitments to extend credit	$49,186,000	$39,760,000
Stand-by letters of credit	5,254,000	4,099,000
Rate lock commitments	1,061,600	1,613,700

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized as deemed necessary and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

At December 31, 2004, the Bank had locked-rate commitments to originate mortgage loans amounting to $1,061,600 and loans held for sale of $190,000. The Bank has entered into commitments, on a best-effort basis to sell loans of approximately $1,251,600. Risks arise from the possible inability of counterparties to meet the terms of their contracts. The Bank does not expect any counterparty to fail to meet its obligations.

The Bank has cash accounts in other commercial banks. The amount on deposit at these banks at December 31, 2004, exceeded the insurance limits of the Federal Deposit Insurance Corporation by $288,537.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. CONTINGENCIES

Occasionally, during the course of its operations, the Company and its subsidiaries have been parties to legal proceedings. The Company currently is a defendant in an action filed in October 2002 in the United States District Court for the Western District of Virginia by John M. Floyd & Associates, Inc., a vendor of overdraft privilege programs. Floyd claims breach of an alleged contract arising from the Company’s decision not to install Floyd’s overdraft privilege program, and seeks the fee it would have received under that alleged contract. The Company is vigorously defending this action. In November 2004, the Court granted partial summary judgment for these motions on behalf of both parties. The Company expects the trial to occur during the second quarter of 2005. Although the outcome cannot be predicted with certainty, based on information available, and after consultation with legal counsel, management believes that the ultimate outcome of this litigation should be favorable to the Company. However, in the event that the ultimate outcome is not favorable, potential recovery by the vendor is approximately $300,000.

NOTE 14. TRANSACTIONS WITH RELATED PARTIES

During the year, executive officers and directors (and companies controlled by them) were customers of and had transactions with the Company in the normal course of business. These transactions were made on substantially the same terms as those prevailing for other customers.

At December 31, 2004 and 2003, these loans, which in the aggregate exceeded $60,000 to the borrower, totaled $4,825,760 and $3,570,620, respectively. During 2004, total principal additions were $5,761,288 and total principal payments were $4,506,148.

NOTE 15. LEASE COMMITMENTS

The Company was obligated under noncancelable leases for banking premises. Total rental expense for operating leases for 2004, 2003 and 2002 was $95,347, $71,914 and $101,350, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 2004 were as follows:

Year	Operating Leases
2005	$38,617
2006	21,800
2007	12,000
2008	7,000
2009	2,800

Total minimum payments	$82,217

NOTE 16. DIVIDEND REINVESTMENT PLAN

The Company has in effect a Dividend Reinvestment Plan (DRIP) which provides an automatic conversion of dividends into common stock for enrolled shareholders. Stock is purchased on the open market on each dividend payable date.

Shares of common stock can be issued by the Company or purchased in the open market for the additional shares required for the DRIP. The Company purchased common stock on the open market for the years ended December 31, 2004, 2003 and 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. FAIR VALUE OF FINANCIAL INSTRUMENTS AND INTEREST RATE RISK

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accrued Interest

The carrying amounts of accrued interest approximate fair value.

Borrowings

The carrying amounts of federal funds purchased and other short-term borrowings maturing within ninety days approximate their fair values. Fair values of all other borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

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

The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2004 and 2003, fair value of loan commitments and standby letters of credit was immaterial.

The estimated fair values of the Company’s financial instruments are as follows:

	2004		2003
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and short-term investments	$7,771	$7,771	$10,919	$10,919
Securities	63,366	63,366	70,895	70,895
Loans, net	320,197	324,538	245,591	243,866
Loans held for sale	190	190	118	118
Accrued interest receivable	1,334	1,334	1,390	1,390

FINANCIAL LIABILITIES
Deposits	$320,945	$320,890	$277,828	$280,251
Federal funds purchased	6,313	6,313	507	507
Other borrowings	45,240	45,472	36,555	38,302
Company obligated mandatorily redeemable capital securities	8,248	8,289	3,093	3,115
Accrued interest payable	564	564	548	548

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.

NOTE 18. REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total (as defined in the regulations) and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital to average assets. Management believes, as of December 31, 2004 and 2003, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2004, the most recent notification from the Federal Reserve Bank categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(amounts in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets):
Consolidated	$36,589	11.25%	$26,011	8.00%	N/A	N/A
First Bank	$36,010	11.09%	$25,969	8.00%	$33,134	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$33,712	10.37%	$13,005	4.00%	N/A	N/A
First Bank	$33,133	10.21%	$12,984	4.00%	$19,880	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$33,712	8.44%	$15,978	4.00%	N/A	N/A
First Bank	$33,133	8.31%	$15,956	4.00%	$19,946	5.00%

As of December 31, 2003:
Total Capital (to Risk Weighted Assets):
Consolidated	$28,347	10.88%	$20,849	8.00%	N/A	N/A
First Bank	$28,017	10.76%	$20,831	8.00%	$26,038	10.00%
Tier 1 Capital (to Risk Weighted Assets):
Consolidated	$25,800	9.90%	$10,424	4.00%	N/A	N/A
First Bank	$25,470	9.78%	$10,415	4.00%	$15,623	6.00%
Tier 1 Capital (to Average Assets):
Consolidated	$25,800	7.77%	$13,275	4.00%	N/A	N/A
First Bank	$25,470	7.68%	$13,266	4.00%	$16,583	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19. PARENT COMPANY ONLY FINANCIAL STATEMENTS

FIRST NATIONAL CORPORATION

(Parent Company Only)

BALANCE SHEETS

As of December 31,	2004	2003
ASSETS
Cash	$117,761	$142,798
Investment in subsidiaries, at cost, plus
undistributed net income	33,463,886	26,136,260
Other assets	810,269	337,371

Total assets	34,391,916	26,523,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deferred income tax liability	29,729	18,897
Company obligated mandatorily redeemable capital securities	8,248,000	3,093,000
Other liabilities	13,902	1,800

Total liabilities	8,291,631	3,020,697

Common stock	3,655,155	3,655,155
Surplus	1,464,642	1,464,642
Retained earnings, which are substantially undistributed earnings of subsidiaries	20,687,132	17,680,249
Accumulated other comprehensive income	293,356	702,686

Total shareholders’ equity	26,100,285	23,502,732

Total liabilities and shareholders’ equity	$34,391,916	$26,523,429

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST NATIONAL CORPORATION

(Parent Company Only)

STATEMENTS OF INCOME

Years Ended December 31,	2004	2003	2002
INCOME
Dividends from subsidiary	$1,675,000	$3,848,500	$925,000
Other	27,421	—	55,595

	1,702,421	3,848,500	980,595

EXPENSE
Interest expense	260,696	100,031	—
Stationery and supplies	17,785	23,209	21,565
Legal and professional fees	27,522	28,574	70,806
Other	65,672	60,137	19,456

Total expense	371,675	211,951	111,827

Income before allocated tax benefits and undistributed income of subsidiary	1,330,746	3,636,549	868,768
Allocated income tax benefits	117,046	72,063	28,975

Income before equity in undistributed income of subsidiary	1,447,792	3,708,612	897,743
Equity in undistributed (distributed) income of subsidiary	2,757,982	(407,746)	2,081,471

Net income	$4,205,774	$3,300,866	$2,979,214

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST NATIONAL CORPORATION

(Parent Company Only)

STATEMENTS OF CASH FLOWS

Years Ended December 31,	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,205,774	$3,300,866	$2,979,214
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed (distributed) earnings of subsidiaries	(2,757,982)	407,746	(2,081,471)
(Increase) decrease in other assets	(472,898)	(134,300)	229,589
Increase (decrease) in other liabilities	43,960	(13,914)	—

Net cash provided by operating activities	1,018,854	3,653,398	1,127,332

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of company obligated mandatorily redeemable capital securities	5,155,000	3,093,000	—
Distribution of capital to subsidiary	(5,000,000)	(3,000,000)	—
Cash dividends paid	(1,198,891)	(1,125,787)	(1,090,244)
Acquisition of common stock	—	(2,448,500)	—

Net cash used in financing activities	(1,043,891)	(3,574,287)	(1,090,244)

Increase (decrease) in cash and cash equivalents	(25,037)	79,111	37,088
CASH AND CASH EQUIVALENTS
Beginning	142,798	63,687	26,599

Ending	$117,761	$142,798	$63,687

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES, unrealized gain (loss) on securities available for sale	$31,858	$(15,714)	$71,294